Registration No. 333-266568

1940 Act No. 811-05903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.Exact name of trust:

FT 10330

B.Name of depositor:

FIRST TRUST PORTFOLIOS L.P.

C.Complete address of depositor's principal executive offices:

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

D.Name and complete address of agents for service:

Copy to:

JAMES A. BOWEN	ERIC F. FESS
c/o First Trust Portfolios L.P.	c/o Chapman and Cutler LLP
120 East Liberty Drive	320 South Canal Street
Suite 400	27th Floor
Wheaton, Illinois 60187	Chicago, Illinois 60606

E.Title and Amount of Securities Being Registered:

An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.Approximate date of proposed sale to public:

As soon as practicable after the effective date of the Registration Statement.

|X|	Check box if it is proposed that this filing will become effective on October 7, 2022 at 2:00 p.m. pursuant to Rule 487.

________________________________

                      Dow(R) Target 5 4Q '22 - Term 1/9/24
                    Dow(R) Target Dvd. 4Q '22 - Term 1/9/24
              S&P Dvd. Aristocrats Target 25 4Q '22 - Term 1/9/24
                       S&P Target 24 4Q '22 - Term 1/9/24
                    S&P Target SMid 60 4Q '22 - Term 1/9/24
                    Target Divsd. Dvd. 4Q '22 - Term 1/9/24
                      Target Focus 4 4Q '22 - Term 1/9/24
                Target Global Dvd. Leaders 4Q '22 - Term 1/9/24
                       Target Growth 4Q '22 - Term 1/9/24
                       Target Triad 4Q '22 - Term 1/9/2
                        Target VIP 4Q '22 - Term 1/9/24
                 Value Line(R) Target 25 4Q '22 - Term 1/9/24

                                   FT 10330

FT 10330 is a series of a unit investment trust, the FT Series. FT 10330 consists of 12 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 FIRST TRUST(R)

                                  800-621-1675

                The date of this prospectus is October 7, 2022

                               Table of Contents

Summary of Essential Information                                   3
Fee Table                                                          9
Report of Independent Registered Public Accounting Firm           13
Statements of Net Assets                                          14
Schedules of Investments                                          20
The FT Series                                                     44
Portfolios                                                        45
Risk Factors                                                      52
Backtested Hypothetical Performance Information                   57
Public Offering                                                   62
Distribution of Units                                             64
The Sponsor's Profits                                             65
The Secondary Market                                              66
How We Purchase Units                                             66
Expenses and Charges                                              66
Tax Status                                                        67
Retirement Plans                                                  71
Rights of Unit Holders                                            71
Income and Capital Distributions                                  72
Redeeming Your Units                                              73
Investing in a New Trust                                          74
Removing Securities from a Trust                                  75
Amending or Terminating the Indenture                             75
Information on the Sponsor and Trustee                            76
Other Information                                                 77

                  Summary of Essential Information (Unaudited)

                                   FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon

                                                                                           The Dow(R)          The Dow(R)
                                                                                           Target 5            Target Dividend
                                                                                           Portfolio, 4th      Portfolio, 4th
                                                                                           Quarter 2022 Series Quarter 2022 Series
                                                                                           ___________________ ___________________
Initial Number of Units (1)                                                                     15,818              15,516
Fractional Undivided Interest in the Trust per Unit (1)                                       1/15,818            1/15,516
Public Offering Price:
Public Offering Price per Unit (2)                                                         $    10.000         $    10.000
    Less Initial Sales Charge per Unit (3)                                                       (.000)              (.000)
                                                                                           ___________         ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                  10.000              10.000
    Less Deferred Sales Charge per Unit (3)                                                      (.135)              (.135)
                                                                                           ___________         ___________
Redemption Price per Unit (5)                                                                    9.865               9.865
    Less Creation and Development Fee per Unit (3)(5)                                            (.050)              (.050)
    Less Organization Costs per Unit (5)                                                         (.053)              (.049)
                                                                                           ___________         ___________
Net Asset Value per Unit                                                                   $     9.762         $     9.766
                                                                                           ===========         ===========
Tax Status (6)                                                                            Grantor Trust       Grantor Trust
Distribution Frequency (7)                                                                   Monthly             Monthly
Initial Distribution Date (7)                                                           November 25, 2022   November 25, 2022
Cash CUSIP Number                                                                           30328H 104          30328H 146
Reinvestment CUSIP Number                                                                   30328H 112          30328H 153
Fee Account Cash CUSIP Number                                                               30328H 120          30328H 161
Fee Account Reinvestment CUSIP Number                                                       30328H 138          30328H 179
Pricing Line Product Code                                                                       143694              143698
Ticker Symbol                                                                                   FOEDRX              FWIQFX

First Settlement Date                                          October 12, 2022
Mandatory Termination Date (8)                                 January 9, 2024

____________
See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon

                                                                    S&P Dividend           S&P                  S&P
                                                                    Aristocrats Target 25  Target 24            Target SMid 60
                                                                    Portfolio, 4th         Portfolio, 4th       Portfolio, 4th
                                                                    Quarter 2022 Series    Quarter 2022 Series  Quarter 2022 Series
                                                                    _____________________  ___________________  ___________________
Initial Number of Units (1)                                              16,578                27,994               15,447
Fractional Undivided Interest in the Trust per Unit (1)                1/16,578              1/27,994             1/15,447
Public Offering Price:
Public Offering Price per Unit (2)                                 $     10.000            $   10.000           $   10.000
    Less Initial Sales Charge per Unit (3)                                (.000)                (.000)               (.000)
                                                                    ___________            __________           __________
Aggregate Offering Price Evaluation of Securities per Unit (4)           10.000                10.000               10.000
    Less Deferred Sales Charge per Unit (3)                               (.135)                (.135)               (.135)
                                                                    ___________            __________           __________
Redemption Price per Unit (5)                                             9.865                 9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                     (.050)                (.050)               (.050)
    Less Organization Costs per Unit (5)                                  (.027)                (.041)               (.055)
                                                                    ___________            __________           __________
Net Asset Value per Unit                                            $     9.788            $    9.774           $    9.760
                                                                    ===========            ==========           ==========
Tax Status (6)                                                            RIC            Grantor Trust              RIC
Distribution Frequency (7)                                              Monthly             Monthly            Semi-Annually
Initial Distribution Date (7)                                      November 25, 2022    November 25, 2022   December 25, 2022
Cash CUSIP Number                                                    30328H 187            30328H 229           30328H 385
Reinvestment CUSIP Number                                            30328H 195            30328H 237           30328H 393
Fee Account Cash CUSIP Number                                        30328H 203            30328H 245           30328H 401
Fee Account Reinvestment CUSIP Number                                30328H 211            30328H 252           30328H 419
Pricing Line Product Code                                                143702                143706               143722
Ticker Symbol                                                            FONUUX                FIPJAX               FRDKPX

First Settlement Date                                          October 12, 2022
Mandatory Termination Date (8)                                 January 9, 2024

____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon

                                                                                         Target
                                                                                         Diversified Dividend   Target Focus Four
                                                                                         Portfolio, 4th         Portfolio, 4th
                                                                                         Quarter 2022 Series    Quarter 2022 Series
                                                                                         ____________________   ___________________
Initial Number of Units (1)                                                                   17,069                41,653
Fractional Undivided Interest in the Trust per Unit (1)                                     1/17,069              1/41,653
Public Offering Price:
Public Offering Price per Unit (2)                                                       $    10.000           $    10.000
    Less Initial Sales Charge per Unit (3)                                                     (.000)                (.000)
                                                                                         ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                10.000                10.000
    Less Deferred Sales Charge per Unit (3)                                                    (.135)                (.135)
                                                                                         ___________           ___________
Redemption Price per Unit (5)                                                                  9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                                          (.050)                (.050)
    Less Organization Costs per Unit (5)                                                       (.037)                (.054)
                                                                                         ___________           ___________
Net Asset Value per Unit                                                                 $     9.778           $     9.761
                                                                                         ===========           ===========
Tax Status (6)                                                                                RIC                   RIC
Distribution Frequency (7)                                                                  Monthly            Semi-Annually
Initial Distribution Date (7)                                                           November 25, 2022     December 25, 2022
Cash CUSIP Number                                                                         30328H 260            30328H 427
Reinvestment CUSIP Number                                                                 30328H 278            30328H 435
Fee Account Cash CUSIP Number                                                             30328H 286            30328H 443
Fee Account Reinvestment CUSIP Number                                                     30328H 294            30328H 450
Pricing Line Product Code                                                                     143710                143726
Ticker Symbol                                                                                 FIZADX                FVFQWX

First Settlement Date                                          October 12, 2022
Mandatory Termination Date (8)                                 January 9, 2024

____________
See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon

                                                                     Target Global
                                                                     Dividend Leaders   Target
                                                                     Portfolio, 4th     Growth              Target Triad
                                                                     Quarter 2022       Portfolio, 4th      Portfolio, 4th
                                                                     Series             Quarter 2022 Series Quarter 2022 Series
                                                                     _________________  ___________________ ___________________
Initial Number of Units (1)                                               16,852             16,736              27,925
Fractional Undivided Interest in the Trust per Unit (1)                 1/16,852           1/16,736            1/27,925
Public Offering Price:
Public Offering Price per Unit (2)                                   $    10.000        $    10.000         $    10.000
    Less Initial Sales Charge per Unit (3)                                 (.000)             (.000)              (.000)
                                                                     ___________        ___________         ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)            10.000             10.000              10.000
    Less Deferred Sales Charge per Unit (3)                                (.135)             (.135)              (.135)
                                                                     ___________        ___________         ___________
Redemption Price per Unit (5)                                              9.865              9.865               9.865
    Less Creation and Development Fee per Unit (3)(5)                      (.050)             (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.020)             (.042)              (.050)
                                                                     ___________        ___________         ___________
Net Asset Value per Unit                                             $     9.795        $     9.773         $     9.765
                                                                     ===========        ===========         ===========
Tax Status (6)                                                           RIC                RIC                 RIC
Distribution Frequency (7)                                             Monthly         Semi-Annually       Semi-Annually
Initial Distribution Date (7)                                        November 25, 2022  December 25, 2022   December 25, 2022
Cash CUSIP Number                                                     30328H 302        30328H 468          30328H 500
Reinvestment CUSIP Number                                             30328H 310        30328H 476          30328H 518
Fee Account Cash CUSIP Number                                         30328H 328        30328H 484          30328H 526
Fee Account Reinvestment CUSIP Number                                 30328H 336        30328H 492          30328H 534
Pricing Line Product Code                                                 143714            143730              143734
Ticker Symbol                                                             FDTUNX            FNKVLX              FCQVEX

First Settlement Date                                          October 12, 2022
Mandatory Termination Date (8)                                 January 9, 2024

____________
See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon

                                                                                                            Value Line(R)
                                                                                                            Target 25
                                                                                      Target VIP            Portfolio, 4th
                                                                                      Portfolio, 4th        Quarter 2022
                                                                                      Quarter 2022 Series   Series
                                                                                      ___________________   ______________
Initial Number of Units (1)                                                               163,427               27,238
Fractional Undivided Interest in the Trust per Unit (1)                                 1/163,427             1/27,238
Public Offering Price:
Public Offering Price per Unit (2)                                                    $    10.000           $   10.000
    Less Initial Sales Charge per Unit (3)                                                  (.000)               (.000)
                                                                                      ___________           __________
Aggregate Offering Price Evaluation of Securities per Unit (4)                             10.000               10.000
    Less Deferred Sales Charge per Unit (3)                                                 (.135)               (.135)
                                                                                      ___________           __________
Redemption Price per Unit (5)                                                               9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                                       (.050)               (.050)
    Less Organization Costs per Unit (5)                                                    (.042)               (.050)
                                                                                      ___________           __________
Net Asset Value per Unit                                                              $     9.773           $    9.765
                                                                                      ===========           ==========
Tax Status (6)                                                                              RIC           Grantor Trust
Distribution Frequency (7)                                                             Semi-Annually         Monthly
Initial Distribution Date (7)                                                        December 25, 2022  November 25, 2022
Cash CUSIP Number                                                                       30328H 542          30328H 344
Reinvestment CUSIP Number                                                               30328H 559          30328H 351
Fee Account Cash CUSIP Number                                                           30328H 567          30328H 369
Fee Account Reinvestment CUSIP Number                                                   30328H 575          30328H 377
Pricing Line Product Code                                                                   143738              143718
Ticker Symbol                                                                               FXVGRX              FKBZMX

First Settlement Date                                           October 12, 2022
Mandatory Termination Date (8)                                  January 9, 2024

____________

See "Notes to Summary of Essential Information" on page 8.

                   NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on October 10, 2022, we may adjust the number of
Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units.
On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 1.85% of the Public Offering Price per Unit (equivalent to 1.85% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign
Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit.
Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange
("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open
(the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See
"Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month.
However, the Trustee will not distribute money if the aggregate amount in the
Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1%
of the net asset value of a Trust. Undistributed money in the Income and
Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units.  For
Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the
Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least
$1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution. See "Income and Capital Distributions."

(8) See "Amending or Terminating the Indenture."

                             Fee Table (Unaudited)

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public Offering"
and "Expenses and Charges." Although the Trusts have a term of approximately
15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                                                                                The Dow(R)                  The Dow(R)
                                                                                                            Target 5 Portfolio       Target Dividend Portfolio
                                                                                                          4th Quarter 2022 Series     4th Quarter 2022 Series
                                                                                                          _______________________    _________________________

                                                                                                                      Amount                      Amount
                                                                                                                      per Unit                    per Unit
                                                                                                                      ________                    ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000           0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135           1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050           0.50%(c)    $.050
                                                                                                          _____       _____           _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185           1.85%       $.185
                                                                                                          =====       =====           =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .530%(d)    $.0530          .490%(d)    $.0490
                                                                                                          =====       ======          =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060          .059%       $.0060
   Trustee's fee and other operating expenses                                                             .113%(f)    $.0114          .113%(f)    $.0114
                                                                                                          _____       ______          _____       ______
   Total                                                                                                  .172%       $.0174          .172%       $.0174
                                                                                                          =====       ======          =====       ======

                                                                                                          S&P Dividend Aristocrats        S&P Target 24
                                                                                                            Target 25 Portfolio             Portfolio
                                                                                                          4th Quarter 2022 Series    4th Quarter 2022 Series
                                                                                                          ________________________   _______________________

                                                                                                                      Amount                    Amount
                                                                                                                      per Unit                  per Unit
                                                                                                                      ________                  ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000         0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135         1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050         0.50%(c)    $.050
                                                                                                          _____       _____         _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185         1.85%       $.185
                                                                                                          =====       =====         =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .270%(d)    $.0270        .410%(d)    $.0410
                                                                                                          =====       ======        =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060        .059%       $.0060
   Trustee's fee and other operating expenses                                                             .126%(f)    $.0127        .113%(f)    $.0114
                                                                                                          _____       ______        _____       ______
   Total                                                                                                  .185%       $.0187        .172%       $.0174
                                                                                                          =====       ======        =====       ======

                                                                                                            S&P Target SMid 60         Target Diversified
                                                                                                                 Portfolio             Dividend Portfolio
                                                                                                          4th Quarter 2022 Series    4th Quarter 2022 Series
                                                                                                          _______________________    _______________________

                                                                                                                       Amount                   Amount
                                                                                                                       per Unit                 per Unit
                                                                                                                       ________                 ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000         0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135         1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050         0.50%(c)    $.050
                                                                                                          _____       _____         _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185         1.85%       $.185
                                                                                                          =====       =====         =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .550%(d)    $.0550        .370%(d)    $.0370
                                                                                                          =====       ======        =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060        .059%       $.0060
   Trustee's fee and other operating expenses                                                             .126%(f)    $.0127        .126%(f)    $.0127
                                                                                                          _____       ______        _____       ______
   Total                                                                                                  .185%       $.0187        .185%       $.0187
                                                                                                          =====       ======        =====       ======

                                                                                     Target Focus Four        Target Global Dividend          Target Growth
                                                                                         Portfolio               Leaders Portfolio              Portfolio
                                                                                  4th Quarter 2022 Series     4th Quarter 2022 Series    4th Quarter 2022 Series
                                                                                  _______________________     _______________________    _______________________

                                                                                              Amount                      Amount                    Amount
                                                                                              per Unit                    per Unit                  per Unit
                                                                                              ________                    ________                  ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000           0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135           1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050           0.50%(c)     $.050        0.50%(c)     $.050
                                                                                 _____        _____           _____        _____        _____        _____
Maximum sales charge (including creation and development fee)                    1.85%        $.185           1.85%        $.185        1.85%        $.185
                                                                                 =====        =====           =====        =====        =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .540%(d)     $.0540          .200%(d)     $.0200       .420%(d)     $.0420
                                                                                 =====        ======          =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060          .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses                                    .126%(f)     $.0127          .126%(f)     $.0127       .126%(f)     $.0127
                                                                                 _____        ______          _____        ______       _____        ______
   Total                                                                         .185%        $.0187          .185%        $.0187       .185%        $.0187
                                                                                 =====        ======          =====        ======       =====        ======

                                                                                       Target Triad                 Target VIP                Value Line(R)
                                                                                         Portfolio                   Portfolio             Target 25 Portfolio
                                                                                  4th Quarter 2022 Series     4th Quarter 2022 Series    4th Quarter 2022 Series
                                                                                  _______________________     _______________________    _______________________

                                                                                              Amount                      Amount                    Amount
                                                                                              per Unit                    per Unit                  per Unit
                                                                                              ________                    ________                  ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000          0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135          1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050          0.50%(c)     $.050        0.50%(c)     $.050
                                                                                 _____        _____          _____        _____        _____        _____
   Maximum sales charge (including creation and development fee)                 1.85%        $.185          1.85%        $.185        1.85%        $.185
                                                                                 =====        =====          =====        =====        =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .500%(d)     $.0500         .420%(d)     $.0420       .500%(d)     $.0500
                                                                                 =====        ======         =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060         .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses                                    .126%(f)     $.0127         .196%(f)     $.0198       .113%(f)     $.0114
                                                                                 _____        ______         _____        ______       _____        ______
   Total                                                                         .185%        $.0187         .255%        $.0258       .172%        $.0174
                                                                                 =====        ======         =====        ======       =====        ======

                                    Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust and the principal amount and distributions are rolled every 15 months into a New Trust. The example also assumes a 5%
return on your investment each year and that your Trust's, and each New
Trust's, sales charges and expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:

                                                                              1 Year     3 Years    5 Years    10 Years
                                                                              ______     _______    _______    ________
The Dow(R) Target 5 Portfolio, 4th Quarter 2022 Series                        $255        $785      $1,079     $2,325
The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series                  251         773       1,063      2,292
S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2022 Series          231         711         982      2,126
S&P Target 24 Portfolio, 4th Quarter 2022 Series                               243         749       1,031      2,227
S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series                          259         795       1,093      2,354
Target Diversified Dividend Portfolio, 4th Quarter 2022 Series                 241         741       1,022      2,208
Target Focus Four Portfolio, 4th Quarter 2022 Series                           258         792       1,089      2,346
Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series              224         690         953      2,068
Target Growth Portfolio, 4th Quarter 2022 Series                               246         756       1,042      2,249
Target Triad Portfolio, 4th Quarter 2022 Series                                254         780       1,074      2,314
Target VIP Portfolio, 4th Quarter 2022 Series                                  253         777       1,078      2,322
Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series                     252         776       1,067      2,300

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 1.85% and the sum of any remaining deferred sales charge and creation and development fee. When the Public Offering Price per Unit equals $10, there is no initial sales charge. If the price you pay for your Units exceeds $10 per Unit, you will pay an initial sales charge.

(b) The deferred sales charge is a fixed dollar amount equal to $.135 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing January 20, 2023.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.
If you purchase Units after the initial offering period, you will not be assessed the creation and development fee.

(d) Estimated organization costs, which for certain Trusts include a one-time licensing fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per
Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                             Report of Independent
                       Registered Public Accounting Firm

To the Unit Holders and the Sponsor, First Trust Portfolios L.P., of FT 10330

Opinion on the Statements of Net Assets

We have audited the accompanying statements of net assets of FT 10330, comprising Dow(R) Target 5 4Q '22 - Term 1/9/24 (The Dow(R) Target 5
Portfolio, 4th Quarter 2022 Series); Dow(R) Target Dvd. 4Q '22 - Term 1/9/24
(The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series); S&P Dvd.
Aristocrats Target 25 4Q '22 - Term 1/9/24 (S&P Dividend Aristocrats Target 25
Portfolio, 4th Quarter 2022 Series); S&P Target 24 4Q '22 - Term 1/9/24 (S&P
Target 24 Portfolio, 4th Quarter 2022 Series); S&P Target SMid 60 4Q '22 -
Term 1/9/24 (S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series); Target
Divsd. Dvd. 4Q '22 - Term 1/9/24 (Target Diversified Dividend Portfolio, 4th
Quarter 2022 Series); Target Focus 4 4Q '22 - Term 1/9/24 (Target Focus Four
Portfolio, 4th Quarter 2022 Series); Target Global Dvd. Leaders 4Q '22 - Term
1/9/24 (Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series);
Target Growth 4Q '22 - Term 1/9/24 (Target Growth Portfolio, 4th Quarter 2022
Series); Target Triad 4Q '22 - Term 1/9/24 (Target Triad Portfolio, 4th
Quarter 2022 Series); Target VIP 4Q '22 - Term 1/9/24 (Target VIP Portfolio,
4th Quarter 2022 Series); and Value Line(R) Target 25 4Q '22 - Term 1/9/24
(Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series) (collectively, the "Trusts"), one of the series constituting the FT Series, including the schedules of investments, as of the opening of business on October 7, 2022
(Initial Date of Deposit), and the related notes. In our opinion, the statements of net assets present fairly, in all material respects, the financial position of each of the Trusts constituting FT 10330 as of the opening of business on October 7, 2022 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These statements of net assets are the responsibility of the Trusts' Sponsor.
Our responsibility is to express an opinion on the Trusts' statements of net assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are
required to be independent with respect to the Trusts in accordance with the
U.S. federal securities laws and the applicable rules and regulations of the
Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets are free of material misstatement, whether due to error or fraud. The Trusts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the statements of net assets, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statements of net assets. Our audits also included evaluating the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of securities, as shown in the statements of net assets, as of the opening of business on October 7, 2022, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 7, 2022

We have served as the auditor of one or more investment companies sponsored by
First Trust Portfolios L.P. since 2001.

                            Statements of Net Assets

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                          The Dow(R)           The Dow(R) Target
                                                                                          Target 5 Portfolio   Dividend Portfolio
                                                                                          4th Quarter          4th Quarter
                                                                                          2022 Series          2022 Series
                                                                                          __________________   ___________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $158,184             $155,162
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                                 (838)                (760)
Less liability for deferred sales charge (4)                                                (2,135)              (2,095)
Less liability for creation and development fee (5)                                           (791)                (776)
                                                                                          ________             ________
Net assets                                                                                $154,420             $151,531
                                                                                          ========             ========
Units outstanding                                                                           15,818               15,516
Net asset value per Unit (6)                                                              $  9.762             $  9.766

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                     $158,184             $155,162
Less maximum sales charge (7)                                                               (2,926)              (2,871)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (838)                (760)
                                                                                          ________             ________
Net assets                                                                                $154,420             $151,531
                                                                                          ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                      S&P Dividend            S&P           S&P
                                                                      Aristocrats Target 25   Target 24     Target SMid 60
                                                                      Portfolio               Portfolio     Portfolio
                                                                      4th Quarter             4th Quarter   4th Quarter
                                                                      2022 Series             2022 Series   2022 Series
                                                                      _____________________   ___________   ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $165,778                $279,938      $154,475
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (448)                 (1,148)         (850)
Less liability for deferred sales charge (4)                            (2,238)                 (3,779)       (2,085)
Less liability for creation and development fee (5)                       (829)                 (1,400)         (772)
                                                                      ________                ________      ________
Net assets                                                            $162,263                $273,611      $150,768
                                                                      ========                ========      ========
Units outstanding                                                       16,578                  27,994        15,447
Net asset value per Unit (6)                                          $  9.788                $  9.774      $  9.760

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $165,778                $279,938      $154,475
Less maximum sales charge (7)                                           (3,067)                 (5,179)       (2,857)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (448)                 (1,148)         (850)
                                                                      ________                ________      ________
Net assets                                                            $162,263                $273,611      $150,768
                                                                      ========                ========      ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                        Target Diversified   Target Focus Four
                                                                                        Dividend Portfolio   Portfolio
                                                                                        4th Quarter          4th Quarter
                                                                                        2022 Series          2022 Series
                                                                                        __________________   _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                        $170,691             $416,527
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                               (632)              (2,249)
Less liability for deferred sales charge (4)                                              (2,304)              (5,623)
Less liability for creation and development fee (5)                                         (853)              (2,083)
                                                                                        ________             ________
Net assets                                                                              $166,902             $406,572
                                                                                        ========             ========
Units outstanding                                                                         17,069               41,653
Net asset value per Unit (6)                                                            $  9.778             $  9.761

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                   $170,691             $416,527
Less maximum sales charge (7)                                                             (3,157)              (7,706)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                               (632)              (2,249)
                                                                                        ________             ________
Net assets                                                                              $166,902             $406,572
                                                                                        ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                         Target Global
                                                                         Dividend Leaders     Target             Target Triad
                                                                         Portfolio            Growth Portfolio   Portfolio
                                                                         4th Quarter          4th Quarter        4th Quarter
                                                                         2022 Series          2022 Series        2022 Series
                                                                         ________________     ________________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                         $168,517             $167,356           $279,249
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                (337)                (703)            (1,396)
Less liability for deferred sales charge (4)                               (2,275)              (2,259)            (3,770)
Less liability for creation and development fee (5)                          (843)                (837)            (1,396)
                                                                         ________             ________           ________
Net assets                                                               $165,062             $163,557           $272,687
                                                                         ========             ========           ========
Units outstanding                                                          16,852               16,736             27,925
Net asset value per Unit (6)                                             $  9.795             $  9.773           $  9.765

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                    $168,517             $167,356           $279,249
Less maximum sales charge (7)                                              (3,118)              (3,096)            (5,166)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                (337)                (703)            (1,396)
                                                                         ________             ________           ________
Net assets                                                               $165,062             $163,557           $272,687
                                                                         ========             ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                                        Value Line(R)
                                                                                          Target VIP    Target 25
                                                                                          Portfolio     Portfolio
                                                                                          4th Quarter   4th Quarter
                                                                                          2022 Series   2022 Series
                                                                                          ___________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $1,634,269    $272,376
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                                 (6,864)     (1,362)
Less liability for deferred sales charge (4)                                                 (22,063)     (3,677)
Less liability for creation and development fee (5)                                           (8,171)     (1,362)
                                                                                          __________    ________
Net assets                                                                                $1,597,171    $265,975
                                                                                          ==========    ========
Units outstanding                                                                            163,427      27,238
Net asset value per Unit (6)                                                              $    9.773    $  9.765

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                     $1,634,269    $272,376
Less maximum sales charge (7)                                                                (30,234)     (5,039)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (6,864)     (1,362)
                                                                                          __________    ________
Net assets                                                                                $1,597,171    $265,975
                                                                                          ==========    ========

__________

See "Notes to Statements of Net Assets" on page 19.

                       NOTES TO STATEMENTS OF NET ASSETS

Each Trust is registered as a unit investment trust under the Investment Company
Act of 1940. The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the
United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates. The Trusts are structured as either regulated investment companies
("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the
Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory
Termination Date of January 9, 2024.

(2) An irrevocable letter of credit for approximately $7,600,000, issued by The
Bank of New York Mellon (approximately $300,000 has been allocated to each of
The Dow(R) Target 5 Portfolio, 4th Quarter 2022 Series ; The Dow(R) Target
Dividend Portfolio, 4th Quarter 2022 Series ; S&P Dividend Aristocrats Target 25
Portfolio, 4th Quarter 2022 Series; S&P Target SMid 60 Portfolio, 4th Quarter
2022 Series; Target Diversified Dividend Portfolio, 4th Quarter 2022 Series;
Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series and Target
Growth Portfolio, 4th Quarter 2022 Series; approximately $500,000 has been allocated to each of the S&P Target 24 Portfolio, 4th Quarter 2022 Series;
Target Triad Portfolio, 4th Quarter 2022 Series and Value Line(R) Target 25
Portfolio, 4th Quarter 2022 Series ; approximately $1,000,000 has been allocated to Target Focus Four Portfolio, 4th Quarter 2022 Series; and approximately
$3,000,000 has been allocated to Target VIP Portfolio, 4th Quarter 2022 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the
Trusts. The estimated organization costs range from $.0200 to $.0550 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of
$.135 per Unit, payable to the Sponsor in three equal monthly installments beginning on January 20, 2023 and on the twentieth day of each month thereafter
(or if such date is not a business day, on the preceding business day) through
March 20, 2023. If Unit holders redeem Units before March 20, 2023, they will have to pay the remaining amount of the deferred sales charge applicable to such
Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a
Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge
(comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 1.85% of the Public Offering Price
(equivalent to 1.85% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                            Schedule of Investments

             The Dow(R) Target 5 Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)                                                Price           Shares    Share        the Trust (2)
________________________________                                                ____________    ______    _________    _____________
COMMON STOCKS (100%):
Communication Services (20%):
VZ        Verizon Communications Inc.                                            20%              836     $ 37.84      $ 31,634
Consumer Staples (20%):
WBA       Walgreens Boots Alliance, Inc.                                         20%              981       32.25        31,637
Information Technology (40%):
CSCO      Cisco Systems, Inc.                                                    20%              762       41.52        31,638
INTC      Intel Corporation                                                      20%            1,164       27.18        31,638
Materials (20%):
DOW       Dow Inc.                                                               20%              695       45.52        31,637
                                                                                ____                                   ________
               Total Investments                                                100%                                   $158,184
                                                                                ====                                   ========

___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

         The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                              Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
COMMON STOCKS (100%):
Communication Services (10%):
T         AT&T Inc.                                                               5%              506     $ 15.32      $  7,752
LUMN      Lumen Technologies Inc.                                                 5%            1,120        6.93         7,762
Consumer Staples (5%):
WBA       Walgreens Boots Alliance, Inc.                                          5%              241       32.25         7,772
Energy (20%):
CVX       Chevron Corporation                                                     5%               48      161.42         7,748
XOM       Exxon Mobil Corporation                                                 5%               76      102.06         7,757
MPC       Marathon Petroleum Corporation                                          5%               72      107.86         7,766
VLO       Valero Energy Corporation                                               5%               65      119.22         7,749
Financials (30%):
FNB       F.N.B. Corporation                                                      5%              622       12.48         7,763
BEN       Franklin Resources, Inc.                                                5%              338       22.95         7,757
IVZ       Invesco Ltd. +                                                          5%              518       14.97         7,754
NYCB      New York Community Bancorp, Inc.                                        5%              886        8.76         7,761
TFC       Truist Financial Corporation                                            5%              173       44.88         7,764
UNM       Unum Group                                                              5%              188       41.21         7,748
Materials (15%):
HUN       Huntsman Corporation                                                    5%              300       25.85         7,755
IP        International Paper Company                                             5%              241       32.20         7,760
WRK       WestRock Company                                                        5%              242       32.04         7,754
Utilities (20%):
NRG       NRG Energy, Inc.                                                        5%              189       41.10         7,768
OGE       OGE Energy Corp.                                                        5%              216       35.91         7,757
PPL       PPL Corporation                                                         5%              305       25.44         7,759
UGI       UGI Corporation                                                         5%              238       32.59         7,756
                                                                                ____                                   ________
               Total Investments                                                100%                                   $155,162
                                                                                ====                                   ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

     S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                       Percentage
                                                                       of Aggregate   Number      Market        Cost of
Ticker Symbol and                                                      Offering       of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                    Price          Shares      Share         the Trust (2)
________________________________                                       ____________   ______      _________     _____________
COMMON STOCKS (100%):
Consumer Discretionary (8%):
LOW       Lowe's Companies, Inc.                                           4%            33       $ 199.98      $  6,599
TGT       Target Corporation                                               4%            43         155.75         6,697
Consumer Staples (16%):
ADM       Archer-Daniels-Midland Company                                   4%            77          85.75         6,603
PG        The Procter & Gamble Company                                     4%            52         126.48         6,577
WBA       Walgreens Boots Alliance, Inc.                                   4%           206          32.25         6,643
WMT       Walmart, Inc.                                                    4%            50         131.68         6,584
Energy (8%):
CVX       Chevron Corporation                                              4%            41         161.42         6,618
XOM       Exxon Mobil Corporation                                          4%            65         102.06         6,634
Financials (20%):
AFL       Aflac Incorporated                                               4%           112          59.14         6,624
CB        Chubb Limited +                                                  4%            35         188.82         6,609
BEN       Franklin Resources, Inc.                                         4%           289          22.95         6,633
SPGI      S&P Global Inc.                                                  4%            21         316.17         6,640
TROW      T. Rowe Price Group, Inc.                                        4%            60         110.92         6,655
Health Care (12%):
ABT       Abbott Laboratories                                              4%            65         102.45         6,659
JNJ       Johnson & Johnson                                                4%            41         161.91         6,638
WST       West Pharmaceutical Services, Inc.                               4%            26         256.26         6,663
Industrials (28%):
AOS       A.O. Smith Corporation                                           4%           131          50.78         6,652
CAT       Caterpillar Inc.                                                 4%            37         178.81         6,616
DOV       Dover Corporation                                                4%            54         123.50         6,669
EMR       Emerson Electric Co.                                             4%            83          79.47         6,596
EXPD      Expeditors International of Washington, Inc.                     4%            73          90.65         6,617
PNR       Pentair Plc +                                                    4%           158          42.08         6,649
GWW       W.W. Grainger, Inc.                                              4%            13         509.59         6,625
Materials (8%):
APD       Air Products and Chemicals, Inc.                                 4%            28         238.59         6,681
NUE       Nucor Corporation                                                4%            56         117.81         6,597
                                                                         ____                                   ________
               Total Investments                                         100%                                   $165,778
                                                                         ====                                   ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                S&P Target 24 Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                     Percentage
                                                                     of Aggregate      Number      Market       Cost of
Ticker Symbol and                                                    Offering          of          Value per    Securities to
Name of Issuer of Securities (1)(3)                                  Price             Shares      Share        the Trust (2)
___________________________________                                  ____________      ______      _________    _____________
COMMON STOCKS (100.00%):
Communication Services (9.40%):
GOOGL     Alphabet Inc. (Class A) *                                     8.62%           238      $  101.42      $ 24,138
NFLX      Netflix, Inc. *                                               0.69%             8         240.02         1,920
OMC       Omnicom Group Inc.                                            0.09%             4          65.80           263
Consumer Discretionary (12.78%):
AZO       AutoZone, Inc. *                                              5.54%             7       2,215.88        15,511
ORLY      O'Reilly Automotive, Inc. *                                   6.02%            23         732.41        16,846
PHM       PulteGroup, Inc.                                              1.22%            83          41.27         3,425
Consumer Staples (7.95%):
GIS       General Mills, Inc.                                           2.60%            97          74.97         7,272
HSY       The Hershey Company                                           2.60%            33         220.65         7,282
MNST      Monster Beverage Corporation *                                2.75%            84          91.74         7,706
Energy (5.15%):
COP       ConocoPhillips                                                3.57%            85         117.65        10,000
DVN       Devon Energy Corporation                                      1.14%            44          72.24         3,179
MRO       Marathon Oil Corporation                                      0.44%            44          28.25         1,243
Financials (12.13%):
AFL       Aflac Incorporated                                            3.78%           179          59.14        10,586
AON       AON Plc +                                                     6.02%            60         280.72        16,843
WTW       Willis Towers Watson Plc +                                    2.33%            31         210.62         6,529
Health Care (15.75%):
BMY       Bristol-Myers Squibb Company                                  9.79%           390          70.24        27,394
DGX       Quest Diagnostics Incorporated                                0.95%            21         126.06         2,647
VRTX      Vertex Pharmaceuticals Incorporated *                         5.01%            47         298.63        14,036
Industrials (8.48%):
CHRW      C.H. Robinson Worldwide, Inc.                                 2.72%            78          97.49         7,604
EXPD      Expeditors International of Washington, Inc.                  3.27%           101          90.65         9,156
MAS       Masco Corporation                                             2.49%           138          50.58         6,980
Information Technology (28.36%):
HPQ       HP Inc.                                                       2.25%           238          26.48         6,302
MA        Mastercard Incorporated                                      24.48%           229         299.23        68,524
VRSN      VeriSign, Inc. *                                              1.63%            25         182.08         4,552
                                                                      _______                                   ________
               Total Investments                                      100.00%                                   $279,938
                                                                      =======                                   ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (2.22%):
MCS       The Marcus Corporation                                          1.11%         120       $  14.27     $  1,712
TDS       Telephone and Data Systems, Inc.                                1.11%         121          14.17        1,715
Consumer Discretionary (27.81%):
ADNT      Adient Plc +*                                                   2.21%         110          31.10        3,421
CCS       Century Communities, Inc.                                       1.12%          37          46.62        1,725
FL        Foot Locker, Inc.                                               2.23%         108          31.89        3,444
GIII      G-III Apparel Group, Ltd. *                                     1.11%         105          16.33        1,715
GT        The Goodyear Tire & Rubber Company *                            2.22%         306          11.22        3,433
KBH       KB Home                                                         2.23%         120          28.66        3,439
KSS       Kohl's Corporation                                              2.23%         126          27.35        3,446
MHO       M/I Homes, Inc. *                                               1.12%          42          41.27        1,733
M         Macy's, Inc.                                                    2.22%         196          17.53        3,436
MTH       Meritage Homes Corporation *                                    1.10%          22          77.02        1,694
PVH       PVH Corp.                                                       2.22%          69          49.62        3,424
TMHC      Taylor Morrison Home Corporation *                              2.23%         131          26.28        3,443
THO       Thor Industries, Inc.                                           2.24%          48          72.01        3,456
TOL       Toll Brothers, Inc.                                             2.21%          74          46.09        3,411
TPH       Tri Pointe Homes, Inc. *                                        1.12%         104          16.57        1,723
Consumer Staples (1.10%):
ANDE      The Andersons, Inc.                                             1.10%          53          32.18        1,706
Energy (5.58%):
VTOL      Bristow Group Inc. *                                            1.12%          67          25.77        1,727
CIVI      Civitas Resources, Inc.                                         1.12%          26          66.34        1,725
LPG       Dorian LPG Ltd. +                                               1.11%         118          14.51        1,712
DINO      HF Sinclair Corp.                                               2.23%          60          57.34        3,440
Financials (26.67%):
AEL       American Equity Investment Life Holding Company                 1.12%          44          39.41        1,734
ASB       Associated Banc-Corp                                            2.22%         158          21.74        3,435
BHF       Brighthouse Financial, Inc. *                                   2.22%          71          48.29        3,429
CNO       CNO Financial Group, Inc.                                       2.23%         180          19.11        3,440
CUBI      Customers Bancorp, Inc. *                                       1.12%          54          32.00        1,728
ECPG      Encore Capital Group, Inc. *                                    1.11%          37          46.22        1,710
ESNT      Essent Group Ltd. +                                             2.22%          92          37.32        3,433
EZPW      EZCORP, Inc. *                                                  1.11%         216           7.94        1,715
GNW       Genworth Financial, Inc. *                                      1.11%         432           3.97        1,715
HWC       Hancock Whitney Corporation                                     2.22%          71          48.35        3,433
JEF       Jefferies Financial Group Inc.                                  2.23%         106          32.48        3,443
MTG       MGIC Investment Corporation                                     2.22%         255          13.45        3,430
COOP      Mr. Cooper Group Inc. *                                         1.11%          40          42.94        1,718

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
Financials (cont'd.):
NAVI     Navient Corporation                                              2.22%         220       $  15.62     $  3,436
UNM      Unum Group                                                       2.21%          83          41.21        3,420
Health Care (3.32%):
AZTA     Azenta Inc.                                                      2.21%          76          44.97        3,418
ITOS     iTeos Therapeutics, Inc. *                                       1.11%          90          18.98        1,708
Industrials (6.67%):
CXW      CoreCivic, Inc. *                                                1.11%         178           9.64        1,716
GEO      The GEO Group, Inc. *                                            1.11%         204           8.43        1,720
KNX      Knight-Swift Transportation Holdings Inc.                        2.22%          70          49.06        3,434
R        Ryder System, Inc.                                               2.23%          42          81.89        3,439
Information Technology (11.09%):
AOSL     Alpha and Omega Semiconductor Limited +*                         1.11%          51          33.54        1,711
AMKR     Amkor Technology, Inc.                                           2.22%         182          18.87        3,434
ARW      Arrow Electronics, Inc. *                                        2.21%          35          97.53        3,414
AVT      Avnet, Inc.                                                      2.22%          88          38.96        3,428
BHE      Benchmark Electronics, Inc.                                      1.11%          64          26.68        1,708
SCSC     ScanSource, Inc. *                                               1.11%          62          27.71        1,718
TTMI     TTM Technologies, Inc. *                                         1.11%         120          14.28        1,714
Materials (9.99%):
AA       Alcoa Corporation                                                2.22%          86          39.85        3,427
CLF      Cleveland-Cliffs Inc. *                                          2.22%         229          14.97        3,428
ZEUS     Olympic Steel, Inc.                                              1.11%          73          23.59        1,722
SXC      SunCoke Energy, Inc.                                             1.11%         273           6.28        1,714
TMST     TimkenSteel Corporation *                                        1.11%         104          16.48        1,714
X        United States Steel Corporation                                  2.22%         175          19.62        3,433
Real Estate (5.55%):
DRH      DiamondRock Hospitality Company (4) *                            1.11%         216           7.94        1,715
STAR     iStar Inc. (4)                                                   1.11%         182           9.41        1,713
MAC      The Macerich Company (4)                                         2.22%         398           8.62        3,431
INN      Summit Hotel Properties, Inc. (4)                                1.11%         247           6.95        1,717
                                                                        _______                                ________
              Total Investments                                         100.00%                                $154,475
                                                                        =======                                ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

         Target Diversified Dividend Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.01%):
CMCSA       Comcast Corporation (Class A)                                 2.50%         142       $  30.05     $  4,267
PARA        Paramount Global (Class B)                                    2.50%         223          19.13        4,266
TDS         Telephone and Data Systems, Inc.                              2.50%         301          14.17        4,265
VZ          Verizon Communications Inc.                                   2.51%         113          37.84        4,276
Consumer Discretionary (9.99%):
FL          Foot Locker, Inc.                                             2.50%         134          31.89        4,273
LCII        LCI Industries                                                2.49%          44          96.63        4,252
MDC         M.D.C. Holdings, Inc.                                         2.49%         141          30.16        4,253
WHR         Whirlpool Corporation                                         2.51%          30         142.91        4,287
Consumer Staples (10.00%):
NUS         Nu Skin Enterprises, Inc. (Class A)                           2.50%         118          36.20        4,272
TSN         Tyson Foods, Inc. (Class A)                                   2.50%          65          65.52        4,259
UVV         Universal Corporation                                         2.51%          96          44.60        4,282
WBA         Walgreens Boots Alliance, Inc.                                2.49%         132          32.25        4,257
Energy (9.99%):
ARCH        Arch Resources Inc.                                           2.49%          29         146.51        4,249
BRY         Berry Petroleum Corporation                                   2.50%         459           9.30        4,269
CTRA        Coterra Energy Inc.                                           2.50%         148          28.86        4,271
KMI         Kinder Morgan, Inc.                                           2.50%         245          17.39        4,261
Financials (10.00%):
ALLY        Ally Financial Inc.                                           2.50%         141          30.30        4,272
OPY         Oppenheimer Holdings Inc. (Class A)                           2.49%         139          30.62        4,256
RDN         Radian Group Inc.                                             2.51%         206          20.75        4,275
STC         Stewart Information Services Corporation                      2.50%          94          45.41        4,269
Health Care (9.98%):
CVS         CVS Health Corporation                                        2.48%          43          98.58        4,239
NHC         National HealthCare Corporation                               2.49%          68          62.58        4,255
PFE         Pfizer Inc.                                                   2.50%          99          43.09        4,266
DGX         Quest Diagnostics Incorporated                                2.51%          34         126.06        4,286

                       Schedule of Investments (cont'd.)

         Target Diversified Dividend Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
Industrials (10.01%):
ACCO        ACCO Brands Corporation                                       2.50%         819       $   5.21     $  4,267
BCC         Boise Cascade Company                                         2.50%          67          63.63        4,263
CMRE        Costamare Inc. +                                              2.50%         450           9.49        4,270
IIIN        Insteel Industries, Inc.                                      2.51%         152          28.14        4,277
Information Technology (10.01%):
AVT         Avnet, Inc.                                                   2.51%         110          38.96        4,286
HPE         Hewlett Packard Enterprise Company                            2.50%         331          12.91        4,273
INTC        Intel Corporation                                             2.50%         157          27.18        4,267
SPNS        Sapiens International Corporation N.V. +                      2.50%         225          18.94        4,261
Materials (10.00%):
GOLD        Barrick Gold Corporation +                                    2.50%         264          16.15        4,264
HUN         Huntsman Corporation                                          2.50%         165          25.85        4,265
KRO         Kronos Worldwide, Inc.                                        2.50%         494           8.63        4,263
TROX        Tronox Holdings Plc (Class A) +                               2.50%         341          12.53        4,273
Utilities (10.01%):
ALE         ALLETE, Inc.                                                  2.51%          86          49.72        4,276
NRG         NRG Energy, Inc.                                              2.50%         104          41.10        4,274
PNW         Pinnacle West Capital Corporation                             2.50%          68          62.73        4,266
UGI         UGI Corporation                                               2.50%         131          32.59        4,269
                                                                        _______                                ________
               Total Investments                                        100.00%                                $170,691
                                                                        =======                                ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

              Target Focus Four Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (7.81%):
T         AT&T Inc.                                                       1.50%          407      $  15.32     $  6,235
LUMN      Lumen Technologies Inc.                                         1.50%          900          6.93        6,237
MCS       The Marcus Corporation                                          0.33%           97         14.27        1,384
ORAN      Orange (ADR) +                                                  0.40%          188          8.86        1,666
TMUS      T-Mobile US, Inc. *                                             3.35%          100        139.42       13,942
TEF       Telefonica, S.A. (ADR) +*                                       0.40%          515          3.23        1,663
TDS       Telephone and Data Systems, Inc.                                0.33%           98         14.17        1,389
Consumer Discretionary (13.02%):
ADNT      Adient Plc +*                                                   0.66%           89         31.10        2,768
CCS       Century Communities, Inc.                                       0.34%           30         46.62        1,399
FL        Foot Locker, Inc.                                               0.67%           87         31.89        2,774
GIII      G-III Apparel Group, Ltd. *                                     0.33%           85         16.33        1,388
GT        The Goodyear Tire & Rubber Company *                            0.67%          247         11.22        2,771
HMC       Honda Motor Co., Ltd. (ADR) +                                   0.40%           74         22.52        1,666
KBH       KB Home                                                         0.67%           97         28.66        2,780
KSS       Kohl's Corporation                                              0.66%          101         27.35        2,762
LOW       Lowe's Companies, Inc.                                          2.88%           60        199.98       11,999
MHO       M/I Homes, Inc. *                                               0.34%           34         41.27        1,403
M         Macy's, Inc.                                                    0.67%          158         17.53        2,770
MTH       Meritage Homes Corporation *                                    0.33%           18         77.02        1,386
MUSA      Murphy USA Inc.                                                 0.33%            5        276.39        1,382
PVH       PVH Corp.                                                       0.67%           56         49.62        2,779
STLA      Stellantis N.V. +                                               0.40%          135         12.29        1,659
LRN       Stride Inc. *                                                   0.30%           28         44.76        1,253
TMHC      Taylor Morrison Home Corporation *                              0.66%          105         26.28        2,759
THO       Thor Industries, Inc.                                           0.66%           38         72.01        2,736
TOL       Toll Brothers, Inc.                                             0.66%           60         46.09        2,765
TM        Toyota Motor Corporation +                                      0.39%           12        136.17        1,634
TPH       Tri Pointe Homes, Inc. *                                        0.33%           84         16.57        1,392
Consumer Staples (1.82%):
ANDE      The Andersons, Inc.                                             0.33%           43         32.18        1,384
WBA       Walgreens Boots Alliance, Inc.                                  1.49%          193         32.25        6,224
Energy (9.96%):
VTOL      Bristow Group Inc. *                                            0.33%           54         25.77        1,392
CVX       Chevron Corporation                                             1.51%           39        161.42        6,295
CIVI      Civitas Resources, Inc.                                         0.33%           21         66.34        1,393
LPG       Dorian LPG Ltd. +                                               0.33%           95         14.51        1,378

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
Energy (cont'd.):
EC        Ecopetrol S.A. (ADR) +                                          0.40%         162       $  10.28     $  1,665
E         Eni SpA (ADR) +                                                 0.40%          72          23.01        1,657
XOM       Exxon Mobil Corporation                                         1.50%          61         102.06        6,226
DINO      HF Sinclair Corp.                                               0.66%          48          57.34        2,752
MPC       Marathon Petroleum Corporation                                  1.50%          58         107.86        6,256
NFE       New Fortress Energy Inc.                                        0.31%          27          47.53        1,283
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                    0.40%         115          14.51        1,669
SHEL      Shell Plc (ADR) +                                               0.40%          32          51.67        1,653
TTE       TotalEnergies SE (ADR) +                                        0.40%          33          50.71        1,673
VLO       Valero Energy Corporation                                       1.49%          52         119.22        6,199
Financials (21.35%):
AEL       American Equity Investment Life Holding Company                 0.33%          35          39.41        1,379
ASB       Associated Banc-Corp                                            0.67%         128          21.74        2,783
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                   0.40%         355           4.68        1,661
SAN       Banco Santander S.A. (ADR) +                                    0.40%         671           2.48        1,664
BCS       Barclays Plc (ADR) +                                            0.40%         255           6.52        1,663
BHF       Brighthouse Financial, Inc. *                                   0.66%          57          48.29        2,753
CNO       CNO Financial Group, Inc.                                       0.67%         145          19.11        2,771
CUBI      Customers Bancorp, Inc. *                                       0.33%          43          32.00        1,376
DB        Deutsche Bank AG +                                              0.40%         216           7.70        1,663
ECPG      Encore Capital Group, Inc. *                                    0.33%          30          46.22        1,387
ESNT      Essent Group Ltd. +                                             0.66%          74          37.32        2,762
EZPW      EZCORP, Inc. *                                                  0.33%         175           7.94        1,390
FNB       F.N.B. Corporation                                              1.50%         500          12.48        6,240
BEN       Franklin Resources, Inc.                                        1.50%         272          22.95        6,242
GNW       Genworth Financial, Inc. *                                      0.33%         349           3.97        1,386
HWC       Hancock Whitney Corporation                                     0.66%          57          48.35        2,756
HSBC      HSBC Holdings Plc (ADR) +                                       0.40%          63          26.39        1,663
ING       ING Groep N.V. (ADR) +                                          0.40%         188           8.87        1,668
IVZ       Invesco Ltd. +                                                  1.50%         417          14.97        6,242
JEF       Jefferies Financial Group Inc.                                  0.66%          85          32.48        2,761
LYG       Lloyds Banking Group Plc (ADR) +                                0.40%         875           1.90        1,663
MFC       Manulife Financial Corporation +                                0.40%         103          16.22        1,671
MTG       MGIC Investment Corporation                                     0.67%         206          13.45        2,771
MFG       Mizuho Financial Group, Inc. (ADR) +                            0.40%         749           2.22        1,663
COOP      Mr. Cooper Group Inc. *                                         0.33%          32          42.94        1,374
NWG       Natwest Group Plc +                                             0.40%         324           5.13        1,662
NAVI      Navient Corporation                                             0.67%         178          15.62        2,780
NYCB      New York Community Bancorp, Inc.                                1.50%         712           8.76        6,237

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
Financials (cont'd.):
TFC       Truist Financial Corporation                                    1.50%         139       $  44.88     $  6,238
UBS       UBS Group AG +                                                  0.40%         113          14.76        1,668
UNM       Unum Group                                                      2.15%         218          41.21        8,984
Health Care (9.95%):
AZTA      Azenta Inc.                                                     0.67%          62          44.97        2,788
BIIB      Biogen Inc. *                                                   2.14%          34         262.26        8,917
ITOS      iTeos Therapeutics, Inc. *                                      0.33%          73          18.98        1,386
PHG       Koninklijke Philips N.V. (New York Registry Shares) +           0.40%         105          15.77        1,656
UTHR      United Therapeutics Corporation *                               0.30%           6         209.80        1,259
UNH       UnitedHealth Group Incorporated                                 6.11%          49         519.13       25,437
Industrials (4.16%):
BLDR      Builders FirstSource, Inc. *                                    0.31%          20          63.79        1,276
CXW       CoreCivic, Inc. *                                               0.33%         144           9.64        1,388
FWRD      Forward Air Corporation                                         0.31%          13          97.81        1,272
FELE      Franklin Electric Co., Inc.                                     0.31%          15          85.73        1,286
GEO       The GEO Group, Inc. *                                           0.33%         164           8.43        1,383
HUBG      Hub Group, Inc. *                                               0.31%          18          71.99        1,296
KNX       Knight-Swift Transportation Holdings Inc.                       0.66%          56          49.06        2,747
LECO      Lincoln Electric Holdings, Inc.                                 0.31%          10         127.21        1,272
MLI       Mueller Industries, Inc.                                        0.31%          21          61.96        1,301
R         Ryder System, Inc.                                              0.67%          34          81.89        2,784
WSC       WillScot Mobile Mini Holdings Corp. *                           0.31%          29          43.95        1,275
Information Technology (14.68%):
AOSL      Alpha and Omega Semiconductor Limited +*                        0.33%          41          33.54        1,375
AMKR      Amkor Technology, Inc.                                          0.67%         147          18.87        2,774
AAPL      Apple Inc.                                                      7.47%         214         145.43       31,122
ARW       Arrow Electronics, Inc. *                                       0.66%          28          97.53        2,731
AVT       Avnet, Inc.                                                     0.66%          71          38.96        2,766
BMI       Badger Meter, Inc.                                              0.30%          13          96.52        1,255
BHE       Benchmark Electronics, Inc.                                     0.33%          52          26.68        1,387
FISV      Fiserv, Inc. *                                                  2.36%          99          99.08        9,809
PLAB      Photronics, Inc. *                                              0.30%          78          16.16        1,260
PTC       PTC Inc. *                                                      0.32%          12         112.17        1,346
SCSC      ScanSource, Inc. *                                              0.33%          50          27.71        1,386
STM       STMicroelectronics N.V. +                                       0.31%          37          34.49        1,276
TTMI      TTM Technologies, Inc. *                                        0.33%          97          14.28        1,385
VRSN      VeriSign, Inc. *                                                0.31%           7         182.08        1,275
Materials (9.30%):
AA        Alcoa Corporation                                               0.67%          70          39.85        2,789
MT        ArcelorMittal (ADR) +                                           0.40%          81          20.59        1,668
CLF       Cleveland-Cliffs Inc. *                                         0.67%         185          14.97        2,769

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price           Shares    Share        the Trust (2)
___________________________________                                     ____________    ______    _________    _____________
Materials (cont'd.):
CRH       CRH Plc (ADR) +                                                 0.40%          50       $  33.42     $  1,671
HUN       Huntsman Corporation                                            1.50%         241          25.85        6,230
IP        International Paper Company                                     1.50%         194          32.20        6,247
OLN       Olin Corporation                                                0.30%          27          46.99        1,269
ZEUS      Olympic Steel, Inc.                                             0.33%          59          23.59        1,392
PKG       Packaging Corporation of America                                0.31%          11         115.92        1,275
SXC       SunCoke Energy, Inc.                                            0.33%         221           6.28        1,388
TECK      Teck Resources Limited (Class B) +                              0.40%          51          32.28        1,646
TMST      TimkenSteel Corporation *                                       0.33%          84          16.48        1,384
X         United States Steel Corporation                                 0.66%         141          19.62        2,766
WRK       WestRock Company                                                1.50%         195          32.04        6,248
Real Estate (1.66%):
DRH       DiamondRock Hospitality Company  (4) *                          0.33%         175           7.94        1,390
STAR      iStar Inc.  (4)                                                 0.33%         147           9.41        1,383
MAC       The Macerich Company  (4)                                       0.67%         322           8.62        2,776
INN       Summit Hotel Properties, Inc.  (4)                              0.33%         199           6.95        1,383
Utilities (6.29%):
NRG       NRG Energy, Inc.                                                1.50%         152          41.10        6,247
OGE       OGE Energy Corp.                                                1.50%         174          35.91        6,248
OTTR      Otter Tail Corporation                                          0.30%          20          63.43        1,269
PPL       PPL Corporation                                                 1.50%         245          25.44        6,233
UGI       UGI Corporation                                                 1.49%         191          32.59        6,225
                                                                        _______                                ________
                Total Investments                                       100.00%                                $416,527
                                                                        =======                                ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (4.00%):
KT          KT Corporation (ADR) +                                                2.00%          273      $ 12.35      $  3,372
SBGI        Sinclair Broadcast Group, Inc.                                        2.00%          177        19.05         3,372
Consumer Discretionary (10.03%):
BKE         The Buckle, Inc.                                                      2.01%           98        34.52         3,383
CWH         Camping World Holdings, Inc. (Class A)                                2.00%          126        26.79         3,376
FL          Foot Locker, Inc.                                                     2.01%          106        31.89         3,380
LCII        LCI Industries                                                        2.01%           35        96.63         3,382
STLA        Stellantis N.V. +                                                     2.00%          274        12.29         3,367
Energy (16.03%):
ARCH        Arch Resources Inc.                                                   2.00%           23       146.51         3,370
CHK         Chesapeake Energy Corporation                                         1.99%           33       101.65         3,354
CIVI        Civitas Resources, Inc.                                               2.01%           51        66.34         3,383
FANG        Diamondback Energy, Inc.                                              2.03%           24       142.33         3,416
PBR         Petroleo Brasileiro S.A. - Petrobras (ADR) +                          2.00%          232        14.51         3,366
SFL         SFL Corp. Ltd. +                                                      2.00%          365         9.23         3,369
SHEL        Shell Plc (ADR) +                                                     1.99%           65        51.67         3,359
SU          Suncor Energy Inc. +                                                  2.01%          103        32.82         3,380
Financials (8.99%):
QFIN        360 DigiTech, Inc. +                                                  2.00%          217        15.50         3,363
NLY         Annaly Capital Management, Inc. (4)                                   1.00%          101        16.69         1,686
FINV        FinVolution Group (ADR) +                                             2.00%          702         4.80         3,370
RDN         Radian Group Inc.                                                     1.99%          162        20.75         3,361
VCTR        Victory Capital Holdings, Inc. (Class A)                              2.00%          130        25.89         3,366
Health Care (3.98%):
NVS         Novartis AG (ADR) +                                                   1.99%           44        76.04         3,346
PFE         Pfizer Inc.                                                           1.99%           78        43.09         3,361
Industrials (10.01%):
BCC         Boise Cascade Company                                                 2.00%           53        63.63         3,372
DAC         Danaos Corporation +                                                  2.01%           59        57.47         3,391
GOGL        Golden Ocean Group Limited +                                          2.00%          400         8.43         3,372
SBLK        Star Bulk Carriers Corp. +                                            1.99%          173        19.43         3,361
TRTN        Triton International Limited +                                        2.01%           60        56.33         3,380
Information Technology (6.00%):
ASX         ASE Technology Holding Co., Ltd. +                                    2.00%          620         5.44         3,373
HPE         Hewlett Packard Enterprise Company                                    2.00%          261        12.91         3,370
HPQ         HP Inc.                                                               2.00%          127        26.48         3,363

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Materials (13.99%):
BHP         BHP Group Ltd (ADR) +                                                 1.99%           65      $ 51.57      $  3,352
CC          The Chemours Company                                                  2.00%          125        26.93         3,366
DOW         Dow Inc.                                                              2.00%           74        45.52         3,368
GGB         Gerdau S.A. (ADR) +                                                   2.00%          685         4.92         3,370
GEF/B       Greif, Inc. (Class B)                                                 2.00%           53        63.50         3,366
TX          Ternium S.A. (ADR) +                                                  2.00%          118        28.63         3,378
VALE        Vale S.A. (ADR) +                                                     2.00%          232        14.51         3,366
Real Estate (18.98%):
ALX         Alexander's, Inc. (4)                                                 1.00%            8       209.63         1,677
AIRC        Apartment Income REIT Corp. (4)                                       0.99%           45        37.12         1,670
APLE        Apple Hospitality REIT, Inc. (4)                                      1.00%          113        14.91         1,685
BRX         Brixmor Property Group Inc. (4)                                       1.00%           89        18.97         1,688
EQR         Equity Residential (4)                                                0.99%           26        64.45         1,676
GLPI        Gaming and Leisure Properties, Inc. (4)                               0.99%           36        46.46         1,673
GTY         Getty Realty Corp. (4)                                                1.01%           63        26.92         1,696
HIW         Highwoods Properties, Inc. (4)                                        1.00%           66        25.57         1,688
KIM         Kimco Realty Corporation (4)                                          1.00%           88        19.16         1,686
LAMR        Lamar Advertising Company (4)                                         0.98%           19        87.10         1,655
LTC         LTC Properties, Inc. (4)                                              1.00%           46        36.46         1,677
LXP         LXP Industrial Trust (4)                                              1.00%          185         9.09         1,682
MPW         Medical Properties Trust, Inc. (4)                                    1.00%          158        10.69         1,689
OHI         Omega Healthcare Investors, Inc. (4)                                  1.00%           57        29.68         1,692
PCH         PotlatchDeltic Corporation (4)                                        0.99%           39        42.76         1,668
REG         Regency Centers Corporation (4)                                       1.01%           31        55.12         1,709
SPG         Simon Property Group, Inc. (4)                                        1.01%           18        94.68         1,704
SITC        SITE Centers Corp. (4)                                                1.00%          153        11.04         1,689
SRC         Spirit Realty Capital, Inc. (4)                                       1.01%           47        36.19         1,701
Utilities (7.99%):
ELP         Companhia Paranaense de Energia-Copel (Preference,
            ADR) +          2.00%          541         6.23         3,370
KEN         Kenon Holdings Ltd. +                                                 2.00%           96        35.20         3,379
OGE         OGE Energy Corp.                                                      2.00%           94        35.91         3,376
UGI         UGI Corporation                                                       1.99%          103        32.59         3,357
                                                                                _______                                ________
                 Total Investments                                              100.00%                                $168,517
                                                                                =======                                ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                Target Growth Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                              Percentage        Number    Market       Cost of
Ticker Symbol and                                                             of Aggregate      of        Value per    Securities to
Name of Issuer of Securities (1)                                              Offering Price    Shares    Share        the Trust (2)
___________________________________                                           ______________    ______    _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (19.88%):
HRB       H&R Block, Inc.                                                       3.32%           142       $ 39.18     $  5,563
MUSA      Murphy USA Inc.                                                       3.30%            20        276.39        5,528
PAG       Penske Automotive Group, Inc.                                         3.32%            55        100.92        5,551
TJX       The TJX Companies, Inc.                                               3.35%            86         65.09        5,598
ULTA      Ulta Beauty, Inc. *                                                   3.28%            14        392.08        5,489
WSM       Williams-Sonoma, Inc.                                                 3.31%            44        126.06        5,547
Energy (19.96%):
COP       ConocoPhillips                                                        3.30%            47        117.65        5,529
CLR       Continental Resources, Inc.                                           3.33%            80         69.76        5,581
DVN       Devon Energy Corporation                                              3.32%            77         72.24        5,562
MPC       Marathon Petroleum Corporation                                        3.35%            52        107.86        5,609
MTDR      Matador Resources Company                                             3.33%            89         62.55        5,567
OXY       Occidental Petroleum Corporation                                      3.33%            79         70.50        5,569
Health Care (13.41%):
ABC       AmerisourceBergen Corporation                                         3.34%            40        139.91        5,596
MRK       Merck & Co., Inc.                                                     3.34%            64         87.44        5,596
SWAV      Shockwave Medical, Inc. *                                             3.34%            20        279.18        5,584
VRTX      Vertex Pharmaceuticals Incorporated *                                 3.39%            19        298.63        5,674
Industrials (20.06%):
WMS       Advanced Drainage Systems, Inc.                                       3.37%            42        134.16        5,635
BLDR      Builders FirstSource, Inc. *                                          3.32%            87         63.79        5,550
CHRW      C.H. Robinson Worldwide, Inc.                                         3.32%            57         97.49        5,557
CSL       Carlisle Companies Incorporated                                       3.39%            19        298.43        5,670
ODFL      Old Dominion Freight Line, Inc.                                       3.31%            20        277.18        5,544
GWW       W.W. Grainger, Inc.                                                   3.35%            11        509.59        5,605
Information Technology (13.31%):
KEYS      Keysight Technologies, Inc. *                                         3.32%            33        168.51        5,561
KLAC      KLA Corporation                                                       3.33%            17        327.49        5,567
LSCC      Lattice Semiconductor Corporation *                                   3.34%           101         55.33        5,588
ON        ON Semiconductor Corporation *                                        3.32%            79         70.25        5,550
Materials (10.04%):
CF        CF Industries Holdings, Inc.                                          3.35%            53        105.73        5,604
RS        Reliance Steel & Aluminum Co.                                         3.37%            31        181.88        5,638
STLD      Steel Dynamics, Inc.                                                  3.32%            72         77.14        5,554
Utilities (3.34%):
NRG       NRG Energy, Inc.                                                      3.34%           136         41.10        5,590
                                                                              _______                                 ________
               Total Investments                                              100.00%                                 $167,356
                                                                              =======                                 ========

___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                Target Triad Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate   Number    Market       Cost of
Ticker Symbol and                                                       Offering       of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price          Shares    Share        the Trust (2)
___________________________________                                     ____________   ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (3.80%):
CMCSA     Comcast Corporation (Class A)                                   0.75%         70       $ 30.05      $  2,103
ORAN      Orange (ADR) +                                                  0.40%        126          8.86         1,116
PARA      Paramount Global (Class B)                                      0.75%        109         19.13         2,085
TEF       Telefonica, S.A. (ADR) +*                                       0.40%        346          3.23         1,118
TDS       Telephone and Data Systems, Inc.                                0.75%        148         14.17         2,097
VZ        Verizon Communications Inc.                                     0.75%         55         37.84         2,081
Consumer Discretionary (16.16%):
FL        Foot Locker, Inc.                                               0.75%         66         31.89         2,105
HRB       H&R Block, Inc.                                                 2.01%        143         39.18         5,603
HMC       Honda Motor Co., Ltd. (ADR) +                                   0.40%         50         22.52         1,126
LCII      LCI Industries                                                  0.76%         22         96.63         2,126
MDC       M.D.C. Holdings, Inc.                                           0.75%         69         30.16         2,081
MUSA      Murphy USA Inc.                                                 1.98%         20        276.39         5,528
PAG       Penske Automotive Group, Inc.                                   1.99%         55        100.92         5,551
STLA      Stellantis N.V. +                                               0.40%         91         12.29         1,118
TJX       The TJX Companies, Inc.                                         2.00%         86         65.09         5,598
TM        Toyota Motor Corporation +                                      0.39%          8        136.17         1,089
ULTA      Ulta Beauty, Inc. *                                             1.97%         14        392.08         5,489
WHR       Whirlpool Corporation                                           0.77%         15        142.91         2,144
WSM       Williams-Sonoma, Inc.                                           1.99%         44        126.06         5,547
Consumer Staples (3.00%):
NUS       Nu Skin Enterprises, Inc. (Class A)                             0.75%         58         36.20         2,100
TSN       Tyson Foods, Inc. (Class A)                                     0.75%         32         65.52         2,097
UVV       Universal Corporation                                           0.75%         47         44.60         2,096
WBA       Walgreens Boots Alliance, Inc.                                  0.75%         65         32.25         2,096
Energy (16.95%):
ARCH      Arch Resources Inc.                                             0.73%         14        146.51         2,051
BRY       Berry Petroleum Corporation                                     0.75%        225          9.30         2,092
COP       ConocoPhillips                                                  1.98%         47        117.65         5,530
CLR       Continental Resources, Inc.                                     2.00%         80         69.76         5,581
CTRA      Coterra Energy Inc.                                             0.75%         73         28.86         2,107
DVN       Devon Energy Corporation                                        1.99%         77         72.24         5,562
EC        Ecopetrol S.A. (ADR) +                                          0.40%        109         10.28         1,121
E         Eni SpA (ADR) +                                                 0.40%         49         23.01         1,127
KMI       Kinder Morgan, Inc.                                             0.75%        120         17.39         2,087
MPC       Marathon Petroleum Corporation                                  2.01%         52        107.86         5,609

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate   Number    Market       Cost of
Ticker Symbol and                                                       Offering       of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price          Shares    Share        the Trust (2)
___________________________________                                     ____________   ______    _________    _____________
Energy (cont'd.):
MTDR      Matador Resources Company                                       1.99%         89       $ 62.55      $  5,567
OXY       Occidental Petroleum Corporation                                1.99%         79         70.50         5,569
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                    0.40%         77         14.51         1,117
SHEL      Shell Plc (ADR) +                                               0.41%         22         51.67         1,137
TTE       TotalEnergies SE (ADR) +                                        0.40%         22         50.71         1,116
Financials (7.40%):
ALLY      Ally Financial Inc.                                             0.75%         69         30.30         2,091
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                   0.40%        239          4.68         1,119
SAN       Banco Santander S.A. (ADR) +                                    0.40%        451          2.48         1,118
BCS       Barclays Plc (ADR) +                                            0.40%        171          6.52         1,115
DB        Deutsche Bank AG +                                              0.40%        145          7.70         1,116
HSBC      HSBC Holdings Plc (ADR) +                                       0.40%         42         26.39         1,108
ING       ING Groep N.V. (ADR) +                                          0.40%        126          8.87         1,118
LYG       Lloyds Banking Group Plc (ADR) +                                0.40%        588          1.90         1,117
MFC       Manulife Financial Corporation +                                0.40%         69         16.22         1,119
MFG       Mizuho Financial Group, Inc. (ADR) +                            0.40%        503          2.22         1,117
NWG       Natwest Group Plc +                                             0.40%        218          5.13         1,118
OPY       Oppenheimer Holdings Inc. (Class A)                             0.75%         68         30.62         2,082
RDN       Radian Group Inc.                                               0.75%        101         20.75         2,096
STC       Stewart Information Services Corporation                        0.75%         46         45.41         2,089
UBS       UBS Group AG +                                                  0.40%         76         14.76         1,122
Health Care (11.44%):
ABC       AmerisourceBergen Corporation                                   2.00%         40        139.91         5,596
CVS       CVS Health Corporation                                          0.74%         21         98.58         2,070
PHG       Koninklijke Philips N.V. (New York Registry Shares) +           0.40%         71         15.77         1,120
MRK       Merck & Co., Inc.                                               2.00%         64         87.44         5,596
NHC       National HealthCare Corporation                                 0.74%         33         62.58         2,065
PFE       Pfizer Inc.                                                     0.76%         49         43.09         2,111
DGX       Quest Diagnostics Incorporated                                  0.77%         17        126.06         2,143
SWAV      Shockwave Medical, Inc. *                                       2.00%         20        279.18         5,584
VRTX      Vertex Pharmaceuticals Incorporated *                           2.03%         19        298.63         5,674
Industrials (15.05%):
ACCO      ACCO Brands Corporation                                         0.75%        402          5.21         2,094
WMS       Advanced Drainage Systems, Inc.                                 2.02%         42        134.16         5,635
BCC       Boise Cascade Company                                           0.75%         33         63.63         2,100
BLDR      Builders FirstSource, Inc. *                                    2.01%         88         63.79         5,614

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 4th Quarter 2022 Series
                                    FT 10330

       At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage
                                                                        of Aggregate   Number    Market       Cost of
Ticker Symbol and                                                       Offering       of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                     Price          Shares    Share        the Trust (2)
___________________________________                                     ____________   ______    _________    _____________
Industrials (cont'd.):
CHRW     C.H. Robinson Worldwide, Inc.                                    1.99%         57       $ 97.49      $  5,557
CSL      Carlisle Companies Incorporated                                  2.03%         19        298.43         5,670
CMRE     Costamare Inc. +                                                 0.75%        221          9.49         2,097
IIIN     Insteel Industries, Inc.                                         0.75%         74         28.14         2,082
ODFL     Old Dominion Freight Line, Inc.                                  1.99%         20        277.18         5,544
GWW      W.W. Grainger, Inc.                                              2.01%         11        509.59         5,605
Information Technology (10.99%):
AVT      Avnet, Inc.                                                      0.75%         54         38.96         2,104
HPE      Hewlett Packard Enterprise Company                               0.75%        162         12.91         2,091
INTC     Intel Corporation                                                0.75%         77         27.18         2,093
KEYS     Keysight Technologies, Inc. *                                    1.99%         33        168.51         5,561
KLAC     KLA Corporation                                                  1.99%         17        327.49         5,567
LSCC     Lattice Semiconductor Corporation *                              2.00%        101         55.33         5,588
ON       ON Semiconductor Corporation *                                   2.01%         80         70.25         5,620
SPNS     Sapiens International Corporation N.V. +                         0.75%        111         18.94         2,102
Materials (10.22%):
MT       ArcelorMittal (ADR) +                                            0.40%         54         20.59         1,112
GOLD     Barrick Gold Corporation +                                       0.75%        130         16.15         2,099
CF       CF Industries Holdings, Inc.                                     2.01%         53        105.73         5,604
CRH      CRH Plc (ADR) +                                                  0.40%         33         33.42         1,103
HUN      Huntsman Corporation                                             0.75%         81         25.85         2,094
KRO      Kronos Worldwide, Inc.                                           0.75%        243          8.63         2,097
RS       Reliance Steel & Aluminum Co.                                    2.02%         31        181.88         5,638
STLD     Steel Dynamics, Inc.                                             1.99%         72         77.14         5,554
TECK     Teck Resources Limited (Class B) +                               0.40%         35         32.28         1,130
TROX     Tronox Holdings Plc (Class A) +                                  0.75%        167         12.53         2,093
Utilities (4.99%):
ALE      ALLETE, Inc.                                                     0.75%         42         49.72         2,088
NRG      NRG Energy, Inc.                                                 2.75%        187         41.10         7,686
PNW      Pinnacle West Capital Corporation                                0.74%         33         62.73         2,070
UGI      UGI Corporation                                                  0.75%         64         32.59         2,086
                                                                        _______                               ________
          Total Investments                                             100.00%                               $279,249
                                                                        =======                               ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                 Target VIP Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage       Number   Market      Cost of
Ticker Symbol and                                                       of Aggregate     of       Value       Securities to
Name of Issuer of Securities (1)(3)                                     Offering Price   Shares   per Share   the Trust (2)
___________________________________                                     ______________   ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (6.98%):
GOOGL           Alphabet Inc. (Class A) *                                 1.44%             232   $  101.42   $   23,530
CARS            Cars.com Inc. *                                           0.29%             383       12.17        4,661
NFLX            Netflix, Inc. *                                           0.12%               8      240.02        1,920
OMC             Omnicom Group Inc.                                        0.02%               4       65.80          263
ORA FP          Orange #                                                  0.83%           1,525        8.93       13,613
SIRI            Sirius XM Holdings Inc.                                   0.17%             460        5.93        2,728
TMUS            T-Mobile US, Inc. *                                       3.28%             384      139.42       53,538
VOD LN          Vodafone Group Plc #                                      0.83%          12,045        1.13       13,617
Consumer Discretionary (9.21%):
AZO             AutoZone, Inc. *                                          0.95%               7    2,215.88       15,511
BMW GY          Bayerische Motoren Werke (BMW) AG #                       0.83%             194       70.26       13,630
FNKO            Funko, Inc. (Class A) *                                   0.34%             259       21.31        5,519
GRBK            Green Brick Partners, Inc. *                              0.37%             256       23.49        6,013
LOW             Lowe's Companies, Inc.                                    1.59%             130      199.98       25,997
MBG GY          Mercedes-Benz Group AG #                                  0.83%             259       52.54       13,608
MUSA            Murphy USA Inc.                                           0.17%              10      276.39        2,764
ORLY            O'Reilly Automotive, Inc. *                               1.80%              40      732.41       29,296
OXM             Oxford Industries, Inc.                                   0.50%              89       91.56        8,149
PHM             PulteGroup, Inc.                                          0.20%              81       41.27        3,343
STLA IM         Stellantis N.V. #                                         0.83%           1,116       12.20       13,614
LRN             Stride Inc. *                                             0.80%             290       44.76       12,980
Consumer Staples (10.27%):
ANDE            The Andersons, Inc.                                       0.38%             191       32.18        6,146
BATS LN         British American Tobacco Plc #                            0.83%             374       36.46       13,636
CHEF            The Chefs' Warehouse, Inc. *                              0.41%             216       30.64        6,618
GIS             General Mills, Inc.                                       0.44%              95       74.97        7,122
HSY             The Hershey Company                                       0.43%              32      220.65        7,061
IMKTA           Ingles Markets, Incorporated                              0.53%             106       82.17        8,710
MNST            Monster Beverage Corporation *                            1.28%             228       91.74       20,917
NUS             Nu Skin Enterprises, Inc. (Class A)                       0.62%             282       36.20       10,208
PEP             PepsiCo, Inc.                                             1.65%             166      162.80       27,025
SPTN            SpartanNash Company                                       0.37%             199       30.47        6,064
WBA             Walgreens Boots Alliance, Inc.                            3.33%           1,689       32.25       54,470
Energy (2.82%):
LEU             Centrus Energy Corp. (Class A) *                          0.21%              86       40.50        3,483
COP             ConocoPhillips                                            0.60%              83      117.65        9,765
DVN             Devon Energy Corporation                                  0.19%              42       72.24        3,034
MRO             Marathon Oil Corporation                                  0.07%              43       28.25        1,215
NFE             New Fortress Energy Inc.                                  0.17%              58       47.53        2,757
PARR            Par Pacific Holdings, Inc. *                              0.39%             336       19.14        6,431
ROCC            Ranger Oil Corp.                                          0.24%             107       37.33        3,994
SBOW            SilverBow Resources, Inc. *                               0.24%             125       30.82        3,853
TALO            Talos Energy Inc. *                                       0.60%             447       21.75        9,722
EGY             VAALCO Energy, Inc.                                       0.11%             324        5.78        1,873

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage       Number   Market      Cost of
Ticker Symbol and                                                       of Aggregate     of       Value       Securities to
Name of Issuer of Securities (1)(3)                                     Offering Price   Shares   per Share   the Trust (2)
___________________________________                                     ______________   ______   _________   _____________
Financials (9.79%):
AFL             Aflac Incorporated                                        0.63%             174   $   59.14   $   10,290
ALV GY          Allianz SE #                                              0.84%              85      161.31       13,711
AON             AON Plc +                                                 1.00%              58      280.72       16,282
CS FP           AXA S.A. #                                                0.83%             602       22.64       13,630
BBVA SM         Banco Bilbao Vizcaya Argentaria, S.A. #                   0.83%           2,906        4.69       13,617
BNP FP          BNP Paribas S.A. #                                        0.83%             320       42.57       13,623
ACA FP          Credit Agricole S.A. #                                    0.83%           1,638        8.31       13,619
DFIN            Donnelley Financial Solutions, Inc. *                     0.39%             165       38.38        6,333
ECPG            Encore Capital Group, Inc. *                              0.39%             138       46.22        6,378
HOPE            Hope Bancorp, Inc.                                        0.56%             686       13.32        9,138
ISP IM          Intesa Sanpaolo SpA #                                     0.83%           8,158        1.67       13,618
NDA FH          Nordea Bank Abp #                                         0.83%           1,582        8.61       13,613
NWBI            Northwest Bancshares, Inc.                                0.61%             718       13.79        9,901
WTW             Willis Towers Watson Plc +                                0.39%              30      210.62        6,319
Health Care (16.03%):
AMGN            Amgen Inc.                                                4.51%             319      230.94       73,670
AMPH            Amphastar Pharmaceuticals, Inc. *                         0.48%             271       28.86        7,821
BIIB            Biogen Inc. *                                             1.17%              73      262.26       19,145
BMY             Bristol-Myers Squibb Company                              1.63%             379       70.24       26,621
CCRN            Cross Country Healthcare, Inc. *                          0.41%             220       30.80        6,776
DGX             Quest Diagnostics Incorporated                            0.16%              21      126.06        2,647
REGN            Regeneron Pharmaceuticals, Inc. *                         0.99%              22      731.86       16,101
SIGA            SIGA Technologies, Inc.                                   0.24%             412        9.41        3,877
SUPN            Supernus Pharmaceuticals, Inc. *                          0.62%             298       34.07       10,153
SNDX            Syndax Pharmaceuticals, Inc. *                            0.48%             300       26.24        7,872
UTHR            United Therapeutics Corporation *                         0.17%              13      209.80        2,727
UNH             UnitedHealth Group Incorporated                           3.40%             107      519.13       55,547
VRTX            Vertex Pharmaceuticals Incorporated *                     1.77%              97      298.63       28,967
Industrials (9.85%):
MAERSKB DC      A.P. Moeller - Maersk A/S (Class B) #                     0.81%               7    1,887.01       13,209
BXC             BlueLinx Holdings Inc. *                                  0.23%              53       70.67        3,746
BLDR            Builders FirstSource, Inc. *                              0.17%              43       63.79        2,743
CHRW            C.H. Robinson Worldwide, Inc.                             0.45%              76       97.49        7,409
CAT             Caterpillar Inc.                                          3.34%             305      178.81       54,537
EXPD            Expeditors International of Washington, Inc.              0.55%              99       90.65        8,974
FWRD            Forward Air Corporation                                   0.17%              28       97.81        2,739
FELE            Franklin Electric Co., Inc.                               0.17%              32       85.73        2,743
GFF             Griffon Corporation                                       0.61%             315       31.48        9,916
HLAG GY         Hapag-Lloyd AG #                                          0.83%              76      178.52       13,567
HUBG            Hub Group, Inc. *                                         0.17%              38       71.99        2,736
LECO            Lincoln Electric Holdings, Inc.                           0.17%              22      127.21        2,799
LNN             Lindsay Corporation                                       0.58%              62      153.53        9,519
MAS             Masco Corporation                                         0.41%             134       50.58        6,778
MLI             Mueller Industries, Inc.                                  0.17%              44       61.96        2,726
MYRG            MYR Group Inc. *                                          0.51%              95       88.05        8,365
ODFL            Old Dominion Freight Line, Inc.                           0.17%              10      277.18        2,772
PCAR            PACCAR Inc                                                0.17%              31       89.70        2,781
WSC             WillScot Mobile Mini Holdings Corp. *                     0.17%              62       43.95        2,725

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 4th Quarter 2022 Series
                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                        Percentage       Number   Market      Cost of
Ticker Symbol and                                                       of Aggregate     of       Value       Securities to
Name of Issuer of Securities (1)(3)                                     Offering Price   Shares   per Share   the Trust (2)
___________________________________                                     ______________   ______   _________   _____________
Information Technology (25.48%):
ATEN            A10 Networks, Inc.                                        0.38%             418   $   14.85       $6,207
AEHR            Aehr Test Systems, Inc. *                                 0.14%             159       13.87        2,205
AAPL            Apple Inc.                                                8.32%             934      145.43      135,832
BMI             Badger Meter, Inc.                                        0.17%              29       96.52        2,799
CDNS            Cadence Design Systems, Inc. *                            0.81%              79      168.41       13,304
CSCO            Cisco Systems, Inc.                                       3.33%           1,312       41.52       54,474
COHU            Cohu, Inc. *                                              0.48%             268       29.30        7,852
CSGS            CSG Systems International, Inc.                           0.60%             174       55.92        9,730
FISV            Fiserv, Inc. *                                            1.30%             215       99.08       21,302
HLIT            Harmonic Inc. *                                           0.48%             568       13.75        7,810
HPQ             HP Inc.                                                   0.37%             231       26.48        6,117
KLAC            KLA Corporation                                           0.82%              41      327.49       13,427
MA              Mastercard Incorporated                                   4.08%             223      299.23       66,728
PLAB            Photronics, Inc. *                                        0.51%             514       16.16        8,306
PTC             PTC Inc. *                                                0.17%              25      112.17        2,804
QCOM            QUALCOMM Incorporated                                     1.25%             163      125.28       20,421
STM             STMicroelectronics N.V. +                                 0.17%              79       34.49        2,725
TXN             Texas Instruments Incorporated                            1.30%             128      166.54       21,317
VECO            Veeco Instruments Inc. *                                  0.35%             289       19.72        5,699
VRSN            VeriSign, Inc. *                                          0.45%              40      182.08        7,283
Materials (7.21%):
AAL LN          Anglo American Plc #                                      0.83%             442       30.83       13,628
BAS GY          BASF SE #                                                 0.83%             338       40.36       13,641
DOW             Dow Inc.                                                  3.33%           1,197       45.52       54,488
IPI             Intrepid Potash, Inc. *                                   0.18%              72       41.84        3,013
MTRN            Materion Corporation                                      0.60%             117       84.33        9,867
OLN             Olin Corporation                                          0.17%              58       46.99        2,725
PKG             Packaging Corporation of America                          0.17%              24      115.92        2,782
RIO LN          Rio Tinto Plc #                                           0.83%             242       56.23       13,608
TMST            TimkenSteel Corporation *                                 0.27%             265       16.48        4,367
Utilities (2.36%):
ENEL IM         Enel SpA #                                                0.83%           3,351        4.06       13,618
ENGI FP         Engie S.A. #                                              0.83%           1,165       11.69       13,622
NWN             Northwest Natural Holding Company                         0.53%             200       43.31        8,662
OTTR            Otter Tail Corporation                                    0.17%              43       63.43        2,728
                                                                        _______                               __________
                   Total Investments                                    100.00%                               $1,634,269
                                                                        =======                               ==========
___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

           Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series

                                    FT 10330

   At the Opening of Business on the Initial Date of Deposit-October 7, 2022

                                                                         Percentage
                                                                         of Aggregate      Number      Market       Cost of
Ticker Symbol and                                                        Offering          of          Value per    Securities to
Name of Issuer of Securities (1)(3)                                      Price             Shares      Share        the Trust (2)
___________________________________                                      ____________      ______      _________    _____________
COMMON STOCKS (100.00%):
Communication Services (11.11%):
TMUS        T-Mobile US, Inc. *                                           11.11%            217        $ 139.42     $ 30,254
Consumer Discretionary (11.56%):
LOW         Lowe's Companies, Inc.                                         9.55%            130          199.98       25,998
MUSA        Murphy USA Inc.                                                1.01%             10          276.39        2,764
LRN         Stride Inc. *                                                  1.00%             61           44.76        2,730
Energy (1.01%):
NFE         New Fortress Energy Inc.                                       1.01%             58           47.53        2,757
Health Care (28.43%):
BIIB        Biogen Inc. *                                                  7.03%             73          262.26       19,145
UTHR        United Therapeutics Corporation *                              1.00%             13          209.80        2,727
UNH         UnitedHealth Group Incorporated                               20.40%            107          519.13       55,547
Industrials (7.05%):
BLDR        Builders FirstSource, Inc. *                                   1.01%             43           63.79        2,743
FWRD        Forward Air Corporation                                        1.00%             28           97.81        2,739
FELE        Franklin Electric Co., Inc.                                    1.01%             32           85.73        2,743
HUBG        Hub Group, Inc. *                                              1.00%             38           71.99        2,736
LECO        Lincoln Electric Holdings, Inc.                                1.03%             22          127.21        2,799
MLI         Mueller Industries, Inc.                                       1.00%             44           61.96        2,726
WSC         WillScot Mobile Mini Holdings Corp. *                          1.00%             62           43.95        2,725
Information Technology (37.82%):
AAPL        Apple Inc.                                                    24.94%            467          145.43       67,916
BMI         Badger Meter, Inc.                                             1.03%             29           96.52        2,799
FISV        Fiserv, Inc. *                                                 7.82%            215           99.08       21,302
PLAB        Photronics, Inc. *                                             1.00%            169           16.16        2,731
PTC         PTC Inc. *                                                     1.03%             25          112.17        2,804
STM         STMicroelectronics N.V. +                                      1.00%             79           34.49        2,725
VRSN        VeriSign, Inc. *                                               1.00%             15          182.08        2,731
Materials (2.02%):
OLN         Olin Corporation                                               1.00%             58           46.99        2,725
PKG         Packaging Corporation of America                               1.02%             24          115.92        2,782
Utilities (1.00%):
OTTR        Otter Tail Corporation                                         1.00%             43           63.43        2,728
                                                                         _______                                    ________
                 Total Investments                                       100.00%                                    $272,376
                                                                         =======                                    ========

___________

See "Notes to Schedules of Investments" on page 42.

                       NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such
Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on
October 7, 2022. Such purchase contracts are expected to settle within two business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation
Time) at the Evaluation Time on the business day prior to the Initial Date of
Deposit. The Sponsor at its discretion, may make adjustments to the prices of
Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The cost of Securities to a Trust may not compute due to rounding the market value per share. The valuation of the Securities has been determined by the Sponsor. In accordance with Financial Accounting Standards Board Accounting Standards Codification
820, "Fair Value Measurement," each Trust's investments are classified as
Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's profit (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                           Cost of Securities     Profit
                                                                               to Sponsor         (Loss)
                                                                           __________________    ________
The Dow(R) Target 5 Portfolio, 4th Quarter 2022 Series                     $    156,144         $  2,040
The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series                   154,361              801
S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2022 Series           164,644            1,134
S&P Target 24 Portfolio, 4th Quarter 2022 Series                                277,917            2,021
S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series                           152,709            1,766
Target Diversified Dividend Portfolio, 4th Quarter 2022 Series                  169,255            1,436
Target Focus Four Portfolio, 4th Quarter 2022 Series                            413,057            3,470
Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series               167,507            1,010
Target Growth Portfolio, 4th Quarter 2022 Series                                165,858            1,498
Target Triad Portfolio, 4th Quarter 2022 Series                                 277,009            2,240
Target VIP Portfolio, 4th Quarter 2022 Series                                 1,623,019           11,250
Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series                      269,444            2,932

(3) Common stocks of companies headquartered or incorporated outside the
United States comprise the approximate percentage of the investments of the
Trusts as indicated:

The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series , 5.00%
 (consisting of Bermuda, 5.00%).

S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2022 Series, 8.00%
 (consisting of Switzerland, 4.00% and United Kingdom, 4.00%).

S&P Target 24 Portfolio, 4th Quarter 2022 Series, 8.35%
 (consisting of Ireland, 6.02% and United Kingdom, 2.33%).

S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series, 6.65%
 (consisting of Bermuda, 3.33%; Ireland, 2.21% and Marshall Islands, 1.11%).

Target Diversified Dividend Portfolio, 4th Quarter 2022 Series, 10.00%
 (consisting of Canada, 2.50%; Israel, 2.50%; Monaco, 2.50% and United Kingdom,
 2.50%).

Target Focus Four Portfolio, 4th Quarter 2022 Series, 13.78%
 (consisting of Bermuda, 2.49%; Brazil, 0.40%; Canada, 0.80%; Colombia, 0.40%;
 France, 0.80%; Germany, 0.40%; Ireland, 1.06%; Italy, 0.40%; Japan, 1.19%;
 Luxembourg, 0.40%; Marshall Islands, 0.33%; The Netherlands, 1.20%; Spain,
 1.20%; Switzerland, 0.71% and United Kingdom, 2.00%).

Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series, 39.99%
 (consisting of Australia, 1.99%; Bermuda, 4.01%; Brazil, 8.00%; Canada, 2.01%;
 China, 4.00%; Greece, 4.00%; Luxembourg, 2.00%; The Netherlands, 2.00%;
 Norway, 2.00%; Singapore, 2.00%; South Korea, 2.00%; Switzerland, 1.99%;
 Taiwan, 2.00% and United Kingdom, 1.99%).

Target Triad Portfolio, 4th Quarter 2022 Series, 13.00%
 (consisting of Brazil, 0.40%; Canada, 1.55%; Colombia, 0.40%; France, 0.80%;
 Germany, 0.40%; Ireland, 0.40%; Israel, 0.75%; Italy, 0.40%; Japan, 1.19%;
 Luxembourg, 0.40%; Monaco, 0.75%; The Netherlands, 1.20%; Spain, 1.20%;
 Switzerland, 0.40% and United Kingdom, 2.76%).

Target VIP Portfolio, 4th Quarter 2022 Series, 18.15%
 (consisting of Denmark, 0.81%; Finland, 0.83%; France, 4.15%; Germany, 4.16%;
 Ireland, 1.00%; Italy, 1.66%; The Netherlands, 0.83%; Spain, 0.83%;
 Switzerland, 0.17% and United Kingdom, 3.71%).

Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series , 1.00%
 (consisting of Switzerland, 1.00%).

(4) This Security represents the common stock of a Real Estate Investment
Trust ("REIT"). REITs which invest in mortgage loans and mortgage-backed securities are included in the Financials sector whereas REITs which directly hold real estate properties are included in the Real Estate sector. REITs comprise the approximate percentage of the investments of the Trusts as indicated:

S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series, 5.55%
Target Focus Four Portfolio, 4th Quarter 2022 Series, 1.66%
Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series, 19.98%

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt/ADR or New York Registry
Share on the over-the-counter market or on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades on a foreign securities exchange.

* This Security represents a non-income producing security.

                        The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the
FT Series. The series to which this prospectus relates, FT 10330, consists of
12 separate portfolios set forth below:

- Dow(R) Target 5 4Q '22 - Term 1/9/24
(The Dow(R) Target 5 Portfolio, 4th Quarter 2022 Series)

- Dow(R) Target Dvd. 4Q '22 - Term 1/9/24
(The Dow(R) Target Dividend Portfolio, 4th Quarter 2022 Series)

- S&P Dvd. Aristocrats Target 25 4Q '22 - Term 1/9/24
(S&P Dividend Aristocrats Target 25 Portfolio, 4th Quarter 2022 Series)

- S&P Target 24 4Q '22 - Term 1/9/24
(S&P Target 24 Portfolio, 4th Quarter 2022 Series)

- S&P Target SMid 60 4Q '22 - Term 1/9/24
(S&P Target SMid 60 Portfolio, 4th Quarter 2022 Series)

- Target Divsd. Dvd. 4Q '22 - Term 1/9/24
(Target Diversified Dividend Portfolio, 4th Quarter 2022 Series)

- Target Focus 4 4Q '22 - Term 1/9/24
(Target Focus Four Portfolio, 4th Quarter 2022 Series)

- Target Global Dvd. Leaders 4Q '22 - Term 1/9/24
(Target Global Dividend Leaders Portfolio, 4th Quarter 2022 Series)

- Target Growth 4Q '22 - Term 1/9/24
(Target Growth Portfolio, 4th Quarter 2022 Series)

- Target Triad 4Q '22 - Term 1/9/24
(Target Triad Portfolio, 4th Quarter 2022 Series)

- Target VIP 4Q '22 - Term 1/9/24
(Target VIP Portfolio, 4th Quarter 2022 Series)

- Value Line(R) Target 25 4Q '22 - Term 1/9/24
(Value Line(R) Target 25 Portfolio, 4th Quarter 2022 Series)

Each Trust was created under the laws of the State of New York by a Trust
Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New
York Mellon as Trustee and First Trust Advisors L.P. as Portfolio Supervisor,
governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF
THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT
800-621-1675, DEPT. CODE 2.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a
Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the
Initial Date of Deposit (as set forth in "Schedule of Investments" for each
Trust), adjusted to reflect the sale, redemption or liquidation of any of the
Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of
Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy
Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act"). When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the
Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by
First Trust as a factor in selecting such broker/dealers.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and, except as described in "Removing Securities from a Trust," will endeavor to vote the
Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the
Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute
Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                         Portfolios

Objective.

Each Trust seeks above-average total return. To achieve this objective, each
Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted. Under normal circumstances, the Dow(R)
Target Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio,
Target Diversified Dividend Portfolio and Target Global Dividend Leaders
Portfolio will invest at least 80% of their assets in dividend-paying securities and the S&P Target SMid 60 Portfolio will invest at least 80% of its assets in small and/or mid capitalization companies. Under normal circumstances, the Target Global Dividend Leaders Portfolio will invest at least 40% of its assets in non-U.S. securities.

The Dow(R) Target 5 Portfolio, the S&P Target 24 Portfolio and the Target VIP
Portfolio are concentrated (i.e., invests more than 25% of Trust assets) in stocks of companies within the information technology sector. The Dow(R)
Target Dividend Portfolio is concentrated in stocks of companies within the financials sector. The S&P Dividend Aristocrats Target 25 Portfolio is concentrated in stocks of companies within the industrials sector. The S&P
Target SMid 60 Portfolio is concentrated in stocks of companies within each of the consumer discretionary and financials sectors. The Value Line(R) Target 25
Portfolio is concentrated in stocks of companies within each of the health care and information technology sectors.

Portfolio Selection Process.

               The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields.
The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The
Dow(R) Target 5 Strategy.

            The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend
Index(sm) as of two business days prior to the date of this prospectus (best
[1] to worst [100]) by the following equally-weighted factors:

      - Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

      - Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target
Dividend Strategy. In the event of a tie, the stock with the better price-to-
book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit,
Dow Jones has announced will be removed from the Dow Jones U.S. Select
Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

        S&P Dividend Aristocrats Target 25 Portfolio

The S&P Dividend Aristocrats Target 25 Strategy invests in companies from the
S&P 500(R) Dividend Aristocrats(R) Index. The index consists of companies from the S&P 500(R) Index that have increased dividends every year for the last 25 consecutive years. The S&P Dividend Aristocrats Target 25 Strategy stocks are determined as follows:

Step 1: We begin with all stocks contained in the S&P 500(R) Dividend
Aristocrats(R) Index as of two business days prior to the date of this prospectus. Regulated investment companies, limited partnerships and business development companies are not eligible for selection.

Step 2: We rank each stock on three equally-weighted factors:

      - Debt-to-equity. Compares a company's long-term debt to their stockholder's equity. Higher levels of this ratio are associated with higher risk, lower levels with lower risk.

      - Price to cash flow. Measures the cost of a company's stock for every dollar of cash flow generated. A lower, but positive, ratio indicates investors are paying less for the cash flow generated which can be a sign of value.

      - Return on assets. Compares a company's net income to its total assets.
      The ratio shows how efficiently a company generates net income from its assets.

Step 3: We rank each of the companies by their combined factor scores.

Step 4: We select an approximately equally-weighted portfolio of the best scoring 25 stocks with a maximum of seven stocks from any one of the major
Global Industry Classification Standard ("GICS(R)") market sectors. If more than seven stocks from any one of the major GICS(R) sectors are selected, these stocks are excluded and replaced with the next best scoring stocks which satisfy the criteria set forth above. In the event of a tie, the stock with the better return-on-assets ratio is selected.

                   S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the
S&P 500(R) Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500(R) Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

      - Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

      - Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

      - Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24
Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected. However, no individual stock will comprise 25% or more of the S&P Target 24 Portfolio as of the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and market sentiment. The S&P Target SMid 60
Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap
400(R) Index ("S&P MidCap 400(R)") and the Standard & Poor's SmallCap 600(R)
Index ("S&P SmallCap 600(R)") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400(R) and 150 stocks from the S&P SmallCap 600(R) with the lowest, but positive, price-to-
book ratio.

Step 3: We rank each stock on three equally-weighted factors:

      - Price to cash flow;

      - 12-month change in return on assets; and

      - 3-month price appreciation.

Step 4: We eliminate any regulated investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with an average daily trading volume of less than
$250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400(R) are given approximately twice the weight of the stocks selected from the S&P SmallCap 600(R), taking into consideration that only whole shares will be purchased.

            Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the major S&P GICS(R) market sectors with the highest combined ranking on the three factors. The Financials and Real Estate sectors are combined for the sector limit purpose. In the event of a tie, the stock with the better price-to-book ratio is selected.

                 Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies.

The composition of the Target Focus Four Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the S&P
Target SMid 60 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target
Dividend Portfolio" and "S&P Target SMid 60 Portfolio," respectively. The

Securities which comprise the Value Line(R) Target 25 Strategy and the NYSE(R)
International Target 25 Strategy were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that
Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 90% of the trading volume on all U.S.
stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value
Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The
Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for
Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value
Line(R) Target 25 Strategy. Stocks of financial companies, as defined by
S&P's GICS(R), the stocks of companies whose shares are not listed on a U.S.
securities exchange, and stocks of limited partnerships are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R)
Target 25 Strategy portion of the portfolio on the date of this prospectus.
The Securities will be adjusted on a proportionate basis to accommodate this constraint.

NYSE(R) International Target 25 Strategy.

The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International Target
25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100
Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

          Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S.
      securities exchange either directly or in the form of American Depositary
      Receipts/ADRs.

      - REITs - all U.S. REITs (including Mortgage REITs).

Step 2: Regulated investment companies and limited partnerships are excluded from all universes. REITs (including Mortgage REITs) are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P
      500(R) Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-weighted factors: price to cash flow; return on assets; and 3, 6 and
12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings. The domestic and international equity universes are subject to a maximum of four stocks from any one of the major GICS(R) market sectors.
The Financials and Real Estate sectors are combined for the sector limit purpose. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                   Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The
Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the major GICS(R) market sectors. The
Financials and Real Estate sectors are combined for the sector limit purpose.
In the event of a tie, the stock with the higher sustainable growth rate is selected.

                   Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies.

The composition of the Target Triad Portfolio on the Initial Date of Deposit
is as follows:

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

      - Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25 Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy
portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target
Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.

                    Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies.

The composition of the Target VIP Strategy on the Initial Date of Deposit is
as follows:

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the S&P Target 24 Strategy and the Value Line(R)
Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "S&P Target 24
Portfolio" and "Target Focus Four Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy,
the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for
The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields.
By selecting stocks with the highest dividend yields, the European Target 20
Strategy seeks to uncover stocks that may be out of favor or undervalued. The
European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece,
Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland
and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100
Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15
Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of
Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. companies which trade on the NYSE,
NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market, LLC(R)
(excluding limited partnerships, American Depositary Receipts/ADRs, business development companies and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between
$150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings
(based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy. If, as a result of the constraint in Step 5, fewer than 40 stocks are eligible for selection, additional stocks with the smallest appreciation above 75% in the last 12 months will be included to reach 40 stocks.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption
"Target Focus Four Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit, we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit.
This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within 12 months of the date of this prospectus are not eligible for inclusion in a Trust's portfolio.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

Additional Portfolio Contents.

In addition to the investments described above, certain of the Trusts invest in: New York Registry Shares, foreign-listed securities and companies headquartered or incorporated in emerging and/or developing markets.

As with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index are products of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and have been licensed for use by First Trust
Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R), S&P Dividend
Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The
Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select
Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow
Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend
Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target 24
Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio and the
Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI,
Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such products nor do they have any liability for any errors, omissions, or interruptions of the Dow
Jones Industrial Average and the S&P 500(R) Index. Please see the Information
Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

"Value Line," "The Value Line Investment Survey" and "Timeliness" are
trademarks or registered trademarks of Value Line, Inc. and/or its affiliates
("Value Line") that have been licensed to First Trust Portfolios L.P. and/or
First Trust Advisors L.P. The Target Focus Four Portfolio, Target VIP
Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, endorsed, recommended, sold or promoted by Value Line. Value Line makes no representation regarding the advisability of investing in a Trust. First Trust
Portfolios L.P. and/or First Trust Advisors L.P. are not affiliated with any
Value Line company.

"NYSE(R)" is a service/trade mark of ICE Data Indices, LLC or its affiliates and has been licensed, along with the NYSE(R) International 100 Index
("Index") for use by First Trust Portfolios L.P. in connection with the Target
Focus Four Portfolio and the Target Triad Portfolio (the "Products"). Neither
First Trust Portfolios L.P. nor the Products, as applicable, is sponsored, endorsed, sold or promoted by ICE Data Indices, LLC, its affiliates or its
Third Party Suppliers ("ICE Data and its Suppliers"). ICE Data and its
Suppliers make no representations or warranties regarding the advisability of investing in securities generally, in the Products particularly, or the ability of the Index to track general market performance. Past performance of an Index is not an indicator of or a guarantee of future results. ICE DATA AND
ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS
AND/OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE, INCLUDING THE INDICES, INDEX DATA AND ANY
INFORMATION INCLUDED IN, RELATED TO, OR DERIVED THEREFROM ("INDEX DATA"). ICE
DATA AND ITS SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH
RESPECT TO THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES
AND THE INDEX DATA, WHICH ARE PROVIDED ON AN "AS IS" BASIS AND YOUR USE IS AT
YOUR OWN RISK.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm),
The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500(R) Index, S&P
1000(R) Index, S&P MidCap 400(R) Index, S&P SmallCap 600(R) Index and the
NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the
Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                        Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's
Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors'
perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase, negatively impacting issuers.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money.
Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Two of the Securities in the S&P Target 24 Portfolio and four of the Securities in the Value Line(R) Target 25 Portfolio represent approximately 34.27% and
66.00%, respectively, of the value of each Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Market Risk. Market risk is the risk that a particular security, or Units of the Trust in general, may fall in value. Securities are subject to market fluctuations caused by such factors as economic, political, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Units of the Trust could decline in value or underperform other investments. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, political turbulence or other events could have a significant negative impact on the Trust and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. Such events could adversely affect the prices and liquidity of the Trust's portfolio securities and could result in disruptions in the trading markets. Any such circumstances could have a materially negative impact on the value of the Trust's Units and result in increased market volatility.

In February 2022, Russia commenced a military attack on Ukraine. In response, various countries, including the United States, issued broad-ranging sanctions on Russia and certain Russian companies and individuals. The hostilities between the two countries may escalate and any existing or future sanctions could have a severe adverse effect on Russia's economy, currency, companies and region as well as negatively impact other regional and global economic markets of the world, companies in such countries and various sectors, industries and markets for securities and commodities globally, such as oil and natural gas, and may have a negative effect on a Trust's investments and performance beyond any direct exposure to Russian issuers or those of adjoining geographic regions. Russia may also take retaliatory actions or countermeasures, such as cyberattacks and espionage, which may negatively impact the countries and companies in which a Trust may invest. The extent and duration of the military action or future escalation of such hostilities; the extent and impact of existing and any future sanctions, market disruptions and volatility; and the result of any diplomatic negotiations cannot be predicted.
These and any related events could have a significant negative impact on certain of a Trust's investments as well as a Trust's performance, and the value or liquidity of certain Securities held by a Trust may decline significantly.

An outbreak of a respiratory disease designated as COVID-19 was first detected in China in December 2019 and has resulted in a global pandemic and major disruptions to economies and markets around the world. The transmission of
COVID-19 and efforts to contain its spread have resulted in international border closings, enhanced health screenings, expanded healthcare services and expenses, quarantines and other restrictions on business and personal activities, cancellations, disruptions to supply chains and consumer activity, as well as general public concern and uncertainty. Financial markets have experienced extreme volatility and severe losses, negatively impacting global economic growth prospects. The duration of the COVID-19 outbreak and its effects cannot be determined with certainty and may exacerbate other pre-
existing political, social and economic risks.

Governments and central banks, including the Federal Reserve, have taken extraordinary and unprecedented actions to support local and global economies and financial markets. These measures have included, among other policy responses, a $700 billion quantitative easing program, a reduction of the
Federal funds rate to near-zero, and numerous economic stimulus packages. The impact of these and additional measures taken in the future, and whether they will be effective in mitigating economic and market disruptions, including upward pressure on prices, will not be known for some time. As a means to fight inflation, the Federal Reserve has raised interest rates and expects to continue to do so and has announced that it intends to reverse previously implemented quantitative easing.

Dividends. Certain of the Securities held by the Trusts may currently pay dividends, but there is no guarantee that the issuers of the Securities will declare dividends in the future or that, if declared, they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio, the S&P Target 24 Portfolio and the Target VIP
Portfolio are concentrated in stocks of companies within the information technology sector. The Dow(R) Target Dividend Portfolio is concentrated in stocks of companies within the financials sector. The S&P Dividend Aristocrats
Target 25 Portfolio is concentrated in stocks of companies within the industrials sector. The S&P Target SMid 60 Portfolio is concentrated in stocks of companies within each of the consumer discretionary and financials sectors.
The Value Line(R) Target 25 Portfolio is concentrated in stocks of companies within each of the health care and information technology sectors.

Consumer Discretionary. Consumer discretionary companies, such as retailers, media companies and consumer services companies, provide non-essential goods and services. These companies manufacture products and provide discretionary services directly to the consumer, and the success of these companies is tied closely to the performance of the overall domestic and international economy, interest rates, competition and consumer confidence. Success depends heavily on disposable household income and consumer spending.  Consumer discretionary companies may also be strongly affected by social trends and marketing campaigns. These companies may be subject to severe competition, which may have an adverse impact on their profitability. Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer discretionary products in the marketplace. Consumer discretionary companies have historically been characterized as relatively cyclical and therefore more volatile in times of change.

Financials. Financial companies, such as retail and commercial banks, insurance companies and financial services companies, are subject to extensive governmental regulation and intervention, which may adversely affect the scope of their activities, the prices they can charge, the amount and types of capital they must maintain and, potentially, their size. Governmental regulation may change frequently and may have significant adverse consequences for financial companies, including effects not intended by such regulation.
The impact of more stringent capital requirements, or recent or future regulation in various countries, on any individual financial company or on financial companies as a whole cannot be predicted. Certain risks may impact the value of investments in financial companies more severely than those of investments in other issuers, including the risks associated with companies that operate with substantial financial leverage. Financial companies may also be adversely affected by volatility in interest rates, decreases in the availability of money or asset valuations, credit rating downgrades and adverse conditions in other related markets. Insurance companies in particular may be subject to severe price competition and/or rate regulation, which may have an adverse impact on their profitability. Financial companies are also a target for cyber-attacks and may experience technology malfunctions and disruptions as a result.

In addition, general economic conditions are important to the operations of financial companies. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities may have an adverse effect on the profitability of financial companies. While financial companies such as banks tend to increase reserves in anticipation of economic stress, there can be no assurance that such reserves will be sufficient to cover rising default rates. Financial companies may be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a company's financial condition or prospects, could adversely affect its business. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources. There is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Health Care. General risks of health care companies include extensive competition, generic drug sales resulting from the loss of patent protection, product liability litigation and evolving government regulation. Research and development costs of bringing new drugs to market are substantial, and there is no guarantee that a product will ever come to market. Health care facility operators may be affected by the demand for services, the ability of the facility to provide the services required, efforts by government or insurers to limit rates, restriction of government financial assistance and competition from other providers. The health care sector may be impacted if Congress proposes legislation regarding reform on the health care sector, changes in current laws regarding access to health insurance and the overall risks and costs of compliance with such regulations. Whether these proposals will be adopted and their possible long-term effects on the health care industry remains uncertain and cannot be predicted. In addition, health crises, such as a pandemic outbreak, can severely impact the health care industry in particular. These crises can disrupt health care services and processes, strain resources and supplies, and are often increasingly difficult to assess and impossible to predict.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources.
Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-
earnings ratios with little or no earnings histories.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio, the
Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio
are issued by REITs that are headquartered or incorporated in the United
States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with
Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs. Certain of the REITs may also be mortgage real estate investment trusts ("Mortgage
REITs"). Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional
Units of a Trust after the Initial Date of Deposit, we will deposit the
Securities originally selected by applying the strategy on the Initial Date of
Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Foreign Securities. Certain of the Securities held by certain of the Trusts are issued by foreign entities, which makes the Trusts subject to more risks than if they invested solely in domestic securities. Risks of foreign securities include higher brokerage costs; different accounting standards;
expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions;
restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Certain foreign markets have experienced heightened volatility due to recent negative political or economic developments or natural disasters. Securities issued by non-U.S. issuers may pay dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

American Depositary Receipts/ADRs, New York Registry Shares and similarly structured securities may be less liquid than the underlying shares in their primary trading market. Any distributions paid to the holders of depositary receipts are usually subject to a fee charged by the depositary. Issuers of depositary receipts are not obligated to disclose information that is considered material in the United States. As a result, there may be less information available regarding such issuers. Holders of depositary receipts may have limited voting rights, and investment restrictions in certain countries may adversely impact the value of depositary receipts because such restrictions may limit the ability to convert shares into depositary receipts and vice versa. Such restrictions may cause shares of the underlying issuer to trade at a discount or premium to the market price of the depositary receipts.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem
Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the
Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Target VIP Portfolio is maintained by: Crest Co. Ltd. for United Kingdom Securities and Euroclear
Bank, a global custody and clearing institution for all other foreign
Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging and Developing Markets.  Certain of the Securities held by certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging or developing markets or have significant business operations in emerging or developing markets. Risks of investing in emerging and developing countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, less information about emerging and developing market companies is publicly available due to differences in regulatory, accounting, audit and financial recordkeeping standards and information that is available may be unreliable or outdated. Moreover, the rights and remedies associated with emerging and developing market investment securities may be different than those available for investments in more developed markets. Furthermore, emerging and developing market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging and developing markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S.
securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the
Units. Most foreign currencies have fluctuated widely in value against the
U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Sponsor will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Sponsor may not reflect the amount the Trusts would receive, in U.S. dollars, had the
Trustee sold any particular currency in the market. The value of the
Securities in terms of U.S. dollars, and therefore the value of your Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of
U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small and/or Mid Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by small and/or mid capitalization companies.
Investing in stocks of such companies may involve greater risk than investing in larger companies. For example, such companies may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Securities of such companies generally trade in lower volumes and are generally subject to greater and less predictable changes in price than securities of larger companies. In addition, small and mid-cap stocks may not be widely followed by the investment community, which may result in low demand.

Large Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by large capitalization companies. The return on investment in stocks of large capitalization companies may be less than the return on investment in stocks of small and/or mid capitalization companies.
Large capitalization companies may also grow at a slower rate than the overall market.

Cybersecurity Risk. As the use of Internet technology has become more prevalent in the course of business, the Trusts have become more susceptible to potential operational risks through breaches in cybersecurity. A breach in cybersecurity refers to both intentional and unintentional events that may cause a Trust to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Sponsor of the Trusts to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cybersecurity breaches may involve unauthorized access to digital information systems utilized by the Trusts through "hacking" or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cybersecurity breaches of a Trust's third-party service providers, or issuers in which the Trusts invest, can also subject the Trusts to many of the same risks associated with direct cybersecurity breaches. The Sponsor of, and third-
party service provider to, the Trusts have established risk management systems designed to reduce the risks associated with cybersecurity. However, there is no guarantee that such efforts will succeed, especially because the Trusts do not directly control the cybersecurity systems of issuers or third-party service providers.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, or the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the Securities.

       Backtested Hypothetical Performance Information

The following tables compare the hypothetical performance information for the identical strategies employed by each Trust and the actual performances of the
DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index,
S&P 500(R) Index, S&P 1000(R) Index and the MSCI All Country World Index in
each of the full years listed below (and as of the most recent month). The
Trusts did not achieve the performance shown.

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(R). The Dow Jones Industrial Average is a price-weighted measure of 30
U.S. blue-chip companies. The index covers all industries with the exception of transportation and utilities. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend
Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated
annualized yield. Eligible stocks are selected from a universe of all dividend-
paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-
negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S.
market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500(R) Index. The S&P 500(R) Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.

S&P 1000(R) Index. The S&P 1000(R) Index is a combination of the S&P MidCap
400(R) (the most widely used index for mid-size companies) and the S&P
SmallCap 600(R) (an index of 600 U.S. small-cap companies), where the S&P
MidCap 400(R) represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                     COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                       Hypothetical Strategy Total Returns(1)(3)

                                                S&P Dividend                                   Target
               The Dow(R)      The Dow(R)        Aristocrats      S&P          S&P Target    Diversified
               Target 5     Target Dividend       Target 25     Target 24        SMid 60       Dividend
Year           Strategy        Strategy           Strategy      Strategy        Strategy      Strategy
____           __________   _______________     ____________    __________     ___________   ___________
1972            20.05%
1973            17.48%
1974            -7.59%
1975            62.75%
1976            38.73%
1977             3.08%
1978            -1.39%
1979             7.31%
1980            38.55%
1981             1.16%
1982            40.87%
1983            34.10%
1984             8.46%
1985            35.84%
1986            28.15%                                           19.51%
1987             8.38%                                            1.90%
1988            18.81%                                            4.46%
1989             7.88%                                           22.50%
1990           -18.00%                                            6.60%
1991            59.64%                                           40.52%
1992            20.54%        29.93%                             -1.63%
1993            31.28%        18.14%                              8.20%
1994             5.32%        -8.59%                              4.96%
1995            27.92%        46.81%                             39.14%         25.29%        28.12%
1996            23.36%        16.07%                             31.43%         13.16%        14.93%
1997            17.02%        40.51%                             30.23%         42.02%        25.93%
1998             9.80%         2.91%                             39.98%          4.82%        12.91%
1999            -9.56%        -6.70%                             41.30%         23.81%        17.50%
2000             8.15%        25.77%               6.85%          4.01%         14.00%        19.77%
2001            -5.10%        40.56%              16.05%        -10.90%         31.95%        29.58%
2002           -12.93%        -0.87%             -10.19%        -19.10%         -5.34%       -10.44%
2003            20.05%        32.01%              19.76%         23.29%         45.27%        47.01%
2004             9.52%        18.82%              17.19%         13.72%         23.45%        20.48%
2005            -3.06%         2.20%               3.63%          3.79%          3.02%         1.93%
2006            38.65%        17.54%              18.01%          1.58%         19.63%        15.38%
2007             1.57%         1.02%               5.24%          3.32%         -9.71%        -3.90%
2008           -50.43%       -39.57%             -22.21%        -29.28%        -37.71%       -37.09%
2009            17.12%        14.21%              21.73%         12.23%         59.86%        40.75%
2010            10.04%        15.65%              16.90%         18.28%         15.02%        20.16%
2011            16.82%         5.52%               8.44%          7.05%         -8.87%         3.10%
2012             9.21%         4.87%              12.46%          8.11%         20.32%        10.72%
2013            38.33%        28.65%              33.44%         42.43%         37.33%        31.56%
2014            11.38%        12.77%              11.55%          7.17%         -0.34%         5.13%
2015             7.63%        -6.10%              -2.87%          2.17%         -8.96%       -13.06%
2016            11.55%        22.95%              13.34%          0.75%         30.69%        15.82%
2017             9.99%         7.00%              16.65%         19.44%         -0.16%         6.58%
2018            -1.98%       -11.41%              -9.06%         -1.34%        -23.80%       -12.41%
2019             7.15%         8.91%              28.57%         34.03%          3.14%        25.97%
2020            -6.84%       -14.18%               2.08%         29.39%        -22.83%        -6.14%
2021            15.95%        28.22%              28.85%         31.94%         48.92%        24.87%
2022           -28.49%       -16.93%             -23.37%        -31.46%        -23.53%       -13.51%
(thru 9/30)

                                       COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

     (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(3)
           Target        Target Global
            Focus           Dividend        Target          Target            Target         Value Line(R)
            Four            Leaders         Growth          Triad              VIP            Target 25
Year      Strategy          Strategy       Strategy        Strategy          Strategy          Strategy
____      _________      _____________     ________        ________          _________        ___________
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                           33.28%
1986                                                                                           20.19%
1987                                                                                           16.90%
1988                                                                                           -9.42%
1989                                                                                           48.14%
1990                                                                           0.13%            3.11%
1991                                                                          57.08%           83.72%
1992                                                                           4.11%           -2.66%
1993                                                                          22.06%           25.01%
1994                                                                           2.06%           12.14%
1995                                        31.04%                            42.89%           52.14%
1996       27.69%                           25.07%          22.06%            38.66%           54.17%
1997       37.09%                           41.24%          34.65%            25.81%           33.85%
1998       30.87%          2.68%            37.25%          27.38%            51.24%           90.97%
1999       44.95%         12.49%            33.88%          31.77%            48.79%          111.20%
2000        9.54%          4.72%             8.46%          11.82%            -4.51%          -10.41%
2001       20.06%          7.01%            -4.11%           4.80%           -11.29%           -0.14%
2002      -11.17%         -7.53%           -10.72%         -11.68%           -21.32%          -23.92%
2003       38.67%         48.18%            34.11%          38.16%            34.74%           39.27%
2004       21.47%         24.60%            16.82%          18.42%            13.04%           21.76%
2005        8.78%         11.70%            17.21%          12.18%             6.75%           19.68%
2006       14.10%         29.58%            16.93%          17.46%            11.85%            0.66%
2007        6.87%         22.20%            20.04%          13.27%             9.24%           23.53%
2008      -43.44%        -30.11%           -52.47%         -47.59%           -45.91%          -51.43%
2009       27.15%         53.38%            18.31%          27.07%            12.01%            3.10%
2010       17.76%         20.22%            17.24%          16.26%            18.28%           28.57%
2011      -11.68%          0.37%           -12.45%          -8.44%            -2.06%          -29.29%
2012       12.58%         12.78%             5.86%           7.41%            12.23%           14.17%
2013       31.30%         25.27%            37.25%          33.10%            36.13%           33.95%
2014        5.71%          3.15%             6.39%           4.42%             6.12%            9.93%
2015       -8.54%        -12.36%             8.32%          -0.12%            -4.46%           -9.45%
2016       18.79%         14.92%            -1.79%           4.71%             8.24%            5.30%
2017        5.60%          7.41%            35.39%          24.47%            19.90%            7.49%
2018      -13.19%        -13.16%           -17.96%         -16.01%            -7.57%           -4.03%
2019        7.22%         14.50%            33.38%          28.79%            18.86%            8.64%
2020       -1.51%         -3.45%            22.87%          10.19%            11.63%           37.27%
2021       37.65%         21.65%             9.99%          15.37%            29.50%           41.52%
2022      -24.33%        -14.75%           -29.13%         -23.39%           -25.58%          -34.69%
(thru 9/30)

                                  COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                          Index Total Returns(3)

                     Dow Jones
                    U.S. Select                                     Russell         MSCI All
                     Dividend         S&P 500(R)      S&P 1000(R)   3000(R)      Country World
Year    DJIA(R)      Index(sm)          Index            Index       Index           Index
____    _______     _____________     _________       ___________   ________     ______________
1972     18.48%                        19.00%
1973    -13.28%                       -14.69%
1974    -23.58%                       -26.47%
1975     44.75%                        37.23%
1976     22.82%                        23.93%
1977    -12.84%                        -7.16%
1978      2.79%                         6.57%
1979     10.55%                        18.61%
1980     22.17%                        32.50%
1981     -3.57%                        -4.92%
1982     27.11%                        21.55%
1983     25.97%                        22.56%
1984      1.31%                         6.27%
1985     33.55%                        31.72%
1986     27.10%                        18.67%
1987      5.48%                         5.25%
1988     16.14%                        16.56%
1989     32.19%                        31.62%
1990     -0.56%                        -3.19%
1991     24.19%                        30.33%
1992      7.41%      22.65%             7.61%
1993     16.93%      14.59%            10.04%
1994      5.01%      -0.19%             1.30%
1995     36.87%      42.80%            37.50%          30.69%        36.57%
1996     28.89%      25.08%            22.89%          19.85%        21.63%
1997     24.94%      37.83%            33.31%          30.26%        31.67%
1998     18.15%       4.33%            28.55%          13.20%        24.11%       21.97%
1999     27.21%      -4.08%            21.03%          14.11%        20.96%       26.82%
2000     -4.71%      24.86%            -9.10%          15.86%        -7.30%      -13.94%
2001     -5.43%      13.09%           -11.88%           1.45%       -11.43%      -15.91%
2002    -14.97%      -3.94%           -22.09%         -14.54%       -21.53%      -18.98%
2003     28.23%      30.16%            28.65%          36.61%        31.02%       34.63%
2004      5.30%      18.14%            10.87%          18.39%        11.93%       15.75%
2005      1.72%       3.79%             4.90%          10.93%         6.10%       11.37%
2006     19.03%      19.54%            15.76%          11.89%        15.67%       21.53%
2007      8.87%      -5.16%             5.56%           5.18%         5.16%       12.18%
2008    -31.92%     -30.97%           -36.99%         -34.67%       -37.32%      -41.85%
2009     22.70%      11.13%            26.46%          33.48%        28.29%       35.41%
2010     14.10%      18.32%            15.08%          26.55%        16.93%       13.21%
2011      8.34%      12.42%             2.08%          -0.92%         1.00%       -6.86%
2012     10.23%      10.84%            15.98%          17.40%        16.41%       16.80%
2013     29.63%      29.06%            32.36%          35.87%        33.55%       23.44%
2014     10.02%      15.36%            13.65%           8.54%        12.53%        4.71%
2015      0.23%      -1.64%             1.38%          -2.11%         0.48%       -1.84%
2016     16.40%      21.98%            11.93%          22.49%        12.70%        8.48%
2017     28.07%      15.44%            21.80%          15.33%        21.10%       24.62%
2018     -3.48%      -5.94%            -4.39%         -10.30%        -5.24%       -8.93%
2019     25.32%      23.11%            31.45%          25.14%        30.99%       27.30%
2020      9.75%      -4.56%            18.39%          12.98%        20.88%       16.82%
2021     20.95%      32.25%            28.67%          25.35%        25.63%       19.04%
2022    -19.70%     -10.07%           -23.87%         -22.02%       -24.62%      -25.34%
(thru 9/30)

__________________
See "Notes to Comparison of Hypothetical Total Return" on page 61.

               NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) Hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust
(monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the S&P 1000(R) Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S.
dollars. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. If a security which is selected by a Strategy is merged out of existence, delisted or suffers a similar fate during the period in which such hypothetical Strategy performance is being measured, such security will not be replaced by another security during that period and the return of such security will not be annualized in the calculation of the hypothetical returns. Based on the year-by-year hypothetical returns contained in the above tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy and
the Target Diversified Dividend Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index, as shown in the table below.

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making.
The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: CapIQ and Compustat, as
confirmed by Bloomberg L.P. and FactSet.

                               HYPOTHETICAL COMPARISON OF AVERAGE ANNUAL RETURN FOR PERIODS ENDING DECEMBER 31, 2021

                    Hypothetical Strategy Average Annual Return                                 Index Average Annual Return

                                                             Since                                                                         Since
Strategy                            1 Year  5 Year  10 Year  Inception  Corresponding Index                       1 Year  5 Year  10 Year  Inception
________                            ______  ______  _______  _________  ___________________                       ______  ______  _______  _________
The Dow(R) Target 5                 15.95%   4.53%   9.69%   11.84%     DJIA(R) (12/31/71 - 12/31/21)             20.95%  15.51%  14.20%   11.27%
The Dow(R) Target Dividend          28.22%   2.59%   7.15%   10.13%     Dow Jones U.S. Select Dividend Index(sm)  32.25%  11.02%  12.82%   11.87%
                                                                        S&P 500(R) Index (12/31/91 - 12/31/21)    28.67%  18.45%  16.53%   10.63%
S&P Dividend Aristocrats Target 25  28.85%  12.40%  12.70%    9.90%     S&P 500(R) Index (12/31/99 - 12/31/21)    28.67%  18.45%  16.53%    7.52%
S&P Target 24                       31.94%  21.94%  16.44%   12.28%     S&P 500(R) Index (12/31/85 - 12/31/21)    28.67%  18.45%  16.53%   11.49%
S&P Target SMid 60                  48.92%  -2.05%   5.86%   10.18%     S&P 1000(R) Index                         25.35%  12.89%  14.30%   12.36%
Target Diversified Dividend         24.87%   6.63%   7.83%   10.80%     Russell 3000(R) Index                     25.63%  17.95%  16.29%   11.11%
Target Focus Four                   37.65%   5.91%   8.50%   10.88%     S&P 500(R) Index (12/31/95 - 12/31/21)    28.67%  18.45%  16.53%   10.23%
Target Global Dividend Leaders      21.65%   4.64%   6.29%    9.74%     MSCI All Country World Index              19.04%  14.97%  12.44%    7.56%
Target Growth                        9.99%  14.89%  12.66%   11.60%     S&P 500(R) Index (12/31/94 - 12/31/21)    28.67%  18.45%  16.53%   11.13%
Target Triad                        15.37%  11.35%  10.33%   10.44%     S&P 500(R) Index (12/31/95 - 12/31/21)    28.67%  18.45%  16.53%   10.23%
Target VIP                          29.50%  13.75%  12.31%   11.64%     S&P 500(R) Index (12/31/89 - 12/31/21)    28.67%  18.45%  16.53%   10.74%
Value Line(R) Target 25             41.52%  16.84%  13.31%   15.76%     S&P 500(R) Index (12/31/84 - 12/31/21)    28.67%  18.45%  16.53%   11.99%

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                       Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under
"Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until two business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of
1934, as amended.

Organization Costs. Securities purchased with the portion of the Public
Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the SEC and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust.
Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for
Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per
Unit of a Trust will be reduced by the amount of additional Securities sold.
Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in
"Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When
Securities are sold to reimburse the Sponsor for organization costs, the
Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge of 1.85% per Unit is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of
1.85% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.185 per
Unit). On the Initial Date of Deposit, and any other day the Public Offering
Price per Unit equals $10.00, there is no initial sales charge. Thereafter, you will pay an initial sales charge when the Public Offering Price per Unit exceeds $10.00 per Unit and as deferred sales charge and creation and development fee payments are made.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of $.045 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from January 20, 2023 through
March 20, 2023. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.35% of the Public
Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 1.85% per Unit and the maximum dealer concession is 1.25% per Unit.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer
(a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee
Accounts"), you will not be assessed the transactional sales charge described above on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a
Fee Account Cash CUSIP Number, if you elect to have distributions paid to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the
Sponsor, our related companies, and dealers and their affiliates will purchase
Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of the price you pay for your Units or whether you are eligible to receive any discounts.
However, if the purchase price of your Units was less than $10.00 per Unit or if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Sponsor will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the
Public Offering Price of the Units according to this valuation. This Public
Offering Price will be effective for all orders received before the Evaluation
Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.
For purposes of Securities and Unit settlement, the term business day does not include days on which U.S. financial institutions are closed.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, LLC(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Sponsor deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Sponsor, an appropriate secondary exchange, if any. If no trades occur on the Primary
Exchange or any appropriate secondary exchange on a specific trade date, the
Sponsor will determine the value of the Securities using the best information available to the Sponsor, which may include the prior day's evaluated price.
If the Security is an American Depositary Receipt/ADR, Global Depositary
Receipt/GDR or other similar security in which no trade occurs on the Primary
Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate ADR/GDR ratio, the exchange rate and such other information which the Sponsor deems appropriate. For purposes of valuing Securities traded on The NASDAQ Stock
Market, LLC(R), closing sale price shall mean the Nasdaq(R) Official Closing
Price as determined by The NASDAQ Stock Market, LLC(R). If the Securities are
not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Sponsor deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined (a) on the basis of current ask prices for comparable securities,
(b) by appraising the value of the Securities on the ask side of the market, or (c) any combination of the above. If such prices are in a currency other than U.S. dollars, the value of such Security shall be converted to U.S.
dollars based on current exchange rates (unless the Sponsor deems such prices inappropriate as a basis for evaluation). If the Sponsor deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Sponsor shall use such other information available to the Sponsor which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                    Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All
Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts.
This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 1.25% of the Public Offering Price per
Unit, subject to reductions set forth in "Public Offering-Discounts for
Certain Persons."

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to up to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                                Additional
(in millions)                              Concession
_____________________________________________________
$25 but less than $100                         0.035%
$100 but less than $150                        0.050%
$150 but less than $250                        0.075%
$250 but less than $1,000                      0.100%
$1,000 but less than $5,000                    0.125%
$5,000 but less than $7,500                    0.150%
$7,500 or more                                 0.175%

Dealers and other selling agents will not receive a concession on the sale of
Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met.
Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time.

Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these
Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the
Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades.
Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," create a conflict of interest by influencing financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including:
developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected;
various unit investment trust features such as convenience and costs; and
options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred)
and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S.
Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar, Inc. or (3) information from publications such as
Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek,
Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                    The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee.
Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of
"Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                    The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except fees to value
Trust Securities and Trustee costs to transfer and record the ownership of
Units. We may discontinue purchases of Units at any time. IF YOU WISH TO
DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE
MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your
Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                    How We Purchase Units

The Trustee will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the
Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee may sell tendered Units in the over-the-counter market, if any.
However, the amount you will receive is the same as you would have received on redemption of the Units.

                    Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income
Account of such Trust if funds are available, and then from the Capital
Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as Portfolio Supervisor and will be compensated for providing portfolio supervisory services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will be compensated for providing evaluation services and we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

The fees payable to the Sponsor, First Trust Advisors L.P. and the Trustee are
based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fees paid to us or our affiliates for providing services to all unit investment trusts be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The
"creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests (i.e., participating in litigation concerning a portfolio security) and the costs of indemnifying the Trustee;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the
Trusts. In addition, if there is not enough cash in the Income or Capital
Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See
"Tax Status."

                         Tax Status

Federal Tax Matters.

This section discusses some of the main U.S. federal income tax consequences of owning Units of a Trust as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or non-U.S. tax consequences.

This federal income tax summary is based in part on the advice of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel may not have been asked to review, and may not have reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts.
These summaries may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
_______________

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R)
Target Dividend Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25
Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

The Trusts intend to qualify as grantor trusts under the federal tax laws. If a Trust qualifies as a grantor trust, such Trust will not be taxed as a corporation for federal income tax purposes and will not pay federal income taxes. For federal income tax purposes, in grantor trusts you are deemed to own a pro rata portion of the underlying assets of a Trust directly, and as such you will be considered to have received a pro rata share of income. All taxability issues are taken into account at the Unit holder level.

Income from the Trusts.

Income realized by a Trust passes through and is treated as income of the Unit holders. Income is reported without any deduction for expenses. Expenses are separately reported. Generally, the income paid to Unit holders is net the expenses of a Trust, but the income reportable by Unit holders is gross the expenses of such Trust.

You may be required to recognize income for federal income tax purposes in one year even if you do not receive a corresponding distribution from a Trust, or do not receive the corresponding distribution from such Trust until a later year. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Some income from a Trust's assets may have been received as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. Income from a
Trust's assets (including capital gain income) may also be subject to a
"Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends paid on certain stock held by a Trust are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI") received by the Trust itself. Ordinary income dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction on qualifying dividends received by a Trust from certain corporations.

Sale of Units.

If you sell your Units (whether to a third party or to your Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Trust's assets from the amount you receive from the sale. You can generally determine your original tax basis in each Trust's asset by apportioning the cost of your
Units, including sales charges, among the Trust assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits).

The tax statement you receive may contain information to allow you to calculate and adjust your basis in a Trust's assets and determine whether any gain or loss recognized by you should be considered long-term capital gain, short-term capital gain or return of capital. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Under the wash sale rules, all or a portion of any loss you may recognize on a disposition of your Units or on a disposition of assets by a Trust may be disallowed if you purchase stocks or other assets that are the same as or substantially identical to any of the assets held directly or indirectly through such Trust within 30 days of the disposition.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If a Trust purchases shares in PFICs, you may be subject to U.S. federal income tax on a portion of certain distributions from the PFICs or on gains from the disposition of such PFIC shares at tax rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate. Additional charges in the form of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFICs in your taxable income even if not distributed to a Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFICs, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by
PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Financial Accounts.

A Trust may directly or indirectly hold financial accounts outside of the
United States. You may have certain reporting obligations to the United States
Treasury Department under its rules relating to the reporting of foreign bank and financial accounts (commonly known as "FBAR"). You should consult with your tax advisor as to any reporting obligations that you may have as a result of your investment in a Trust.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends, short-term capital gains dividends, and distributions that are attributable to exempt-
interest income or certain other interest income, may not be subject to U.S.
withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also currently applies to the gross proceeds from the disposition of securities that produce U.S. source interest or dividends. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units at any time prior to 30 business days before the Trust's Mandatory
Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. You will not recognize gain or loss if you only receive whole Trust assets in exchange for the identical amount of your pro rata portion of the same Trust assets held by your Trust. However, if you also receive cash in exchange for a
Trust asset or a fractional portion of a Trust asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust asset or fractional portion.

Rollovers.

If you elect to have your proceeds from a Trust rolled over into a future series of such Trust, the exchange would generally be considered a sale for federal income tax purposes. Under the wash sale rules, if the series into which you roll your proceeds holds the same or substantially identical assets, any loss you recognize on the rollover will be disallowed.

State and Local Taxes.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the
Trusts for New York tax matters, under the existing income tax laws of the
State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes.

Regulated Investment Company Trusts.
____________________________________

The following discussion pertains to the S&P Dividend Aristocrats Target 25
Portfolio, the S&P Target SMid 60 Portfolio, Target Diversified Dividend
Portfolio, Target Focus Four Portfolio, Target Global Dividend Leaders
Portfolio, Target Growth Portfolio, Target Triad Portfolio and Target VIP
Portfolio, each of which intends to qualify as a "regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

Each Trust intends to qualify as a "regulated investment company," commonly known as a "RIC," under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, such Trust generally will not pay federal income taxes. For federal income tax purposes, you are treated as the owner of the Trust Units and not of the assets held by a Trust.

Income from the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary income dividends, capital gain dividends and return of capital.
Income reported is generally net of expenses (but see "Treatment of Trust
Expenses" below). Ordinary income dividends are generally taxed at your ordinary income tax rate, however, certain dividends received from a Trust may be taxed at the capital gains tax rates. Generally, all capital gain dividends are treated as long-term capital gains regardless of how long you have owned your Units. In addition, a Trust may make distributions that represent a return of capital for tax purposes and will generally not be currently taxable to you, although they generally reduce your tax basis in your Units and thus increase your taxable gain or decrease your loss when you dispose of your

Units. The tax laws may require you to treat distributions made to you in
January as if you had received them on December 31 of the previous year.

Some distributions from a Trust may qualify as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. However, capital gain received from assets held for more than one year that is considered
"unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to equity interests in REITs) is taxed at a higher rate. The distributions from a Trust that you must take into account for federal income tax purposes are not reduced by the amount used to pay a deferred sales charge, if any. Distributions from a Trust, including capital gains, may also be subject to a "Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from RICs such as the Trusts are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI")
received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction with respect to certain ordinary income dividends on Units that are attributable to qualifying dividends received by a Trust from certain corporations.

Because certain Trusts hold REIT shares, some dividends may be designated by the REIT as capital gain dividends and, therefore, distributions from such
Trusts attributable to such dividends and designated by the Trusts as capital gain dividends may be taxable to you as capital gains. If you hold a Unit for six months or less, any loss incurred by you related to the sale of such Unit will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such Unit.

Some portion of the dividends on your Units that are attributable to dividends received by a Trust from REIT shares may be designated by a Trust as eligible for a deduction for qualified business income.

Sale of Units.

If you sell your Units (whether to a third party or to a Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Units from the amount you receive from the sale. Your original tax basis in your Units is generally equal to the cost of your Units, including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your
Units, in which case your gain would be calculated using your adjusted basis.

The tax statement you receive in regard to the sale or redemption of your
Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income.  If a Trust holds an equity interest in PFICs, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions from the PFICs, even if all the income or gain is distributed in a timely fashion to such Trust Unit holders. A Trust will not be able to pass through to its Unit holders any credit or deduction for such taxes if the taxes are imposed at the Trust level. A Trust may be able to make an election that could limit the tax imposed on such Trust. In this case, a Trust would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income.

Under this election, a Trust might be required to recognize income in excess of its distributions from the PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of determining the application of the 4% excise tax imposed on RICs that do not meet certain distribution thresholds. Dividends paid by PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends and short-
term capital gains dividends may not be subject to U.S. withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also currently applies to the gross proceeds from the disposition of securities that produce U.S. source interest or dividends. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units. This distribution is subject to tax, and you will generally recognize gain or loss, generally based on the value at that time of the securities and the amount of cash received.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

                      Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                   Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account.
Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co. DTC will forward all notices and credit all payments received in respect of the
Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any)
distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

By February 15th yearly, the Annual Reports are posted to the Sponsor's website
(www.ftportfolios.com) in the UIT Tax Center and retrievable by CUSIP. You may also request one be sent to you by calling the Sponsor at 800-621-1675, dept.
code 2. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Sponsor to enable you to comply with applicable federal and state tax reporting requirements.

              Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a
Record Owner. The Trustee will credit dividends received on a Trust's
Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital
Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the
Trustee will not distribute money if the aggregate amount in the Income and
Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital
Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital
Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital
Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted.
In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution.

No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your taxpayer identification number ("TIN"), it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the
Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

If an Income or Capital Account distribution date is a day on which the NYSE is closed, the distribution will be made on the next day the stock exchange is open. Distributions are paid to Unit holders of record determined as of the close of business on the Record Date for that distribution or, if the Record
Date is a day on which the NYSE is closed, the first preceding day on which the exchange is open.

We anticipate that there will be enough money in the Capital Account of a
Trust to pay the deferred sales charge to the Sponsor. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a
Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities and amounts in the Income and Capital Accounts. All
Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any
Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment
Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE
STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                    Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your
Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Two business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units (if such day is a day the NYSE is open for trading).
However, if the redemption request is received after 4:00 p.m. Eastern time
(or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the
NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the
Income Account if funds are available for that purpose, or from the Capital
Account. All other amounts paid on redemption will be taken from the Capital
Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5
Portfolio, The Dow(R) Target Dividend Portfolio, S&P Dividend Aristocrats Target
25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Global Dividend Leaders Portfolio, Target
Growth Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the
Target Focus Four Portfolio, Target Triad Portfolio or Target VIP Portfolio or
such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. No In-Kind
Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60
Portfolio, Target Diversified Dividend Portfolio, Target Focus Four Portfolio,
Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad
Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign
Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P
Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Focus Four Portfolio, Target Global
Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or
Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If
Securities are sold, the size and diversification of a Trust will be reduced.
These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust; and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                  Investing in a New Trust

When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a
Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the sales charge set forth in the prospectus for such trust.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover
Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a
Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

              Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a
"regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement
Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company"
generally will not, acquire any securities or other property other than the
Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of
Securities, exchanged securities or property will be credited to the Capital
Account for distribution to Unit holders or to meet redemption requests. The
Trustee may retain and pay us or an affiliate of ours to act as agent for a
Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such
Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

            Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests
(as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the
Mandatory Termination Date as stated in the "Summary of Essential
Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of
Securities deposited in such Trust during the initial offering period
("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination
Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation
Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the
Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the rollover option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor and Trustee

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $545 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East
Liberty Drive, Wheaton, Illinois 60187; telephone number 800-621-1675. As of
December 31, 2021, the total partners' capital of First Trust Portfolios L.P.
was $125,276,503.

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 240 Greenwich Street, New York, New York 10286, telephone 800-813-3074. If you have questions regarding your account or your
Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State
Department of Financial Services and the Board of Governors of the Federal
Reserve System, and its deposits are insured by the Federal Deposit Insurance
Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

Limitations of Liabilities of Sponsor and Trustee.

Neither we nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the
Trustee's case) or reckless disregard of our obligations and duties. The
Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the
Trustee will not be liable for any action it takes in good faith under the
Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Trustee and Unit holders may rely on the accuracy of any evaluation prepared by the Sponsor. The Sponsor will make determinations in good faith based upon the best available information, but will not be liable to the
Trustee or Unit holders for errors in judgment.

                      Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 320 S. Canal St., Chicago, Illinois
60606. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the
Trusts identified as Grantor Trusts.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

Nasdaq, Inc.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by
Nasdaq, Inc. (including its affiliates) ("Nasdaq," with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the
Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee")
is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R)
trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio.
Nasdaq has no obligation to take the needs of the Licensee, the owners of
Units of the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED
CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE
CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE
OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER
PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY
DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT
OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                     This page is intentionally left blank.

                                 FIRST TRUST(R)

                      Dow(R) Target 5 4Q '22 - Term 1/9/24
                    Dow(R) Target Dvd. 4Q '22 - Term 1/9/24
              S&P Dvd. Aristocrats Target 25 4Q '22 - Term 1/9/24
                       S&P Target 24 4Q '22 - Term 1/9/24
                    S&P Target SMid 60 4Q '22 - Term 1/9/24
                    Target Divsd. Dvd. 4Q '22 - Term 1/9/24
                      Target Focus 4 4Q '22 - Term 1/9/24
                Target Global Dvd. Leaders 4Q '22 - Term 1/9/24
                       Target Growth 4Q '22 - Term 1/9/24
                       Target Triad 4Q '22 - Term 1/9/24
                        Target VIP 4Q '22 - Term 1/9/24
                  Value Line(R) Target 25 4Q '22 - Term 1/9/24
                                    FT 10330

                                    Sponsor:

                          First Trust Portfolios L.P.

                           Member SIPC o Member FINRA
                             120 East Liberty Drive
                            Wheaton, Illinois 60187
                                  800-621-1675

                                    Trustee:

                          The Bank of New York Mellon

                              240 Greenwich Street
                            New York, New York 10286
                                  800-813-3074
                       24-Hour Pricing Line: 800-446-0132

    Please refer to the "Summary of Essential Information" for each Trust's
                                 Product Code.
                            ________________________

 When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

  THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT
   SERIES HAS BECOME EFFECTIVE WITH THE SEC. NO SECURITIES CAN BE SOLD IN ANY
                      STATE WHERE A SALE WOULD BE ILLEGAL.

                            ________________________

   This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C. under the:

              - Securities Act of 1933 (file no. 333-266568) and

              - Investment Company Act of 1940 (file no. 811-05903)

 Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information
 regarding the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 202-942-8090.

  Information about the Trusts is available on the EDGAR Database on the SEC's
                          Internet site atwww.sec.gov.

                     To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC
                     100 F Street, N.E., Washington, D.C. 20549
     e-mail address: publicinfo@sec.gov

                                October 7, 2022

               PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                                 FIRST TRUST(R)

                                 The FT Series

                             Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT
10330 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.

This Information Supplement is dated October 7, 2022. Capitalized terms have been defined in the prospectus.

                               Table of Contents

Dow Jones & Company, Inc.                                                  1
Nasdaq, Inc.                                                               2
Value Line Publishing LLC                                                  2
New York Stock Exchange                                                    3
Risk Factors
   Securities                                                              3
   Dividends                                                               4
   REITs                                                                   4
   Foreign Issuers                                                         5
   Emerging and Developing Markets                                         6
   Exchange Rates                                                          8
   Small and/or Mid Capitalization Companies                              10
Concentrations
   Concentration Risk                                                     10
   Consumer Discretionary                                                 10
   Financials                                                             10
   Health Care                                                            11
   Industrials                                                            12
   Information Technology                                                 12
Securities
   The Dow(R) DART 5 Strategy Stocks                                      13
   The Dow(R) Target 5 Strategy Stocks                                    14
   The Dow(R) Target Dividend Strategy Stocks                             14
   European Target 20 Strategy Stocks                                     15
   Nasdaq(R) Target 15 Strategy Stocks                                    16
   NYSE(R) International Target 25 Strategy Stocks                        17
   S&P Dividend Aristocrats Target 25 Strategy Stocks                     19
   S&P Target 24 Strategy Stocks                                          21
   S&P Target SMid 60 Strategy Stocks                                     23
   Target Diversified Dividend Strategy Stocks                            26
   Target Global Dividend Leaders Strategy Stocks                         28
   Target Growth Strategy Stocks                                          32
   Target Small-Cap Strategy Stocks                                       33
   Value Line(R) Target 25 Strategy Stocks                                36

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use by First Trust Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R),
S&P Dividend Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are
registered trademarks of Standard & Poor's Financial Services LLC ("S&P");
DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones
U.S. Select Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings
LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The
Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target

Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target
24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio and
the Target VIP Portfolio (collectively, the "Trusts") are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices
makes no representation or warranty, express or implied, to the owners of the
Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the
Licensed Indexes to track general market performance. S&P Dow Jones Indices'
only relationship to First Trust Advisors L.P. with respect to the Licensed
Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Licensed
Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to First Trust Advisors L.P. or the Trusts. S&P Dow Jones
Indices have no obligation to take the needs of First Trust Advisors L.P. or the owners of the Trusts into consideration in determining, composing or calculating the Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the
Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow
Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing,
CME Group Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME
Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500(R) Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS
AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR
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AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST
ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Nasdaq, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of Nasdaq, Inc. (which with its affiliates is the
"Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The
Target VIP Portfolio is not issued, endorsed, sold, or promoted by the
Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing LLC

Value Line Publishing LLC's ("VLP") only relationship to First Trust
Portfolios L.P. and/or First Trust Advisors L.P. is VLP's licensing to First
Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLP trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System
(the "System"), which is composed by VLP without regard to First Trust
Portfolios L.P. or First Trust Advisors L.P., this product or any investor.
VLP has no obligation to take the needs of First Trust Portfolios L.P. and/or
First Trust Advisors L.P. or any investor in the product into consideration in composing the System. The product results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLP is not
responsible for and has not participated in the determination of the prices and composition of the product or the timing of the issuance for sale of the product or in the calculation of the equations by which the product is to be converted into cash.

VLP MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT
NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR ANY PERSON'S INVESTMENT PORTFOLIO, OR ANY IMPLIED
WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF
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OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR
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GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE
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WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY
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LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE,
INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered service/trademark of ICE Data Indices, LLC or its affiliates and has been licensed, along with, "NYSE International 100
Index(sm)" ("Index") for use by First Trust Portfolios, L.P. ICE Data Indices,
LLC has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(sm)" and the trademark and service mark referenced above for use in connection with the NYSE(R)
International Target 25 Strategy.

ICE Data Indices, LLC does not: sponsor, endorse, sell or promote the NYSE(R)
International Target 25 Strategy; recommend that any person invest in the
NYSE(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R)
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Target 25 Strategy in determining, composing or calculating the NYSE
International 100 Index(sm) or have any obligation to do so.

ICE Data Indices, LLC will not have any liability in connection with the NYSE(R)
International Target 25 Strategy. Specifically, ICE Data Indices, LLC does not make any warranty, express or implied, and ICE Data Indices, LLC disclaims any warranty about: the results to be obtained by the NYSE(R) International
Target 25 Strategy, the owners of the NYSE(R) International Target 25
Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. ICE Data Indices, LLC will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will ICE Data Indices, LLC be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if ICE
Data Indices, LLC knows that they might occur. The licensing agreement between
First Trust Portfolios L.P. and ICE Data Indices, LLC is solely for their benefit and not for the benefit of the owners of the NYSE(R) International
Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the
Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target
Focus Four Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based
REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations
(including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors,
(ii) issue shares of transferable interest to its owners, (iii) have at least
100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of
God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-
liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the
Internal Revenue Code, and to maintain exemption from the Investment Company
Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities.
Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units.
There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire. Certain of the REITs may also be Mortgage REITs. Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities held by the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the
Sponsor believes that adequate information will be available to allow the
Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the
Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption.
In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act.
Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable.
Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging and Developing Markets. The following section applies to individual
Trusts which contain Securities issued by, or which invest in, companies from certain emerging or developing markets. Compared to more mature markets, some emerging and developing markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of emerging and developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging and developing markets, registrars are not subject to effective government supervision nor are they always independent from issuers.
The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging and developing markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging and developing markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging and developing markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging and developing markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging and developing markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currencies. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many emerging and developing countries are considerable.

Another risk common to most emerging and developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend, to a large degree, upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Target VIP Portfolio contains Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United
States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United
States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special
Drawing Right administered by the International Monetary Fund. In Europe, the
euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies).
From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-
month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling and the euro:

                             Foreign Exchange Rates

                  Range of Fluctuations in Foreign Currencies

              United Kingdom
Annual        Pound Sterling/          Euro/
Period          U.S. Dollar         U.S. Dollar
______        _______________       ___________
1983          0.616-0.707
1984          0.670-0.864
1985          0.672-0.951
1986          0.643-0.726
1987          0.530-0.680
1988          0.525-0.601
1989          0.548-0.661
1990          0.504-0.627
1991          0.499-0.624
1992          0.498-0.667
1993          0.630-0.705
1994          0.610-0.684
1995          0.610-0.653
1996          0.583-0.670
1997          0.584-0.633
1998          0.584-0.620
1999          0.597-0.646           0.845-0.999
2000          0.605-0.715           0.967-1.209
2001          0.665-0.728           1.045-1.196
2002          0.621-0.710           0.953-1.164
2003          0.560-0.643           0.794-0.965
2004          0.514-0.570           0.733-0.846
2005          0.518-0.583           0.743-0.857
2006          0.505-0.581           0.749-0.846
2007          0.474-0.521           0.672-0.776
2008          0.492-0.695           0.625-0.803
2009          0.598-0.727           0.661-0.798
2010          0.611-0.698           0.689-0.839
2011          0.599-0.652           0.674-0.775
2012          0.614-0.653           0.743-0.829
2013          0.604-0.673           0.725-0.782
2014          0.583-0.644           0.718-0.827
2015          0.630-0.683           0.826-0.953
2016          0.672-0.825           0.867-0.963
2017          0.736-0.830           0.831-0.961
2018          0.697-0.801           0.799-0.891
2019          0.750-0.831           0.866-0.918
2020          0.732-0.871           0.813-0.936
2021          0.704-0.757           0.811-0.893

Source: Bloomberg L.P.

               End of Month Exchange Rates for Foreign Currencies

              United Kingdom
Annual        Pound Sterling/          Euro/
Period          U.S. Dollar         U.S. Dollar
______        _______________       ___________
2018:
 January           .705              .806
 February          .727              .820
 March             .714              .811
 April             .727              .828
 May               .752              .855
 June              .757              .856
 July              .762              .855
 August            .772              .862
 September         .767              .862
 October           .783              .884
 November          .784              .884
 December          .784              .872
2019:
 January           .763              .874
 February          .754              .879
 March             .767              .891
 April             .767              .892
 May               .792              .895
 June              .788              .879
 July              .822              .903
 August            .823              .911
 September         .814              .918
 October           .773              .897
 November          .774              .908
 December          .754              .892
2020:
 January           .757              .901
 February          .780              .907
 March             .805              .907
 April             .794              .913
 May               .810              .901
 June              .806              .890
 July              .764              .849
 August            .748              .838
 September         .774              .853
 October           .772              .859
 November          .751              .838
 December          .732              .819
2021:
 January           .730              .824
 February          .718              .828
 March             .726              .853
 April             .723              .832
 May               .704              .818
 June              .723              .843
 July              .719              .842
 August            .727              .847
 September         .742              .864
 October           .731              .865
 November          .752              .882
 December          .739              .880
2022:
 January           .744              .890
 February          .745              .891
 March             .761              .904
 April             .795              .948
 May               .794              .932
 June              .821              .954
 July              .822              .978
 August            .860              .995
 September         .895             1.020

The Sponsor will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Sponsor may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small and/or Mid Capitalization Companies. The following section applies to individual Trusts which contain Securities issued by, or invest in Securities that hold securities issued by, small and/or mid capitalization companies.
While historically stocks of small and mid capitalization companies have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Such companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small and mid-cap company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because such companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Concentrations

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio, the S&P Target 24 Portfolio and the Target VIP
Portfolio are concentrated in stocks of companies within the information technology sector. The Dow(R) Target Dividend Portfolio is concentrated in stocks of companies within the financials sector. The S&P Dividend Aristocrats
Target 25 Portfolio is concentrated in stocks of companies within the industrials sector. The S&P Target SMid 60 Portfolio is concentrated in stocks of companies within each of the consumer discretionary and financials sectors.
The Value Line(R) Target 25 Portfolio is concentrated in stocks of companies within each of the health care and information technology sectors.

Consumer Discretionary. Consumer discretionary companies, such as retailers, media companies and consumer services companies, provide non-essential goods and services. These companies manufacture products and provide discretionary services directly to the consumer.  Risks inherent in an investment in the consumer discretionary sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions.
In general, expenditures on consumer discretionary products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer discretionary companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Companies in the financials sector include regional and money center banks, securities brokerage firms, asset management companies, savings banks and thrift institutions, specialty finance companies (e.g., credit card, mortgage providers), insurance and insurance brokerage firms, consumer finance firms, financial conglomerates, foreign banking and financial companies.

Financial companies are subject to extensive governmental regulation which limits their activities and may affect their ability to earn a profit from a given line of business. Government regulation may change frequently and may have significant adverse consequences for companies in the financials sector, including effects not intended by the regulation. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on any individual financial company or on the financial markets as a whole. Companies in the financials sector may also be the targets of hacking and potential theft of proprietary or customer information or disruptions in service, which could have a material adverse effect on their businesses.

In addition, general economic conditions are important to the operations of these companies, and financial difficulties of borrowers may have an adverse effect on the profitability of financial companies. Financial companies can be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a financial company's financial condition or prospects, could adversely affect its business. Deterioration of credit markets can have an adverse impact on a broad range of financial markets, causing certain financial companies to incur large losses. In these conditions, companies in the financials sector may experience significant declines in the valuation of their assets, take actions to raise capital and even cease operations. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources and may face future government-imposed restrictions on their businesses or increased government intervention. However, there is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue.
Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

Interest rate levels, general economic conditions and price and marketing competition also affect insurance company profits. Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance.
Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally. All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture associations.

Health Care. Health care companies include those involved in health care/managed care, hospital management/health services, the creation and development of drugs and biotechnology, and the development of advanced medical devices, instruments and other supplies, all of which have unique potential risks. These companies are subject to governmental regulation of their products and services, a factor which could have a significant and unfavorable effect on the price and availability of such products or services.
Furthermore, such companies face the risk of increasing competition from new products or services, generic drug sales, the termination of patent protection for drug or medical supply products and the risk that technological advances will render their products obsolete. The research and development costs of bringing a drug to market are substantial, and include lengthy governmental review processes with no guarantee that the product will ever come to market.
Many of these companies may have operating losses and may not offer certain products for several years. Such companies may also have persistent losses during a new product's transition from development to production, and revenue patterns may be erratic. On a worldwide basis, such companies are involved in the development and distributions of drugs, vaccines, medical products and medical services.

As the number of older people in the United States increases, the health care system is increasingly burdened by the costs related to chronic illnesses, injuries, disabilities, nursing home care and home health care. These costs may be exaggerated for health care facility operators who may already be burdened by events and conditions including fluctuating demand for services, the ability of the facility to provide the services required, physicians'
confidence in the facility, management capabilities, competition with other hospitals, efforts by insurers and governmental agencies to limit rates, legislation establishing state rate-setting agencies, expenses, government regulation, the cost and possible unavailability of malpractice insurance and the termination or restriction of governmental financial assistance, including that associated with Medicare, Medicaid and other similar third party programs. The challenges presented by an increase in the elderly population may require an increase in spending to improve and expand the health care infrastructure as well as overall reform to the entire health care system.

Legislative proposals concerning health care are proposed in Congress from time to time. These proposals span a wide range of topics, including cost and price controls (which may include a freeze on the prices of prescription drugs), national health insurance, incentives for competition in the provision of health care services, tax incentives and penalties related to health care insurance premiums and promotion of pre-paid health care plans. The long-term effects of any such proposals on the health care sector remain uncertain and cannot be predicted.

Industrials. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends. The Internet may also influence the industrial market. Customers'
desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the
Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment,
Internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-
technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components.
Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards.
Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers.
Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the
Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub-$1,000" segment.
Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-
priced personal computers.

The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions.  Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                       The Dow(R) DART 5 Strategy Stocks

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology company. The company develops, makes and markets human therapeutics based on advanced cellular and molecular biology.

Caterpillar Inc., headquartered in Deerfield, Illinois, makes earthmoving, construction and materials handling machinery and equipment. The company also provides financing and insurance and distributes its equipment through a global network of dealers.

Cisco Systems, Inc., headquartered in San Jose, California, is an information technology company. The company provides networking solutions that connect computing devices and computer networks for utilities, corporations, universities, governments and small to medium-size businesses worldwide.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                      The Dow(R) Target 5 Strategy Stocks

Cisco Systems, Inc., headquartered in San Jose, California, is an information technology company. The company provides networking solutions that connect computing devices and computer networks for utilities, corporations, universities, governments and small to medium-size businesses worldwide.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                   The Dow(R) Target Dividend Strategy Stocks

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed
DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West
Virginia.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

Huntsman Corporation, headquartered in The Woodlands, Texas, through its subsidiaries, engages in the manufacture and marketing of differentiated chemical and inorganic chemical products used in adhesives, automotive and aerospace products and construction and consumer products. The company markets their products globally to industrial and consumer customers.

International Paper Company, headquartered in Memphis, Tennessee, manufactures printing and writing paper, pulp, tissue, paperboard and packaging products.
In addition to printing and advertising, the company's products are used in food and cosmetic packaging, filtration products and containerboards. The company sells its products primarily in North America, Asia, Europe, Latin
America, Russia and the Middle East.

Invesco Ltd., incorporated in Bermuda and headquartered in Atlanta, Georgia, is an investment management group specializing in investment management services covering equities, fixed-income products, and alternative investments such as real estate and absolute return strategies.

Lumen Technologies Inc., headquartered in Monroe, Louisiana, is an integrated communications company. The company offers communications, network security, cloud solutions, voice and managed services to customers worldwide.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, refines, markets and transports petroleum products. The company's operations are concentrated primarily in the Midwest, Southeast and
Gulf Coast regions of the United States. The company has retail operations under the brand names "Marathon" and "Speedway."

New York Community Bancorp, Inc., headquartered in Hicksville, New York, is a multi-bank holding company. Through its subsidiaries, the company offers a full range of banking services and originates multi-family mortgage, commercial real estate and construction loans.

NRG Energy, Inc., headquartered in Houston, Texas, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

OGE Energy Corp., headquartered in Oklahoma City, Oklahoma, is an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central region of the United States.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky.
The company also provides electricity service in the United Kingdom.

Truist Financial Corporation, headquartered in Charlotte, North Carolina, through its subsidiaries, conducts a general banking business for retail and commercial clients in the mid-Atlantic geographic area. The company also offers non-banking services such as loans and lease financing, wholesale insurance brokerage services and investment advisory services.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Valero Energy Corporation, headquartered in San Antonio, Texas, is an independent petroleum refining and ethanol producing company. The company is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

WestRock Company, headquartered in Atlanta, Georgia, is a materials company.
The company manufactures and markets paper and packaging supplies to consumer and corrugated markets on several continents.

                       European Target 20 Strategy Stocks

A.P. Moeller - Maersk A/S (Class B), headquartered in Copenhagen, Denmark, is a worldwide conglomerate with diversified holdings. The company's shipping fleet includes container vessels, tankers, supply ships, special vessels and oil drilling rigs. The company also explores for and produces oil and gas and operates industrial businesses.

Allianz SE, headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance and asset management. The company also offers motor liability and damage insurance, corporate, investment, asset management and private banking products.

Anglo American Plc, headquartered in London, England, is a mining and natural resources company with operations worldwide. The company has interests in gold, diamonds, coal, platinum, and other industrial materials.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

Banco Bilbao Vizcaya Argentaria, S.A., headquartered in Bilbao, Spain, engages in the retail banking, asset management, private banking, and wholesale banking businesses worldwide.

BASF SE, headquartered in Ludwigshafen, Germany, is a chemical company. The company operates in six segments: Chemicals, Plastics, Performance Products,
Functional Solutions, Agricultural Solutions and Oil & Gas. The company offers products for the chemical, automotive, construction, agriculture, oil, plastics, electrical/electronics, furniture and paper industries, and provides a range of system solutions and services.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide. The company also offers spare parts and accessories.

BNP Paribas S.A., headquartered in Paris, France, provides banking and financial services worldwide. The company offers mortgage financing, foreign exchange services, asset management services, private banking services and life insurance. The company also advises on mergers and acquisitions, capital restructuring and privatizations.

British American Tobacco Plc, headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence around the world. Brand names include "State Express 555," "Lucky
Strike," "Kent" and "Benson & Hedges."

Credit Agricole S.A., headquartered in Paris, France, provides retail, corporate, and investment banking products worldwide. The company acts as the central bank of the Credit Agricole Group and coordinates its sales and marketing.

Enel SpA, headquartered in Rome, Italy, together with its subsidiaries, produces, distributes and sells electricity and gas in Europe, Latin America and North America. The company operates hydroelectric, thermoelectric, nuclear, geothermal, wind, photovoltaic, biomass and co-generation power plants.

Engie S.A., headquartered in Courbevoie, France, provides a full range of energy and associated services throughout the world. The company trades, transports and stores natural gas and also offers energy management services.

Hapag-Lloyd AG, headquartered in Hamburg, Germany, is a shipping and container transportation company. The company operates worldwide.

Intesa Sanpaolo SpA, headquartered in Turin, Italy, offers banking and financial services throughout Italy, with offices elsewhere in Europe, Asia and the United States. The company serves medium and large-sized corporations, financial institutions and mutual funds.

Mercedes-Benz Group AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand name "Mercedes-Benz," among others. The company also provides related financial services for its automotive and commercial operations.

Nordea Bank Abp, headquartered in Helsinki, Finland, is a commercial bank. The company provides banking and investment services for private, corporate and institutional customers.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses and telecommunications operators worldwide.

Rio Tinto Plc, headquartered in London, England, is engaged in finding, mining and processing mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Stellantis N.V., headquartered in Amsterdam, the Netherlands, is an automotive company. The company designs, engineers, manufactures, distributes, and sells automobiles and commercial vehicles worldwide.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.

                      Nasdaq(R) Target 15 Strategy Stocks

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology company. The company develops, makes and markets human therapeutics based on advanced cellular and molecular biology.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

KLA Corporation, headquartered in Milpitas, California, designs and manufactures yield management and process monitoring systems for the semiconductor industry. The company's systems analyze process and product quality in the manufacture of circuits to identify fabrication problems, marketing its systems globally.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

O'Reilly Automotive, Inc., headquartered in Springfield, Missouri, is an automotive aftermarket parts and equipment retailer. The company markets its products to both do-it-yourself customers and professional service providers.

Old Dominion Freight Line, Inc., headquartered in Thomasville, North Carolina, is a motor carrier. The company operates inter- and multi-regionally and transports less-than-truckload shipments of general commodities, including consumer goods, textiles and capital goods.

PACCAR Inc, headquartered in Bellevue, Washington, makes light-, medium- and heavy-duty trucks and related aftermarket parts; and provides financing and leasing services to customers and dealers. In addition, the company sells general automotive parts and accessories through retail outlets.

PepsiCo, Inc., headquartered in Purchase, New York, markets and distributes beverages internationally, including "Pepsi," "Gatorade," "Mountain Dew,"
"Sierra Mist," "Tropicana" and "Aquafina" brands. In North America, the company's Frito-Lay segment offers a variety of chips, snacks and dips, including "Doritos," "Ruffles" and "Cheetos."

QUALCOMM Incorporated, headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones, infrastructure products, transportation management information systems and ground stations.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Sirius XM Holdings Inc., headquartered in New York, New York, offers satellite radio services in the United States. The company provides commercial-free music channels comprising pop, rock, country, hip hop, r&b/urban, dance/electronic, jazz/standards, classical, and latin and world; and channels of sports, news, talk, entertainment, traffic and weather programs.

T-Mobile US, Inc., headquartered in Bellevue, Washington, offers mobile communications services under the "T-Mobile" brands in the United States,
Puerto Rico and the U.S. Virgin Islands. The company's brands include "T-
Mobile," "MetroPCS" and "GoSmart."

Texas Instruments Incorporated, headquartered in Dallas, Texas, provides semiconductor products and designs and supplies digital signal processing and analog technologies. The company has worldwide manufacturing and sales operations.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

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Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine,

river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

Canada
______

Manulife Financial Corporation, headquartered in Toronto, Canada, together with its subsidiaries, provides financial protection and wealth management products and services worldwide. The company also offers various insurance products, annuities, pension contracts and mutual fund products, among others.

Teck Resources Limited (Class B), headquartered in Vancouver, Canada, through its subsidiaries, engages in the exploration, development, and production of natural resources. The company mines copper, gold, metallurgical coal, molybdenum and zinc in the United States, Canada, Chile and Peru in addition to producing refined and specialized metals and metal products.

Colombia
________

Ecopetrol S.A. (ADR), headquartered in Bogota, Colombia, engages primarily in the exploration, production, refining, transportation and commercialization of crude oil and gas in South America.

France
______

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

TotalEnergies SE (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Germany
_______

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Ireland
_______

CRH Plc (ADR), headquartered in Dublin, Ireland, is a global building materials group. The company, through its subsidiaries, manufactures and distributes building materials, products and solutions for the construction industry worldwide.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

Japan
_____

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Toyota Motor Corporation, headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks and buses in Japan and internationally. The company also builds homes and pleasure boats, and develops intelligent transportation systems such as radar cruise control and electronic toll collection. Toyota Motor Corporation is the parent company of
Toyota Motor Credit Corporation.

Luxembourg
__________

ArcelorMittal (ADR), headquartered in Luxembourg City, Luxembourg, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semi-finished steel products that include cold-rolled sheets, electro-galvanized and coated steels, bars, wire rods and slabs.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-
life insurance, commercial and investment banking, asset management and related products.

Koninklijke Philips N.V. (New York Registry Shares), headquartered in
Amsterdam, the Netherlands, makes lighting products; consumer electronics;
components and sub-systems; music and films; integrated circuits and discrete semiconductors; and medical systems and business electronics. The company markets its products worldwide.

Stellantis N.V., incorporated in the Netherlands and headquartered in London,
England, is an international automotive group. The company is engaged in designing, manufacturing, engineering, distributing and selling vehicles and production systems.

Spain
_____

Banco Bilbao Vizcaya Argentaria, S.A. (ADR), headquartered in Madrid, Spain, is a financial services company. The company engages in retail banking, asset management, private banking and wholesale banking operations worldwide.

Banco Santander S.A. (ADR), headquartered in Madrid, Spain, provides retail banking products and services internationally. The company operates in three business areas, including Retail Banking, Global Wholesale Banking and Asset
Management and Insurance.

Telefonica, S.A. (ADR), headquartered in Madrid, Spain, provides telecommunication services, including mobile voice, roaming, corporate services and mobile data and Internet throughout Europe and Latin America. The company also provides fixed telecommunications services and wholesale services for telecommunication operators.

Switzerland
___________

UBS Group AG, headquartered in Zurich, Switzerland, together with its subsidiaries, provides a variety of banking services worldwide. The company offers wealth management services, retail and corporate asset management and investment banking products.

United Kingdom
______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses.
Through its subsidiaries, the company offers commercial and investment banking, insurance, financial and related services in countries worldwide.

HSBC Holdings Plc (ADR), headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services globally.

Lloyds Banking Group Plc (ADR), headquartered in London, England, through subsidiaries and associated companies, offers banking and financial services to personal and commercial customers. The company operates throughout the
United Kingdom.

Natwest Group Plc, headquartered in Edinburgh, United Kingdom, provides banking and financial products and services to personal, commercial, corporate and institutional customers worldwide. Through its subsidiaries, the company offers services such as deposit accounts, credit cards and mortgages. The company also sells insurance and investment products.

Shell Plc (ADR), headquartered in London, England, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

               S&P Dividend Aristocrats Target 25 Strategy Stocks

A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

Abbott Laboratories, headquartered in Abbott Park, Illinois, discovers, develops, manufactures and sells a wide range of health care products and services worldwide. The company specializes in nutritional, vascular, diagnostics and pharmaceutical products.

Aflac Incorporated, headquartered in Columbus, Georgia, provides supplemental insurance to individuals. The company's products include short-term disability plans, accident/disability plans, hospital intensive care plans, cancer expense plans and fixed-benefit dental plans.

Air Products and Chemicals, Inc., headquartered in Allentown, Pennsylvania, is an industrial gases company. The company recovers and distributes industrial gases and a variety of medical and specialty gases; produces polymer chemicals, performance chemicals and supplies cryogenic and other process equipment and related engineering services.

Archer-Daniels-Midland Company, headquartered in Chicago, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn and wheat.

Caterpillar Inc., headquartered in Deerfield, Illinois, makes earthmoving, construction and materials handling machinery and equipment. The company also provides financing and insurance and distributes its equipment through a global network of dealers.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Chubb Limited, headquartered in Zurich, Switzerland, through its subsidiaries, offers a range of insurance and reinsurance products worldwide. The company's products include property and casualty, excess liability, professional liability, specialty agricultural coverage, term life, workers' compensation and political risk.

Dover Corporation, headquartered in Downers Grove, Illinois, is an industrial equipment manufacturer. The company's products include material handling equipment, tank trailers, refuse truck bodies, refrigeration systems, marking and coding systems and electronic technology equipment.

Emerson Electric Co., headquartered in St. Louis, Missouri, is a diversified manufacturing company. The company designs, makes and sells electrical, electromechanical and electronic products and systems.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells health care products, medical devices and pharmaceuticals globally. The company provides research and other related support and services for the consumer, pharmaceutical and medical diagnostic markets.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

Pentair Plc, incorporated in Ireland and headquartered in London, England, together with its subsidiaries, is a water industrial manufacturing company.
The company offers globally sustainable water solutions for residential, industrial, commercial, agricultural and infrastructure applications.

The Procter & Gamble Company, headquartered in Cincinnati, Ohio, manufactures and markets consumer products worldwide. The company's products are available in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

T. Rowe Price Group, Inc., headquartered in Baltimore, Maryland, is a financial services holding company. The company, through its subsidiaries, serves as an investment advisor to both individual and institutional investors and manages a variety of stock, bond and money market mutual funds.

Target Corporation, headquartered in Minneapolis, Minnesota, is a general merchandise retailer. The company specializes in discount stores featuring moderately-priced merchandise and groceries. The company also offers a fully integrated online business.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair and operating supplies, services and related information. The company provides its services to commercial, industrial, contractor and institutional markets globally.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Walmart, Inc., headquartered in Bentonville, Arkansas, is an international consumer staples company. The company owns and operates retail department stores, supercenters, full-line supermarkets and warehouse clubs.

West Pharmaceutical Services, Inc., headquartered in Exton, Pennsylvania, applies value-added services to the process of bringing health care products and new drug therapies to global markets. The company's technologies include the design and manufacture of packaging components, research and development of drug delivery systems, and contract laboratory services and other services.

                         S&P Target 24 Strategy Stocks

Aflac Incorporated, headquartered in Columbus, Georgia, provides supplemental insurance to individuals. The company's products include short-term disability plans, accident/disability plans, hospital intensive care plans, cancer expense plans and fixed-benefit dental plans.

Alphabet Inc. (Class A), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

AON Plc, incorporated in Ireland and headquartered in London, England, through its subsidiaries, provides insurance and risk management, consulting, and insurance underwriting solutions worldwide.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Bristol-Myers Squibb Company, headquartered in New York, New York, through divisions and subsidiaries, produces and distributes biopharmaceutical products globally. The company focuses on producing drugs to treat serious diseases.

C.H. Robinson Worldwide, Inc., headquartered in Eden Prairie, Minnesota, offers multimodal transportation services and a variety of logistics solutions, including fresh produce sourcing and freight consolidation. The company operates a network of offices in the United States and internationally.

ConocoPhillips, headquartered in Houston, Texas, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Devon Energy Corporation, headquartered in Oklahoma City, Oklahoma, together with its subsidiaries, is an energy company engaged primarily in oil and gas exploration, development and production. The company's operations are concentrated in the United States and Canada.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

General Mills, Inc., headquartered in Minneapolis, Minnesota, produces a variety of consumer food products, including ready-to-eat cereals, desserts, flour and baking mixes, dinner and side dish products, snack products, beverages and yogurt products. The company manufactures and markets its products internationally.

The Hershey Company, headquartered in Hershey, Pennsylvania, is a consumer products company. The company manufactures, distributes and sells chocolate and non-chocolate, confectionery and grocery products in the United States and internationally.

HP Inc., headquartered in Palo Alto, California, provides products, technologies, software, solutions and services to individual consumers and businesses worldwide. The company offers access devices, mobile devices, personal computers, workstations, laser and inkjet printers, scanners, copiers and faxes, storage solutions and other computing and printing systems.

Marathon Oil Corporation, headquartered in Houston, Texas, is a global energy company. The company explores for, produces and markets crude oil, natural gas and petroleum products. In addition, the company mines, extracts and transports bitumen.

Masco Corporation, headquartered in Livonia, Michigan, is a manufacturer of home improvement and building products. The company's products are sold through hardware stores, mass merchandisers, homebuilders and other outlets for consumers and contractors.

Mastercard Incorporated, headquartered in Purchase, New York, with its subsidiaries, develops and markets payment solutions, processes payment transactions and provides consulting services to customers and merchants worldwide. The company provides services for credit and debit cards, automated teller machines, electronic cash and travelers checks.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

Netflix, Inc., headquartered in Los Gatos, California, is a leading Internet television network available worldwide. The company provides its subscribers with the ability to access and stream movies, television shows and other filmed entertainment titles.

O'Reilly Automotive, Inc., headquartered in Springfield, Missouri, is an automotive aftermarket parts and equipment retailer. The company markets its products to both do-it-yourself customers and professional service providers.

Omnicom Group Inc., headquartered in New York, New York, together with its subsidiaries, provides worldwide services in advertising, marketing and corporate communications. The company's services also include brand consultancy, crisis communications and market research and analysis, among others.

PulteGroup, Inc., headquartered in Atlanta, Georgia, is a holding company whose subsidiaries are engaged in homebuilding and financial services businesses.

Quest Diagnostics Incorporated, headquartered in Secaucus, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The company also conducts research, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

VeriSign, Inc., headquartered in Reston, Virginia, provides digital certificate solutions and infrastructure needed to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets. The company's products are used by corporations, government agencies, trading partners and individuals.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

Willis Towers Watson Plc, incorporated in Ireland and headquartered in London,
England, is an insurance broker offering a variety of insurance products and services to both public and private institutions around the world. Products include professional insurance, financial and human resource consulting, actuarial services, risk management and reinsurance.

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Adient Plc, headquartered in Dublin, Ireland, is a manufacturing company. The company designs, manufactures and markets a full range of seating systems and components for passenger cars and commercial vehicles, including pick-up trucks and sport/crossover utility vehicles.

Alcoa Corporation, headquartered in Pittsburgh, Pennsylvania, is a global metal products manufacturer. The company offers titanium, nickel and aluminum products.

Alpha and Omega Semiconductor Limited, headquartered in Sunnyvale, California, designs, develops and distributes power semiconductors globally. The company produces analog switches, power integrated circuits, transient voltage suppressors for notebook computers, battery pack protection, cellular phones and digital cameras.

American Equity Investment Life Holding Company, headquartered in West Des
Moines, Iowa, is engaged in the development, marketing, issuance and administration of annuities and life insurance products. Through its subsidiaries, the company is licensed to sell its products throughout the
United States.

Amkor Technology, Inc., headquartered in Tempe, Arizona, provides semiconductor packaging and test services, as well as wafer fabrication services to semiconductor manufacturing and design companies. The company markets its products and services internationally.

The Andersons, Inc., headquartered in Maumee, Ohio, is a diversified company with roots in the agricultural industry. The company is involved in the storage and merchandising of grains, the operation of ethanol production facilities, the sale and maintenance of railcars, the manufacture of fertilizers and other corncob-based products, and the operation of retail stores.

Arrow Electronics, Inc., headquartered in Centennial, Colorado, is a technology company. The company provides electronic components and enterprise computing solutions to industrial and commercial customers through a global distribution network.

Associated Banc-Corp, headquartered in Green Bay, Wisconsin, is a bank holding company whose subsidiaries provide services through locations in Wisconsin,
Illinois and Minnesota. The company provides a variety of financial products and services, including deposit, checking and lending services for consumers and businesses, equipment leases and investment management services.

Avnet, Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise networks, computer equipment and embedded subsystems.

Azenta Inc., headquartered in Chelmsford, Massachusetts, develops, makes and supplies vacuum central wafer handling systems and modules for the semiconductor process equipment industry, and provides central substrate handling systems and modules for the flat panel display manufacturing industry.

Benchmark Electronics, Inc., headquartered in Tempe, Arizona, provides contract manufacturing and design services to original equipment manufacturers. The company specializes in the assembly of printed circuit boards with computer-automated equipment using surface mount and pin-through-
hole interconnection technologies.

Brighthouse Financial, Inc., headquartered in Charlotte, North Carolina, is a financial services company. The company provides investment management and insurance services in the United States.

Bristow Group Inc., headquartered in Houston, Texas, is a helicopter transportation company. The company primarily transports personnel to and from offshore oil drilling rigs and platforms worldwide and also leases helicopters to third parties for use in local markets.

Century Communities, Inc., headquartered in Greenwood Village, Colorado, is engaged in the development, design, construction, marketing and sale of single-
family attached and detached homes. The company focuses on metropolitan areas throughout the United States.

Civitas Resources, Inc., headquartered in Denver, Colorado, is an oil and natural gas company. The company is focused on developing and producing crude oil, natural gas and natural gas liquids in Colorado's Denver-Julesburg Basin.

Cleveland-Cliffs Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

CNO Financial Group, Inc., headquartered in Carmel, Indiana, is an insurance company. Together with its subsidiaries, the company develops, markets and administers health insurance, annuity, life insurance and other insurance products for senior and middle-income markets in the United States.

CoreCivic, Inc., headquartered in Brentwood, Tennessee, specializes in owning, operating and managing prisons and other correctional facilities. The company also provides inmate residential and prisoner transportation services for governmental agencies.

Customers Bancorp, Inc., headquartered in West Reading, Pennsylvania, through its subsidiaries, provides various banking and financial products and services to small businesses and consumers. The company also provides a range of commercial lending products.

DiamondRock Hospitality Company, headquartered in Bethesda, Maryland, is a lodging-focused real estate investment trust. The company acquires, owns and renovates upscale hotels and resorts in destination resort locales and key gateway cities.

Dorian LPG Ltd., incorporated in the Marshall Islands and headquartered in
Stamford, Connecticut, together with its subsidiaries, is an international liquefied petroleum gas shipping company. The company owns and operates a fleet of gas carriers of varying sizes.

Encore Capital Group, Inc., headquartered in San Diego, California, is an international specialty finance company. The company provides debt recovery solutions for consumers and property owners across a broad range of financial assets.

Essent Group Ltd., headquartered in Hamilton, Bermuda, is a private mortgage insurance company. Together with its subsidiaries, the company serves the U.S.
housing finance industry and offers mortgage-related insurance and reinsurance products.

EZCORP, Inc., headquartered in Rollingwood, Texas, is primarily engaged in operating pawnshops and payday loan stores. The company's locations function as convenient sources of short-term cash and as value-oriented specialty retailers of primarily previously owned merchandise.

Foot Locker, Inc., headquartered in New York, New York, is a global retail athletic footwear and apparel company. The company markets its products primarily in mall-based stores and in high-traffic urban retail areas.

G-III Apparel Group, Ltd., headquartered in New York, New York, engages in the design, manufacture, import and marketing of outerwear and sportswear for men and women in the United States.

Genworth Financial, Inc., headquartered in Richmond, Virginia, and its subsidiaries provide various insurance and investment-related products and services in the United States and internationally. The company distributes its products through independent producers and intermediaries.

The GEO Group, Inc., headquartered in Boca Raton, Florida, provides private services in the management of correctional, detention, re-entry facilities and the provision of community-based services and youth services in the United
States, Australia, Canada, South Africa and the United Kingdom. The company's facilities include maximum, medium, and minimum security prisons; immigration detention centers; and community-based re-entry facilities.

The Goodyear Tire & Rubber Company, headquartered in Akron, Ohio, is an international manufacturer and distributor of tires and rubber products. The company has operations in most regions of the world. The company also provides related products and services.

Hancock Whitney Corporation, headquartered in Gulfport, Mississippi, is a bank holding company for Hancock Whitney Bank. It provides a range of banking services to commercial, small business and retail customers.

HF Sinclair Corp., headquartered in Dallas, Texas, is an independent energy company. The company produces and markets gasoline, diesel fuel, jet fuel and renewable diesel in the United States.

iStar Inc., headquartered in New York, New York, is a self-managed real estate investment trust which originates, acquires, and services senior and subordinate loans that are unsecured or secured primarily by commercial real estate.

iTeos Therapeutics, Inc., headquartered in Watertown, Massachusetts, is a biopharmaceutical company. The company engages in the development of immuno-
oncology therapeutics for clinical trials in patients.

Jefferies Financial Group Inc., headquartered in New York, New York, is a diversified financial services company. The company's services include investment banking and trading operations.

KB Home, headquartered in Los Angeles, California, constructs and sells a variety of residential properties in several states, primarily targeting first-
time and move-up homebuyers.

Knight-Swift Transportation Holdings Inc., headquartered in Phoenix, Arizona, operates as a multi-faceted transportation services company and truckload carrier in North America. The company offers dry van, temperature-controlled, flat bed, cross border and intermodal transport services.

Kohl's Corporation, headquartered in Menomonee Falls, Wisconsin, operates family oriented, specialty department stores primarily in the Midwest and Mid-
Atlantic that feature quality, moderately priced apparel, shoes, accessories, soft home products and housewares.

M/I Homes, Inc., headquartered in Columbus, Ohio, is engaged in the construction and sale of single-family residential property. The company also originates mortgage loans, primarily for purchasers of its homes.

The Macerich Company, headquartered in Santa Monica, California, is a self-
managed real estate investment trust involved in the acquisition, ownership, redevelopment, management and leasing of regional and community shopping centers nationwide.

Macy's, Inc., headquartered in New York, New York, operates department stores under the brand names "Macy's," "Bloomingdale's" and "bluemercury." The company offers a wide range of merchandise, including apparel and accessories, cosmetics, home furnishings and other consumer goods.

The Marcus Corporation, headquartered in Milwaukee, Wisconsin, is an entertainment company. The company operates movie theatres, hotels and resorts in the United States.

Meritage Homes Corporation, headquartered in Scottsdale, Arizona, designs, builds and sells single-family homes ranging from entry-level to semi-custom luxury homes. The company operates in Arizona, California and Texas under the
"Hancock Communities," "Legacy Homes," "Meritage Homes" and "Monterey Homes"
names.

MGIC Investment Corporation, headquartered in Milwaukee, Wisconsin, through its subsidiaries, provides private mortgage insurance and ancillary services.
The company serves lenders in the United States and Puerto Rico.

Mr. Cooper Group Inc., headquartered in Coppell, Texas, is engaged in servicing origination and transaction-based services related primarily to single-family residences.

Navient Corporation, headquartered in Wilmington, Delaware, holds a portfolio of education loans insured or guaranteed under the Federal Family Education
Loan Program. The company also services and collects education loans for banks, credit unions and non-profit education lenders.

Olympic Steel, Inc., headquartered in Bedford Heights, Ohio, acts as an intermediary between steel producers and manufacturers. The company's services include processing and distributing flat-rolled carbon, stainless steel and tubular steel products. The company purchases steel from producers and processes it according to customer specifications.

PVH Corp., headquartered in New York, New York, is a vertically integrated manufacturer, marketer and retailer of men's, women's and children's apparel and footwear. The company's branded portfolio includes "Calvin Klein," "Tommy
Hilfiger," "Olga," "IZOD" and "Speedo."

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

ScanSource, Inc., headquartered in Greenville, South Carolina, is an information technology company. Together with its subsidiaries, the company provides value-added products and solutions for point-of-sale, payments, physical security, barcode and telecom markets, among others.

Summit Hotel Properties, Inc., headquartered in Austin, Texas, is a real estate investment trust engaged in the acquisition, repositioning and selling of premium-branded hotels. The company focuses on the upscale and midscale segments of the U.S. lodging industry.

SunCoke Energy, Inc., headquartered in Lisle, Illinois, is an independent producer of metallurgical coke in the Americas. The metallurgical coke is a necessary part of the steelmaking process.

Taylor Morrison Home Corporation, headquartered in Scottsdale, Arizona, builds single-family detached and attached homes, which includes lifestyle and master planned communities.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Thor Industries, Inc., headquartered in Elkhart, Indiana, produces and markets recreation vehicles as well as small and mid-size buses. The company markets its products through independent dealers in Canada and the United States under the brands "Airstream Classic," "Dutchmen," "Skamper," "Four Winds" and other names.

TimkenSteel Corporation, headquartered in Canton, Ohio, is a steel products manufacturer. The company makes and supplies precision steel components and machining and thermal treatment services.

Toll Brothers, Inc., headquartered in Fort Washington, Pennsylvania, designs, builds, markets and finances single-family homes in middle and high income residential communities. The communities are located mainly on land the company has developed in suburban residential areas.

Tri Pointe Homes, Inc., headquartered in Incline Village, Nevada, designs, constructs and sells several brands of single-family homes in the United
States. The company also provides financial services through its mortgage financing and title services operations.

TTM Technologies, Inc., headquartered in Santa Ana, California, is a manufacturer of printed circuit boards used in electronic products such as routers, switches, servers, memory modules and cellular base stations. The company's customers include original equipment manufacturers and electronic manufacturing services companies in various industries.

United States Steel Corporation, headquartered in Pittsburgh, Pennsylvania, is an integrated steel producer with major production operations in the United
States and central Europe.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

                  Target Diversified Dividend Strategy Stocks

ACCO Brands Corporation, headquartered in Lake Zurich, Illinois, manufactures office supplies that pertain to scheduling, presentation, stapling and shredding. The company markets its products worldwide.

ALLETE, Inc., headquartered in Duluth, Minnesota, is an energy company.
Together with its subsidiaries, the company generates, transmits, distributes, markets and trades electrical power for both its retail and wholesale customers in the upper Midwest.

Ally Financial Inc., headquartered in Detroit, Michigan, is a diversified financial services company. The company operates as a financial and bank holding company and primarily offers services to retail customers and automotive dealers.

Arch Resources Inc., headquartered in St. Louis, Missouri, produces and sells thermal and metallurgical coal from surface and underground mines to utility and steel producers in the United States and Europe.

Avnet, Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise networks, computer equipment and embedded subsystems.

Barrick Gold Corporation, headquartered in Toronto, Canada, is engaged in the production and sale of gold and copper, including related mining activities such as exploration, development, mining and processing. The company has operating mines and projects located in Canada and globally.

Berry Petroleum Corporation, headquartered in Bakersfield, California, provides oil and gas services. The company engages in acquisition, exploration, development and production of domestic oil and natural gas.

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

Comcast Corporation (Class A), headquartered in Philadelphia, Pennsylvania, together with its subsidiaries, provides consumer entertainment, information, and communication products and services to its residential and commercial customers in the United States.

Costamare Inc., incorporated in the Marshall Islands and headquartered in
Monaco, owns and charters container ships to liner companies worldwide.

Coterra Energy Inc., headquartered in Houston, Texas, produces and markets natural gas in the United States. The company holds interests in the Gulf
Coast, the West and the East. The company conducts operations in Texas,
Oklahoma, Wyoming, the Louisiana Gulf Coast, southwest Kansas and the
Appalachian basin.

CVS Health Corporation, headquartered in Woonsocket, Rhode Island, is a drugstore chain specializing in prescription drugs, over-the-counter drugs, photofinishing services and film, greeting cards, beauty and cosmetics, convenience foods and seasonal merchandise.

Foot Locker, Inc., headquartered in New York, New York, is a global retail athletic footwear and apparel company. The company markets its products primarily in mall-based stores and in high-traffic urban retail areas.

Hewlett Packard Enterprise Company, headquartered in Spring, Texas, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

Huntsman Corporation, headquartered in The Woodlands, Texas, through its subsidiaries, engages in the manufacture and marketing of differentiated chemical and inorganic chemical products used in adhesives, automotive and aerospace products and construction and consumer products. The company markets their products globally to industrial and consumer customers.

Insteel Industries, Inc., headquartered in Mount Airy, North Carolina, together with its subsidiaries, produces steel wire reinforcing products for construction applications. The company sells its products through sales representatives both in the United States and internationally.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Kinder Morgan, Inc., headquartered in Houston, Texas, is an energy infrastructure company. Together with its subsidiaries the company transports natural gas and other products, and stores and handles petroleum products, ethanol, chemicals, coal and steel in the United States and Canada.

Kronos Worldwide, Inc., headquartered in Dallas, Texas, manufactures titanium dioxide pigments which are used to whiten, brighten and add opacity to various products, such as cosmetics, paints, plastics and inks.

LCI Industries, headquartered in Elkhart, Indiana, supplies an array of components for recreational vehicles and manufactured homes through its wholly owned subsidiaries. The company serves markets in the United States and abroad.

M.D.C. Holdings, Inc., headquartered in Denver, Colorado, builds and sells single-family homes in Colorado, Arizona, California, Maryland, Nevada and
Virginia. The company also originates mortgage loans primarily for its home buyers.

National HealthCare Corporation, headquartered in Murfreesboro, Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

NRG Energy, Inc., headquartered in Houston, Texas, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

Nu Skin Enterprises, Inc. (Class A), headquartered in Provo, Utah, is a global direct selling company. The company develops and distributes anti-aging personal care products and nutritional supplements, and markets its products in the Americas, Europe and the Asia Pacific region.

Oppenheimer Holdings Inc. (Class A), headquartered in New York, New York, together with its subsidiaries, provides broker-dealer products and services.
The company offers investment and asset management services to high-net-worth individuals, executives, businesses and investors.

Paramount Global (Class B), headquartered in New York, New York, together with its subsidiaries, is a mass media company. The company's operations span the media and entertainment industries and include cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns
Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to nearly all of Arizona. The company is engaged in the generation and distribution of electricity from coal, nuclear, oil, gas and solar resources.

Quest Diagnostics Incorporated, headquartered in Secaucus, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The company also conducts research, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

Radian Group Inc., headquartered in Wayne, Pennsylvania, through its subsidiary, provides private mortgage insurance coverage on residential mortgage loans. The company offers its services to mortgage lending institutions in the United States.

Sapiens International Corporation N.V., incorporated in Curacao and headquartered in Holon, Israel, together with its subsidiaries, provides software solutions for the insurance industry primarily in North America, the
United Kingdom, the rest of Europe, Israel and the Asia Pacific.

Stewart Information Services Corporation, headquartered in Houston, Texas, together with its subsidiaries, is a global title insurance and real estate services company. The company also offers loan origination and servicing support, loan review services, loss mitigation, due diligence for capital markets, home and personal insurance services and collateral valuations.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Tronox Holdings Plc (Class A), headquartered in Stamford, Connecticut, is a materials manufacturing company. Together with its subsidiaries, the company operates titanium-bearing mineral sand mines, beneficiation and smelting operations to produce TiO2, zircon and pig iron as well as other mining products worldwide.

Tyson Foods, Inc. (Class A), headquartered in Springdale, Arkansas, produces, processes and markets a variety of food products consisting of value-enhanced chicken, fresh and frozen chicken, beef and pork products and prepared foods.
The company also produces flour and corn tortillas, taco shells and high-
protein animal food ingredients. The company's products are marketed through its food service, wholesale membership clubs, retail and international divisions.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Whirlpool Corporation, headquartered in Benton Harbor, Michigan, manufactures and markets major home appliances and related products for commercial and home use worldwide under such brand names as "Whirlpool," "KitchenAid," "Speed
Queen" and "Acros."

                 Target Global Dividend Leaders Strategy Stocks

                                DOMESTIC STOCKS

Arch Resources Inc., headquartered in St. Louis, Missouri, produces and sells thermal and metallurgical coal from surface and underground mines to utility and steel producers in the United States and Europe.

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

The Buckle, Inc., headquartered in Kearney, Nebraska, is a retailer of casual apparel for young men and women. The company markets mostly brand name apparel, including denims, sportswear, outerwear, shoes and accessories.

Camping World Holdings, Inc. (Class A), headquartered in Lincolnshire,
Illinois, is a holding company. Through its subsidiaries, the company sells camping supplies, recreational vehicles, recreational vehicle parts and recreational vehicle services.

The Chemours Company, headquartered in Wilmington, Delaware, is a performance chemicals company. The company both manufactures and distributes chemicals including titanium dioxide, refrigerants, industrial fluropolymer resins and other specialty chemicals used in gold producing, oil refining and other industries.

Chesapeake Energy Corporation, headquartered in Oklahoma City, Oklahoma, is an energy company. The company is engaged in the acquisition and development of properties for the production of oil, natural gas and natural gas liquids from underground reservoirs in the United States.

Civitas Resources, Inc., headquartered in Denver, Colorado, is an oil and natural gas company. The company is focused on developing and producing crude oil, natural gas and natural gas liquids in Colorado's Denver-Julesburg Basin.

Diamondback Energy, Inc., headquartered in Midland, Texas, is an independent natural gas and oil company. The company is engaged in the acquisition, development and exploitation of onshore natural gas and oil reserves in the
Permian Basin in West Texas.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Foot Locker, Inc., headquartered in New York, New York, is a global retail athletic footwear and apparel company. The company markets its products primarily in mall-based stores and in high-traffic urban retail areas.

Greif, Inc. (Class B), headquartered in Delaware, Ohio, is a manufacturing company. The company produces and sells industrial packaging products and services worldwide.

Hewlett Packard Enterprise Company, headquartered in Spring, Texas, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

HP Inc., headquartered in Palo Alto, California, provides products, technologies, software, solutions and services to individual consumers and businesses worldwide. The company offers access devices, mobile devices, personal computers, workstations, laser and inkjet printers, scanners, copiers and faxes, storage solutions and other computing and printing systems.

LCI Industries, headquartered in Elkhart, Indiana, supplies an array of components for recreational vehicles and manufactured homes through its wholly owned subsidiaries. The company serves markets in the United States and abroad.

OGE Energy Corp., headquartered in Oklahoma City, Oklahoma, is an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central region of the United States.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

Radian Group Inc., headquartered in Wayne, Pennsylvania, through its subsidiary, provides private mortgage insurance coverage on residential mortgage loans. The company offers its services to mortgage lending institutions in the United States.

Sinclair Broadcast Group, Inc., headquartered in Hunt Valley, Maryland, is a television broadcasting company. The company engages in the ownership and provision of programming, operating and sales services to television stations in the United States.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Victory Capital Holdings, Inc. (Class A), headquartered in San Antonio, Texas, is a investment management company. Together with its subsidiaries, the company provides asset management, private equity and other services to customers in the United States.

                              INTERNATIONAL STOCKS

360 DigiTech, Inc., incorporated in the Cayman Islands and headquartered in
Shanghai, China, is a digital consumer finance platform. The company, through its subsidiaries, provides online consumer finance products to borrowers funded by institutional funding partners.

ASE Technology Holding Co., Ltd., headquartered in Kaohsiung, Taiwan, is a technology company. Through its subsidiaries, the company provides semiconductor packaging and testing as well as electronic manufacturing services worldwide.

BHP Group Ltd (ADR), headquartered in Melbourne, Australia, operates as an international diversified natural resources company. The company explores for, develops and markets petroleum, potash, aluminum, nickel, manganese ore and alloys, copper, silver and lead, among other resources. The company serves various utilities, steel producers and industrial users.

Companhia Paranaense de Energia-Copel (Preference, ADR), headquartered in
Curitiba, Brazil, through its subsidiaries, engages in the generation, transmission and distribution of electricity. The company serves industrial, residential, commercial and rural customers primarily in the state of Parana,
Brazil.

Danaos Corporation, headquartered in Piraeus, Greece, through its subsidiaries, engages in the ownership and operation of container and dry cargo type vessels.

FinVolution Group (ADR), incorporated in the Cayman Islands and headquartered in Shanghai, China, is an online consumer finance marketplace. The company connects borrowers and investors in China whose needs are unserved or underserved by traditional financial institutions.

Gerdau S.A. (ADR), headquartered in Sao Paulo, Brazil, provides steel products and services. The company is engaged in the production and commercialization of crude steel and related long-rolled products, drawn products and long specialty products.

Golden Ocean Group Limited, headquartered in Hamilton, Bermuda, together with its subsidiaries, engages in the international seaborne transportation of crude oil.

Kenon Holdings Ltd., headquartered in Singapore, operates and develops power generation facilities internationally. The generation plants operate on natural gas and diesel.

KT Corporation (ADR), headquartered in Seongnam, South Korea, is a South
Korean integrated wired and wireless telecommunication service provider. The company provides telecommunication services including local, long distance, satellite communication, data transmission and wireless telephone services.

Novartis AG (ADR), headquartered in Basel, Switzerland, manufactures health care products for use in a broad range of medical fields, as well as nutritional and agricultural products. The company markets its products worldwide.

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

SFL Corp. Ltd., headquartered in Hamilton, Bermuda, engages primarily in the ownership and operation of oil tankers. The company is also involved in the charter, purchase and sale of vessels.

Shell Plc (ADR), headquartered in London, England, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

Star Bulk Carriers Corp., headquartered in Athens, Greece, is a shipping company. The company provides transportation solutions in the dry bulk sector worldwide.

Stellantis N.V., incorporated in the Netherlands and headquartered in London,
England, is an international automotive group. The company is engaged in designing, manufacturing, engineering, distributing and selling vehicles and production systems.

Suncor Energy Inc., headquartered in Calgary, Canada, is an integrated energy company focused on developing petroleum basins in Western Canada. The company also acquires, develops, produces and markets crude oil and natural gas in
Canada and internationally, and markets petroleum and petrochemical products primarily in Canada.

Ternium S.A. (ADR), headquartered in Luxembourg City, Luxembourg, through its primarily Latin American-based subsidiaries, engages in the manufacture and distribution of processed steel products. The company's products include steel sheets and rolled coils, pre-painted sheets, steel bars and wire rod.

Triton International Limited, headquartered in Hamilton, Bermuda, leases intermodal containers and chassis. Together with its subsidiaries, the company both leases and trades shipping equipment.

Vale S.A. (ADR), headquartered in Rio de Janeiro, Brazil, is a large producer and exporter of iron ore and pellets, as well as a producer of manganese and ferro-alloys, which are very important raw materials for steelmaking. The company also produces copper, bauxite, kaolin, potash, alumina and aluminum.

                                     REITS

Alexander's, Inc., headquartered in Paramus, New Jersey, is a real estate investment trust. The company focuses primarily in leasing, managing, developing and redeveloping properties.

Annaly Capital Management, Inc., headquartered in New York, New York, is an externally managed real estate investment trust. The company owns and manages a portfolio of real estate related investments, including mortgage-backed securities and other securities representing interests in or obligations backed by pools of mortgage loans.

Apartment Income REIT Corp., headquartered in Denver, Colorado is a real estate investment trust. The company specializes in the ownership and management of quality apartment communities located in the largest markets in the United States.

Apple Hospitality REIT, Inc., headquartered in Richmond, Virginia, is a real estate investment trust. The company focuses its investments on the acquisition and ownership of income-producing real estate, primarily in resorts and hotels throughout the United States.

Brixmor Property Group Inc., headquartered in New York, New York, together with its subsidiaries, is a real estate investment trust which owns and operates grocery shopping centers. The company serves customers in the United
States.

Equity Residential, headquartered in Chicago, Illinois, is a self-managed real estate investment trust engaged in the acquisition, disposition, ownership, management and operation of multifamily properties.

Gaming and Leisure Properties, Inc., headquartered in Wyomissing,
Pennsylvania, is a real estate investment trust. The company owns and leases casino facilities.

Getty Realty Corp., headquartered in New York, New York, operates as a real estate investment trust. The company engages in the ownership and leasing of retail motor fuel and convenience store properties, and petroleum distribution terminals in the Northeastern and Middle Atlantic states.

Highwoods Properties, Inc., headquartered in Raleigh, North Carolina, is a real estate investment trust which acquires, develops, manages and leases suburban office and industrial properties through its operating partnership and subsidiaries. The company operates in the southeastern and midwestern regions of the United States.

Kimco Realty Corporation, headquartered in Jericho, New York, is a self-
managed real estate investment trust. The company owns and operates neighborhood and community shopping centers in the United States, Puerto Rico and Canada.

Lamar Advertising Company, headquartered in Baton Rouge, Louisiana, is a real estate investment trust. The company provides advertising space on billboards, posters and bulletins in the United States and Canada.

LTC Properties, Inc., headquartered in Westlake Village, California, is a self-
managed real estate investment trust that primarily invests in long-term care and other healthcare-related properties through mortgage loans, property lease transactions and other investments.

LXP Industrial Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

Medical Properties Trust, Inc., headquartered in Birmingham, Alabama, is a real estate investment trust that acquires and develops health care facilities and leases the facilities to health care operating companies.

Omega Healthcare Investors, Inc., headquartered in Hunt Valley, Maryland, is a real estate investment trust that invests in income-producing health care facilities, principally those that provide long-term care.

PotlatchDeltic Corporation, headquartered in Spokane, Washington, operates as a real estate investment trust that owns and manages timberlands located in
Arkansas, Idaho, Minnesota and Wisconsin.

Regency Centers Corporation, headquartered in Jacksonville, Florida, operates as a real estate investment trust. The company owns, operates and develops community and neighborhood shopping centers that are tenanted by grocers, category-leading anchors, specialty retailers and restaurants.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-
managed real estate investment trust. The company is engaged in the ownership, development and management of regional malls and shopping centers.

SITE Centers Corp., headquartered in Beachwood, Ohio, is a self-administered and self-managed real estate investment trust. The company acquires, owns, develops, redevelops and manages shopping centers. The company has properties in the United States, Puerto Rico and Brazil.

Spirit Realty Capital, Inc., headquartered in Dallas, Texas, is a publicly traded real estate investment trust. The company invests in single tenant operationally essential real estate, which refers to generally free-standing, commercial real estate to tenants engaged in retail, service and distribution industries.

                         Target Growth Strategy Stocks

Advanced Drainage Systems, Inc., headquartered in Hilliard, Ohio, designs, manufactures, and sells thermoplastic corrugated pipes and related water management items for different applications internationally. The company also distributes construction products for soil stabilization.

AmerisourceBergen Corporation, headquartered in Conshohocken, Pennsylvania, is a wholesale distributor of pharmaceuticals and related health care services to a variety of health care providers.

Builders FirstSource, Inc., headquartered in Dallas, Texas, is engaged in the manufacture and supply of structural building products for new residential construction in the United States. The company offers various prefabricated components such as stairs, window and door products and millwork products such as exterior trim, columns and posts, among others.

C.H. Robinson Worldwide, Inc., headquartered in Eden Prairie, Minnesota, offers multimodal transportation services and a variety of logistics solutions, including fresh produce sourcing and freight consolidation. The company operates a network of offices in the United States and internationally.

Carlisle Companies Incorporated, headquartered in Scottsdale, Arizona, engages in the manufacture and distribution of products to various industries worldwide. The company produces construction materials, electronic and technology components, braking and friction systems and food service products.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

ConocoPhillips, headquartered in Houston, Texas, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Continental Resources, Inc., headquartered in Oklahoma City, Oklahoma, operates as a crude-oil concentrated, independent oil and natural gas exploration and production company throughout the United States.

Devon Energy Corporation, headquartered in Oklahoma City, Oklahoma, together with its subsidiaries, is an energy company engaged primarily in oil and gas exploration, development and production. The company's operations are concentrated in the United States and Canada.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting and consulting services to business clients.

Keysight Technologies, Inc., headquartered in Santa Rosa, California, is an electronics testing and measurement company. The company works with clients in the telecommunications, aerospace/defense, and computer industries to create instruments, software, and related tools for use in the design, development, manufacture, installation and operation of electronics equipment.

KLA Corporation, headquartered in Milpitas, California, designs and manufactures yield management and process monitoring systems for the semiconductor industry. The company's systems analyze process and product quality in the manufacture of circuits to identify fabrication problems, marketing its systems globally.

Lattice Semiconductor Corporation, headquartered in Hillsboro, Oregon, designs, develops and markets high-performance programmable logic devices
(PLDs) and related software.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, refines, markets and transports petroleum products. The company's operations are concentrated primarily in the Midwest, Southeast and
Gulf Coast regions of the United States. The company has retail operations under the brand names "Marathon" and "Speedway."

Matador Resources Company, headquartered in Dallas, Texas, is an independent energy company engaged in the exploration and production of oil and natural gas resources. The company primarily holds interest in the South and Southwest regions of the United States.

Merck & Co., Inc., headquartered in Kenilworth, New Jersey, is a global health care company that discovers, develops and markets a broad range of human and animal health care products and services. The company also administers managed prescription drug programs.

Murphy USA Inc., headquartered in El Dorado, Arkansas, operates a chain of retail stations in the United States. The company's retail stations offer motor fuel products and convenience merchandise.

NRG Energy, Inc., headquartered in Houston, Texas, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

Occidental Petroleum Corporation, headquartered in Houston, Texas, is a multinational organization whose principal business segments are oil and gas exploration and production, as well as chemical and vinyl manufacturing and marketing.

Old Dominion Freight Line, Inc., headquartered in Thomasville, North Carolina, is a motor carrier. The company operates inter- and multi-regionally and transports less-than-truckload shipments of general commodities, including consumer goods, textiles and capital goods.

ON Semiconductor Corporation, headquartered in Phoenix, Arizona, designs, manufactures, and markets semiconductor components worldwide. The company's products are used in a variety of industries, including automotive, networking and telecom, medical diagnostics, and more.

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service and parts, finance and other aftermarket products through a network of franchised automobile dealerships.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company that provides cutting, leveling, sawing, machining and electropolishing services. The company operates processing and distribution facilities throughout the United States and worldwide.

Shockwave Medical, Inc., headquartered in Santa Clara, California, is a medical technology company. The company develops and markets medical devices used for treating cardiovascular health.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, is a manufacturer of steel products and a metals recycler. The company operates in three segments: steel operations, metals recycling and steel fabrication.

The TJX Companies, Inc., headquartered in Framingham, Massachusetts, is an off-
price apparel and home fashions retailer. The company operates "T.J. Maxx,"
"Marshalls," "HomeGoods" and "T.K. Maxx" stores in the United States and internationally.

Ulta Beauty, Inc., headquartered in Bolingbrook, Illinois, is a beauty retailer. The company offers cosmetics, fragrance, skin, haircare products and salon services.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair and operating supplies, services and related information. The company provides its services to commercial, industrial, contractor and institutional markets globally.

Williams-Sonoma, Inc., headquartered in San Francisco, California, operates retail stores, mainly under the names "Williams-Sonoma," "Pottery Barn" and
"Hold Everything," and mail order catalogs, which offer cooking and serving equipment, casual home furnishings, accessories and housewares, and household storage products.

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A10 Networks, Inc., headquartered in San Jose, California, is a provider of application networking technologies. The company's products enable service providers, enterprises and government organizations to accelerate and optimize the performance of their networks and data center applications.

Aehr Test Systems, Inc., headquartered in Fremont, California, is a semiconductor equipment and materials company. The company develops and manufactures burn-in and test equipment for the semiconductor industry worldwide.

Amphastar Pharmaceuticals, Inc., headquartered in Rancho Cucamonga,
California, together with its subsidiaries, is a specialty pharmaceutical company. The company focuses primarily on developing, manufacturing, marketing and distributing generic and proprietary injectable, inhalation and intranasal products.

The Andersons, Inc., headquartered in Maumee, Ohio, is a diversified company with roots in the agricultural industry. The company is involved in the storage and merchandising of grains, the operation of ethanol production facilities, the sale and maintenance of railcars, the manufacture of fertilizers and other corncob-based products, and the operation of retail stores.

BlueLinx Holdings Inc., headquartered in Atlanta, Georgia, together with its subsidiaries, is an industrial products distributor. The company distributes structural construction products including plywood, rebar, engineered wood, vinyl and metal products.

Cars.com Inc., headquartered in Chicago, Illinois, together with its subsidiaries, is a digital marketplace for automobiles and automobile services. The company buys, sells and trades automobiles and provides service and repair options and estimates.

Centrus Energy Corp. (Class A), headquartered in Bethesda, Maryland, a global energy company, is engaged in the production and sale of uranium fuel enrichment services for commercial nuclear power plants.

The Chefs' Warehouse, Inc., headquartered in Ridgefield, Connecticut, is a specialty foods distributor in the United States and Canada. The company offers charcuterie, specialty cheeses, oils and vinegars, truffles, caviar and chocolate products.

Cohu, Inc., headquartered in Poway, California, designs, manufactures and sells semiconductor test handling equipment for the semiconductor industry worldwide. The company also manufactures closed circuit television cameras, metal detection instruments and microwave communications equipment.

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a provider of health care staffing services. The company's services include travel nurse and allied health staffing, per diem nurse staffing and clinical research trials staffing.

CSG Systems International, Inc., headquartered in Greenwood Village, Colorado, is an information technology company. The company provides revenue management and billing solutions for communications markets worldwide.

Donnelley Financial Solutions, Inc., headquartered in Chicago, Illinois, is a leading global risk and compliance solutions company. The company provides filing and deal solutions through its software, technology-enabled services and distribution solutions to both public and private companies.

Encore Capital Group, Inc., headquartered in San Diego, California, is an international specialty finance company. The company provides debt recovery solutions for consumers and property owners across a broad range of financial assets.

Funko, Inc. (Class A), headquartered in Everett, Washington, is a consumer products company. The company designs and manufactures toys, licensed pop culture goods, collectables, keychains, accessories, apparel and related products.

Green Brick Partners, Inc., headquartered in Plano, Texas, is a land development and homebuilding company. The company acquires and develops land and engages in the building of homes for residential neighborhoods and planned communities.

Griffon Corporation, headquartered in New York, New York, is a diversified manufacturer with operations in building products, electronic information and communication systems, and specialty plastic films.

Harmonic Inc., headquartered in San Jose, California, makes and sells high performance video infrastructure products and system solutions. The company's products enable providers to deliver a full range of video services to consumer devices, including personal computers, televisions, tablets and smartphones.

Hope Bancorp, Inc., headquartered in Los Angeles, California, operates as a bank holding company for BBCN Bank that provides business banking products to small- and medium-sized companies. The company specializes in commercial real estate and business lending.

Ingles Markets, Incorporated, headquartered in Asheville, North Carolina, is a consumer staples company. The company operates a supermarket chain in the southeastern United States.

Intrepid Potash, Inc., headquartered in Denver, Colorado, engages in the extraction, production, and sale of potassium containing products in the
United States. The company mines and markets potash for use as a fertilizer as well as offering by-products, such as salt and magnesium chloride. The company serves the agricultural, animal feed and industrial markets.

Lindsay Corporation, headquartered in Omaha, Nebraska, through its subsidiaries, engages in the design and manufacture of self-propelled center pivot and lateral move irrigation systems for the agricultural industry in the
United States and internationally.

Materion Corporation, headquartered in Mayfield Heights, Ohio, is a materials solutions company that engages in the production and supply of high-
performance engineered materials in the United States and internationally.

MYR Group Inc., headquartered in Henderson, Colorado, is a specialty contractor serving the electrical infrastructure market in the United States.
The company provides transmission and distribution services to the electric utility and renewable energy industries. The company also designs and installs industrial and commercial wiring, as well as roadway and tunnel lighting.

Northwest Bancshares, Inc., headquartered in Warren, Pennsylvania, is the stock holding company of Northwest Savings Bank and Jamestown Savings Bank which provide retail banking services throughout Pennsylvania, Ohio and New
York.

Northwest Natural Holding Company, headquartered in Portland, Oregon, operates as a holding company. Through its subsidiaries, the company builds and maintains natural gas distribution systems and invests in natural gas pipeline projects.

Nu Skin Enterprises, Inc. (Class A), headquartered in Provo, Utah, is a global direct selling company. The company develops and distributes anti-aging personal care products and nutritional supplements, and markets its products in the Americas, Europe and the Asia Pacific region.

Oxford Industries, Inc., headquartered in Atlanta, Georgia, is a global designer, manufacturer, marketer and wholesaler of lifestyle apparel products.
The company's brands include "Tommy Bahama" and "Lilly Pulitzer" and are available in retail stores and on e-commerce sites.

Par Pacific Holdings, Inc., headquartered in Houston, Texas, is an oil and gas company. In addition to distributing oil and gas products to retailers, the company owns and operates oil and gas refineries.

Photronics, Inc., headquartered in Brookfield, Connecticut, manufactures and sells photomasks: photographic quartz plates containing microscopic images of electronic circuits used as masters to transfer circuit patterns onto semiconductor wafers. The company operates globally.

Ranger Oil Corp., headquartered in Houston, Texas, is an oil and gas company.
The company is involved in onshore exploration, development, and production of crude oil and natural gas within the United States.

SIGA Technologies, Inc., headquartered in New York, New York, is a commerical-
stage pharmaceutical company. The company engages in the development and commercialization of solutions for serious unmet medical needs and biothreats.

SilverBow Resources, Inc., headquartered in Houston, Texas, is an oil and gas company.

SpartanNash Company, headquartered in Grand Rapids, Michigan, engages in distributing and retailing groceries in the United States. The company offers dry groceries, produce, dairy products, meat, frozen food, seafood, floral products, general merchandise, beverages, tobacco products, health and beauty care products, delicatessen items, and bakery goods, as well as pharmacy services.

Stride Inc., headquartered in Herndon, Virginia, is a technology-based education company that provides proprietary curriculum and educational services for online delivery to students in kindergarten through 12th grade primarily in the United States.

Supernus Pharmaceuticals, Inc., headquartered in Rockville, Maryland, is a pharmaceutical company. The company develops and markets products for the treatment of central nervous system diseases in the United States.

Syndax Pharmaceuticals, Inc., headquartered in Waltham, Massachusetts, is a clinical stage biopharmaceutical company. The company develops therapies for the treatment of cancer.

Talos Energy Inc., headquartered in Houston, Texas, is an independent exploration and production company of oil and natural gas properties. The company operates in North America and the Gulf of Mexico.

TimkenSteel Corporation, headquartered in Canton, Ohio, is a steel products manufacturer. The company makes and supplies precision steel components and machining and thermal treatment services.

VAALCO Energy, Inc., headquartered in Houston, Texas, owns crude oil and natural gas producing properties and conducts exploration activities as operator of a consortium in Gabon, West Africa, and holds minor interests in the Texas Gulf Coast area.

Veeco Instruments Inc., headquartered in Plainview, New York, designs, manufactures, markets and services a line of equipment primarily used by manufacturers in the data storage, semiconductor and
telecommunications/wireless industries.

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Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Badger Meter, Inc., headquartered in Milwaukee, Wisconsin, markets and manufactures flow measurement and control products worldwide. The company's products include water meters and related technologies as well as products to measure and control materials flowing through a pipe, such as water, air, oil, food and beverage and pharmaceuticals in production. The company's products also have applications in the heating, ventilating and air-conditioning industries.

Biogen Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company. The company primarily engages in the research, development and manufacture of targeted therapies for the treatment of neurodegenerative diseases, hematologic conditions and autoimmune disorders.

Builders FirstSource, Inc., headquartered in Dallas, Texas, is engaged in the manufacture and supply of structural building products for new residential construction in the United States. The company offers various prefabricated components such as stairs, window and door products and millwork products such as exterior trim, columns and posts, among others.

Fiserv, Inc., headquartered in Brookfield, Wisconsin, provides information management technology and related services to banks, broker/dealers, credit unions, financial planners and investment advisers, insurance companies, leasing companies, mortgage lenders and savings institutions.

Forward Air Corporation, headquartered in Greeneville, Tennessee, provides transportation services to air freight forwarders, air cargo carriers, and domestic and international airlines. The company also operates a truckload business that transports a wide range of commodities in both interstate and intrastate commerce.

Franklin Electric Co., Inc., headquartered in Fort Wayne, Indiana, is primarily engaged in the design, manufacture and distribution of water and fuel pumping systems worldwide.

Hub Group, Inc., headquartered in Oak Brook, Illinois, is an intermodal marketing company and a full-service transportation provider. The company offers intermodal, truck brokerage and comprehensive logistics services.

Lincoln Electric Holdings, Inc., headquartered in Cleveland, Ohio, through its subsidiaries, engages in the manufacture and resale of welding and cutting products worldwide.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Mueller Industries, Inc., headquartered in Collierville, Tennessee, is a manufacturer of copper, brass, plastic and aluminum products. The company's products include aluminum and brass forgings, plastic fittings and valves, brass and copper alloy rods and bars, and refrigeration valves.

Murphy USA Inc., headquartered in El Dorado, Arkansas, operates a chain of retail stations in the United States. The company's retail stations offer motor fuel products and convenience merchandise.

New Fortress Energy Inc., headquartered in New York, New York, is a global energy infrastructure company. The company provides energy and development services worldwide.

Olin Corporation, headquartered in Clayton, Missouri, manufactures bleach products that have various applications in the household, recreational, industrial, paper, textile and other manufacturing industries. The company also manufactures and distributes ammunition, reloading components and industrial cartridges for various weaponry.

Otter Tail Corporation, headquartered in Fergus Falls, Minnesota, through its subsidiaries, operates in four business segments: electric, manufacturing, construction and plastics. The electric segment includes the production, sale and transmission of energy in Minnesota, North Dakota and South Dakota. The manufacturing segment specializes in metal fabrication and production of custom plastic parts and PVC pipe with customers across the United States and
Canada.

Packaging Corporation of America, headquartered in Lake Forest, Illinois, engages in the manufacture and sale of container board and corrugated packaging products in the United States. The company produces multi-color boxes as well as wax-coated boxes for agricultural products.

Photronics, Inc., headquartered in Brookfield, Connecticut, manufactures and sells photomasks: photographic quartz plates containing microscopic images of electronic circuits used as masters to transfer circuit patterns onto semiconductor wafers. The company operates globally.

PTC Inc., headquartered in Boston, Massachusetts, develops, markets and supports computer software and services. The company's software solutions products are used worldwide.

STMicroelectronics N.V., incorporated in the Netherlands and headquartered in
Geneva, Switzerland, designs, develops, makes and markets a broad range of semiconductor integrated circuits and discrete devices used in a variety of microelectronic applications, including telecommunications and computer systems, consumer products, automotive products and industrial automation and control systems.

Stride Inc., headquartered in Herndon, Virginia, is a technology-based education company that provides proprietary curriculum and educational services for online delivery to students in kindergarten through 12th grade primarily in the United States.

T-Mobile US, Inc., headquartered in Bellevue, Washington, offers mobile communications services under the "T-Mobile" brands in the United States,
Puerto Rico and the U.S. Virgin Islands. The company's brands include "T-
Mobile," "MetroPCS" and "GoSmart."

United Therapeutics Corporation, headquartered in Silver Spring, Maryland, engages in the development and commercialization of therapeutic products for patients with chronic and life-threatening diseases. The company's products are primarily focused in the therapeutic areas of cardiovascular, cancer and infectious diseases.

UnitedHealth Group Incorporated, headquartered in Minnetonka, Minnesota, is a diversified health and well-being company that provides services in the United
States and internationally. The company provides benefit plans and services for employers of all sizes and for individuals, pharmacy services and programs, claims processing and patient support programs.

VeriSign, Inc., headquartered in Reston, Virginia, provides digital certificate solutions and infrastructure needed to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets. The company's products are used by corporations, government agencies, trading partners and individuals.

WillScot Mobile Mini Holdings Corp., headquartered in Phoenix, Arizona, is a warehousing and storage services company. Together with its subsidiaries, the company leases and sells portable storage solutions and various specialty rental services in North America.

We have obtained the foregoing company descriptions from third-party sources we deem reliable.

Undertaking

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

CONTENTS OF REGISTRATION STATEMENT

A.	Bonding Arrangements of Depositor:

First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B.	This Registration Statement on Form S-6 comprises the following papers and documents:

The facing sheet

The Prospectus

The signatures

Exhibits

SIGNATURES

The Registrant, FT 10330, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT 3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT 3689; FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143; FT 4260; FT 4746; FT 4789; FT 5039; FT 5415; FT 7033; FT 7256; FT 7935; FT 8495; FT 8669; FT 8713; FT 8740; FT 8746; FT 8758; FT 8817; FT 8955; FT 8956; FT 8965; FT 8976; FT 8978; FT 8993; FT 8994; FT 8997; FT 9039; FT 9040; FT 9042; FT 9058; FT 9068; FT 9203; FT 9204; FT 9303; FT 9305; FT 9326; FT 9327; FT 9372; FT 9401; FT 9402; FT 9403; FT 9474; FT 9513; FT 9514; FT 9611; FT 9630; FT 9709; FT 9872; FT 9908; FT 9911; FT 9923; FT 9937; FT 9950; FT 9961; FT 9977; FT 9978; FT 10051; FT 10057; FT 10105; FT 10109; FT 10121; FT 10272 and FT 10295 for purposes of the representations required by Rule 487 and represents the following:

(1)       that the portfolio securities deposited in the series with respect to which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

(2)       that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

(3)       that it has complied with Rule 460 under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 10330, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on October 7, 2022.

FT 10330

By:	First Trust Portfolios L.P. Depositor

By:	/s/ Elizabeth H. Bull Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

Name	Title*	Date

James A. Bowen	Director of The Charger Corporation, the General Partner of First Trust Portfolios L.P., and Chief Executive Officer of First Trust Portfolios L.P.	) ) ) )By: /s/ Elizabeth H. Bull ) Attorney-in-Fact** ) October 7, 2022
James M. Dykas	Chief Financial Officer of First Trust Portfolios L.P.	) )
Christina Knierim	Controller of First Trust Portfolios L.P.	) )

*	The title of the person named herein represents his or her capacity in and relationship to First Trust Portfolios L.P., the Depositor.
**	Executed copies of the related powers of attorney were filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 10131 (File No. 333-264568) and the same is hereby incorporated herein by this reference.

CONSENT OF COUNSEL

The consent of counsel to the use of its name in the Prospectus included in this Registration Statement is contained in its opinion filed as Exhibits 3.1, 3.2 and 3.3 of the Registration Statement.

Consent of Independent Registered Public Accounting Firm

The consent of Deloitte & Touche LLP to the use of its name in the Prospectus included in the Registration Statement is filed as Exhibit 4.1 to the Registration Statement.

EXHIBIT INDEX

1.1	Standard Terms and Conditions of Trust for FT 10292 and certain subsequent Series, effective September 7, 2022 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee and First Trust Advisors L.P., as Portfolio Supervisor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-266325] filed on behalf of FT 10292).

1.1.1	Trust Agreement for FT 10330, effective October 7, 2022 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, and First Trust Advisors L.P., as Portfolio Supervisor.

1.2	Certificate of Limited Partnership of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.3	Amended and Restated Limited Partnership Agreement of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form

S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.4	Articles of Incorporation of Nike Securities Corporation, predecessor to The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.5	By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.7	Fund of Funds Agreements (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-261661] filed on behalf of FT 9909, Amendment No. 1 to Form S-6 [File No. 333-261297] filed on behalf of FT 9857, Amendment No. 1 to Form S-6 [File No. 333-262164] filed on behalf of FT 9948, Amendment No. 1 to Form S-6 [File No. 333-262344] filed on behalf of FT 9965 and Amendment No. 1 to Form S-6 [File No. 333-263845] filed on behalf of FT 10083).

2.2	Code of Ethics (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-224320] filed on behalf of FT 7359).

3.1	Opinion of counsel as to legality of securities being registered.

3.2	Opinion of counsel as to Federal income tax status of securities being registered.

3.3	Opinion of counsel as to New York (state and city) tax status of securities being registered.

4.1	Consent of Independent Registered Public Accounting Firm.

6.1	List of Principal Officers of the Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-236093] filed on behalf of FT 8556).

7.1	Powers of Attorney executed by the Officers listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-264568] filed on behalf of FT 10131).